SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )

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☑ Definitive Proxy Statement

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Lockheed Martin Corporation

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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Lockheed Martin Corporation
6801 Rockledge Drive Bethesda, MD 20817
Robert J. Stevens
Chairman, President and Chief Executive Officer
March 22, 2006
Dear Fellow Stockholder:
     On behalf of our Board of Directors, I cordially invite you to attend Lockheed Martin Corporation’s 2006 Annual Meeting of Stockholders on Thursday, April 27, 2006, at 10:30 a.m. Eastern time, at the Norfolk Marriott Waterside Hotel, 235 East Main Street, Norfolk, Virginia 23510. You are also invited to join the Board of Directors and representatives of senior management at a reception beginning at 10:00 a.m. If you are unable to join us in person, you can listen to a webcast of the Annual Meeting, accessible through the Lockheed Martin website, http://www.lockheedmartin.com/investor.
     The Annual Meeting will begin with a report on your company’s 2005 performance followed by discussion and voting on matters set forth in the accompanying Notice of Annual Meeting and Proxy Statement.
     Whether or not you plan to attend, please be sure your shares are voted. Your shares are represented at the meeting by returning your voting instructions in the enclosed envelope. If you plan on attending, let us know by marking the appropriate box on the Annual Meeting Proxy Card, or by indicating your plans when you cast your vote by internet or telephone.
     I look forward to seeing you in Norfolk.

Sincerely,

Robert J. Stevens

LOCKHEED MARTIN CORPORATION
6801 Rockledge Drive
Bethesda, Maryland 20817

NOTICE OF 2006 ANNUAL MEETING OF STOCKHOLDERS

DATE	Thursday, April 27, 2006

TIME	10:30 a.m. Eastern time (Stockholder reception begins at 10:00 a.m.)

PLACE	Norfolk Marriott Waterside Hotel 235 East Main Street Norfolk, Virginia 23510

WEBCAST	A live webcast of the Annual Meeting of Stockholders (“Annual Meeting”) will feature audio of the meeting, including management presentations, and video of presentation charts. The webcast can be accessed on the Lockheed Martin website, http://www.lockheedmartin.com/investor.

ITEMS OF BUSINESS	(1) Election of fifteen directors to serve on the Board for a one-year term ending at next year’s annual meeting;

(2) Ratification of the appointment of Ernst & Young LLP, an independent registered public accounting firm, as our independent auditors for this year;

(3) Management Proposal –Adoption of Performance Goals Within the 2006 Management Incentive Compensation Plan;

(4) Management Proposal – Approval of Amendment and Restatement of The Charter;

(5) Four stockholder proposals shown and discussed in the accompanying Proxy Statement; and

(6) Consideration of any other matters which may properly come before the meeting.

RECORD DATE	Holders of Lockheed Martin Corporation common stock of record at the close of business on March 1, 2006 are entitled to vote at the meeting.

ANNUAL REPORT	The Corporation’s 2005 Annual Report on Form 10-K (the “Annual Report”) which is not part of the proxy soliciting materials, is enclosed.

PROXY VOTING	It is important that your shares be represented and voted at the Annual Meeting. You can vote your shares by completing and returning the Annual Meeting Proxy Card (“Proxy Card”) sent to you. Stockholders can also vote their shares over the internet or by telephone. Instructions for internet and telephone voting are printed on the Proxy Card.

Lillian M. Trippett
Vice President, Corporate Secretary and
Associate General Counsel
March 22, 2006

 i

GENERAL INFORMATION
Lockheed Martin Corporation (the “Corporation”) is furnishing this Proxy Statement to solicit proxies on behalf of the Board of Directors (the “Board”) of the Corporation for the Annual Meeting to be held on Thursday, April 27, 2006 at 10:30 a.m. Eastern time at the Norfolk Marriott Waterside Hotel, 235 East Main Street, Norfolk, Virginia 23510, and at any adjournment or postponement thereof. Please refer to the directions to the meeting location that appear at the back of this Proxy Statement. Our principal executive office is located at 6801 Rockledge Drive, Bethesda, Maryland 20817. The Notice of the Annual Meeting, this Proxy Statement, the Proxy Card and the enclosed Annual Report will be sent to our stockholders commencing on or about March 22, 2006.
Annual Meeting Admission
An admission ticket or proof of ownership (such as a recent brokerage statement or letter from your broker showing that you owned Lockheed Martin’s stock as of March 1, 2006) and a form of photo identification are required for admission to the meeting. A detachable admission ticket is attached to your Proxy Card. Internet voters will be guided to a site where they will be able to print an admission ticket.
All bags, briefcases and packages will be held at registration and will not be allowed in the meeting.
“Householding” of Documents
We send only one Annual Report and Proxy Statement to eligible stockholders who share a single address, unless we have received instructions to the contrary from any stockholder at that address. This practice, known as “householding,” is designed to reduce our printing and postage costs. If a registered stockholder residing at an address with other registered stockholders wishes to receive a separate Annual Report or Proxy Statement in the future, he or she may contact Computershare Trust Company, N.A., Shareholder Relations, P.O. Box 43023, Providence, RI 02940-3023 or call 1-877-498-8861. If you own shares through a bank, broker, or other nominee, you should contact the nominee concerning householding procedures.
View Future Annual Reports and Proxy Statements Online and Reduce Mailing Costs
Registered and beneficial stockholders wishing to view future Annual Reports and Proxy Statements over the internet rather than receiving copies in the mail should go online at http://www.shareholder.com/lmt/shareholder.cfm and complete the online consent form. Your request for electronic transmission will remain in effect for all future Annual Reports and Proxy Statements, unless it is withdrawn. Withdrawal procedures are also located online at the above referenced website.
Requests for Written Copies of 2005 Annual Report
We will provide, without charge, a copy of our Annual Report for the year ended December 31, 2005, filed with the Securities and Exchange Commission (“SEC”) upon the written request of any registered or beneficial owner of common stock entitled to vote at the Annual Meeting. Requests should be made by mailing Investor Relations, Lockheed Martin Corporation, 6801 Rockledge Drive, Bethesda, Maryland 20817, by calling Lockheed Martin Shareholder Direct at 1-800-568-9758 or by accessing the Lockheed Martin website at http://www.lockheedmartin.
com/investor. The SEC also maintains a website at http://www.sec.gov that contains reports, proxy statements and other information regarding registrants including Lockheed Martin.
2007 Annual Meeting and Stockholder Proposals
Under the SEC’s Rule 14a-8, proposals of stockholders to be presented at our 2007 Annual Meeting must be received by the Secretary of the Corporation at our principal executive office no later than November 17, 2006 to be included in the Proxy Statement and on the Proxy Card that will be solicited by the Board. The inclusion of any proposal will be subject to applicable rules of the SEC.

GENERAL INFORMATION
Our bylaws require advance notice of any proposal by a stockholder intended to be presented at the Annual Meeting that is not included in our notice of meeting and proxy statement or made by or at the direction of the Board, including any proposal for the nomination for election of a director. To be properly brought before the 2007 Annual Meeting, written notice of nominations for directors or other business to be introduced by a stockholder must be received between the dates of November 17, 2006 and December 15, 2006, inclusive. A notice of a stockholder proposal must contain specified information concerning the matter to be brought before the meeting and concerning the stockholder proponent. Any waiver by us of these requirements relating to a particular stockholder proposal will not constitute a waiver of any other stockholder proposal nor will it obligate us to waive these requirements regarding future submissions of that or any other stockholder proposal. A complete list of the information required to be included in a stockholder proposal may be found in Section 1.11 of our bylaws on our website at http://www.lockheedmartin.com/investor.
Corporate Governance Information
Stockholders will find information about our corporate governance practices on Lockheed Martin’s website at http://www.lockheedmartin.com/investor. Our website contains information about our Board, Board committees, copies of our bylaws and charter, Code of Ethics and Business Conduct and Corporate Governance Guidelines. Information about our insider transactions is also available on our website. Stockholders may obtain, without charge, hard copies of the above documents by writing to Lockheed Martin Investor Relations, 6801 Rockledge Drive, Bethesda, MD 20817.
How to Contact the Non-management Directors of Lockheed Martin Corporation
The Nominating and Corporate Governance Committee of the Lockheed Martin Board has created a process by which parties may communicate confidentially with the presiding director or with the non-management directors as a group. If you wish to raise a question or concern to the presiding director or the non-management directors as a group, you may do so by contacting:
Mr. James R. Ukropina
Chairman, Nominating and Corporate Governance Committee
or
Nominating and Corporate Governance Committee
Lockheed Martin Corporation
6801 Rockledge Drive, MP 200-10
Bethesda, MD 20817
All correspondence is reviewed by the Secretary of the Corporation. At the direction of the Board, correspondence regarding routine stockholder matters and services (e.g., stock transfer, dividends, etc.) will be resolved by the Secretary of the Corporation. Concerns relating to accounting, internal controls or auditing matters are immediately brought to the attention of the Audit Committee. All other correspondence is forwarded to the Chairman of the Nominating and Corporate Governance Committee who will determine whether full Board attention is required. Any director may at any time review a log of all correspondence received by the Corporation that is addressed to the Board and request copies of such correspondence.

VOTING INFORMATION
We are soliciting your vote on the election of directors, ratification of the appointment of the independent auditors, a management proposal on the adoption of the performance goals within the 2006 Management Incentive Compensation Plan, a management proposal to approve the Amendment and Restatement of The Charter and four stockholder proposals. Stockholders as of the close of business on the record date, March 1, 2006 are entitled to vote at the Annual Meeting. On March 1, 2006 there were 439,114,935 shares outstanding of Lockheed Martin’s common stock, $1.00 par value per share. Each share outstanding on the record date (including shares held through Direct Invest, our dividend reinvestment and stock purchase plan or through our employee benefit plans) is entitled to one vote on each proposal presented at the Annual Meeting. The number of shares held in your account(s) is shown on the Proxy Card sent to you.
How to Vote
Registered stockholders may vote their proxy by internet, telephone or mail, as explained below. Doing so does not limit your right to vote at the Annual Meeting. If your shares are registered in your name, you will need the control number that appears on your Proxy Card when you access the website or when you call. If your shares are held in the name of a broker, bank or other nominee, you will be provided voting instructions from the nominee.
•	INTERNET: Access the internet voting site at http://www.computershare.com/expressvote 24 hours a day up until 11:59 p.m. on April 26, 2006. Instructional screen prompts will guide you through the voting process and a confirmation of your voting selections will be required before your vote is recorded.

•	TELEPHONE: Dial toll free 1-800-652-8683, 24 hours a day up until 11:59 p.m. on April 26, 2006 (or 1-781-575-2300 toll call outside of U.S.). Voice prompts will guide you through the voting process and a confirmation of voting selections will be required before your vote is recorded.

•	PROXY CARD: Simply mark, date and sign the Proxy Card and return it to Computershare Trust Company, N.A. in the postage-paid envelope provided. To vote in accordance with the Board’s recommendations, simply sign and date the Proxy Card and return it in the postage-paid envelope provided.
How to Revoke a Vote
You may revoke your vote at any time before the Annual Meeting by resubmitting your vote by internet, telephone or mail; by voting a ballot at the meeting; or by specifically revoking your vote in a letter to the Secretary of the Corporation at our principal executive office or at the Annual Meeting. Your personal attendance at the meeting does not revoke your proxy. Your last vote, prior to or at the Annual Meeting, is the vote that will be counted.
Voting Representation and Tabulation
A quorum, consisting of a majority of the shares outstanding and entitled to vote, is necessary to conduct the Annual Meeting, elect directors and consider the proposals on the agenda at the Annual Meeting. A quorum will be determined by the number of shares represented by persons attending the Annual Meeting and by properly executed and returned proxies. All matters to be presented at the Annual Meeting require the affirmative vote of a majority of the votes entitled to be cast at the meeting.
Votes at the Annual Meeting will be tabulated by two independent judges of election from Computershare Trust Company, N.A. An abstention will not be counted “for” or “against” a proposal but will be counted for the purpose of determining the existence of a quorum. Because our bylaws require the affirmative vote of a majority of the votes entitled to be cast at a meeting to authorize action on any matter, abstentions have the effect of a vote against a proposal. Accordingly, votes withheld from

VOTING INFORMATION
director-nominees are tabulated as votes against the director-nominees in the election of directors’ proposal.
Under the rules of the New York Stock Exchange (“NYSE”), if your shares are held by a broker, you must give specific voting instructions to the broker on how you wish to vote with regard to the election of directors, the ratification of the appointment of independent auditors and the management proposals on the adoption of the performance goals within the 2006 Management Incentive Compensation Plan and approval of the Amended and Restatement of The Charter or the broker may vote your shares at his or her discretion. Conversely, the NYSE rules do not allow your broker to use his or her discretion to vote on the four stockholder proposals. Without specific instructions from you on how you wish to vote on the four stockholder proposals, a “broker non-vote” may result, which has the effect of a negative vote on the four stockholder proposals.
If you hold shares through one of our defined contribution plans, you may instruct a plan fiduciary on how you wish to vote shares allocated to your account. You will receive separate information from a plan fiduciary concerning how you can instruct your plan fiduciary. If you don’t provide instructions, your shares will be voted at the applicable plan fiduciary’s discretion.
Solicitation of Proxies
All expenses of soliciting proxies for the Annual Meeting will be paid by the Corporation. Proxies may be solicited by personal interview, telephone or mail and arrangements are made with brokerage houses and other custodians, nominees and fiduciaries to send proxy material to beneficial owners. We will, upon request, reimburse them for their reasonable expenses. We have retained Morrow & Co., Inc. to aid in the solicitation of proxies and to verify related records at a fee of $45,000 plus expenses. To the extent necessary to ensure sufficient representation at the Annual Meeting, we may request the return of proxies by telephone, internet or otherwise. Stockholders are requested to return their proxies without delay.

GOVERNANCE MATTERS
Nominating and Corporate Governance Committee
Lockheed Martin’s Nominating and Corporate Governance Committee (the “Committee”) is a standing committee of the Board and its charter is available to stockholders on our website at http://www.lockheedmartin.com/investor. The Committee is independent under the listing standards of the NYSE. Its principal purposes are to recommend to the Board—
•	the composition of the Board and its committees including size and qualifications;

•	the role of the Board in the corporate governance process; and

•	compensation for the Board.
The Committee also oversees the evaluation of the Board and its committees.
Identifying and Evaluating Nominees for Directors
Each year, the Committee recommends to the Board the slate of directors to serve as management’s nominees for election by the stockholders at the annual meeting. The Corporation’s process for identifying and evaluating candidates to be nominated to the Board starts with an evaluation of a candidate by the Chairman of the Nominating and Corporate Governance Committee followed by the Nominating and Corporate Governance Committee in its entirety and the Chief Executive Officer (“CEO”). Director candidates may also be identified by stockholders. The Corporation has also utilized outside search firms to suggest potential candidates.
Stockholder Nominees
Stockholder proposals for nominations to the Board should be submitted to the Nominating and Corporate Governance Committee, care of the Secretary of the Corporation at our principal executive office, 6801 Rockledge Drive, Bethesda, Maryland 20817. To be considered by the Board for nomination at the 2007 Annual Meeting, written notice of nominations by a stockholder must be received between the dates of November 17, 2006 and December 15, 2006, inclusive. The information requirements for any stockholder proposal or nomination can be found in Section 1.11 of our bylaws, available at http://www.lockheedmartin.com/investor. A summary of the requirements can be found in the General Information section of this Proxy Statement under the heading “2007 Annual Meeting and Stockholder Proposals” on page 1. Self-nominations will not be considered. Proposed stockholder nominees will be presented to the Chairman of the Nominating and Corporate Governance Committee, who will decide if further consideration should be given to the nomination by the full Nominating and Corporate Governance Committee.
Director Qualifications
The Committee annually reviews the criteria for selection of director nominees. The Board seeks a diverse group of candidates who at a minimum possess the background, skills, expertise and time to make a significant contribution to the Board, to the Corporation and its stockholders. Criteria against which the slate of nominees have been measured include the following:
•	meets bylaw age requirement;

•	reflects highest personal and professional integrity;

•	meets NYSE independence criteria;

•	has relevant educational background;

•	has exemplary professional background;

•	has relevant past and current employment affiliation(s), Board affiliations and experience;

•	is free from conflicts of interest;

•	is technology-proficient;

•	possesses diverse background;

•	has demonstrated effectiveness;

•	possesses sound judgment;

•	has adequate time to devote to Board responsibilities;

•	brings diversity; and

•	represents the best interests of all stockholders.
During 2005 particular emphasis was placed on identifying candidates with financial expertise,

GOVERNANCE MATTERS
government or aerospace industry experience. Korn/Ferry International was retained by the Corporation to assist in identifying potential nominees.
Director Independence
Each director-nominee’s independence from the Corporation is evaluated by the Committee and the Board to ensure compliance with the independence requirements of the NYSE listing and other regulatory standards. Our standards are as follows:
The Board believes that a director is independent if the director meets the current NYSE listing standards regarding independence and there is no relationship between the director and Lockheed Martin that would present, or appear to present, any conflict of interest to the Corporation. The Board will make determinations concerning a director’s independence based on a broad consideration of all relevant facts and circumstances.
A director is not independent if:
•	The director is, or has been within the last three years, an employee of Lockheed Martin, or an immediate family member is, or has been within the last three years, an executive officer of Lockheed Martin.
•	The director has received, or has an immediate family member who is an executive officer and has received, during any twelve-month period within the last three years, more than $100,000 in direct compensation from Lockheed Martin, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service).
•	(A) The director or an immediate family member is a current partner of a firm that is Lockheed Martin’s internal or external auditor; (B) the director is a current employee of such a firm; (C) the director has an immediate family member who is a current employee of such a firm and who participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice; or (D) the director or an immediate family member was within the last three years (but is no longer) a partner or employee of such a firm and personally worked on Lockheed Martin’s audit within that time.
•	The director or an immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of Lockheed Martin’s present executive officers at the same time serves or served on that company’s compensation committee.
•	The director is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to, or received payments from, Lockheed Martin for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million, or 2 percent of such other company’s consolidated gross revenues (as reported in the last completed fiscal year of such other company).
No director qualifies as independent unless the Board affirmatively determines that the director has no material relationship with Lockheed Martin (either directly or as a partner, stockholder or officer of an organization that has a relationship with Lockheed Martin).
Under NYSE rules, “immediate family member” includes a person’s spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law, and anyone (other than domestic employees) who shares such person’s home. An “executive officer” has the same meaning specified for the term “officer” in Rule 16a-1(f) under the Securities Exchange Act of 1934. “Lockheed Martin” includes any subsidiary of Lockheed Martin that is required to be consolidated under generally accepted accounting principles.

GOVERNANCE MATTERS
The Committee and the Board conducted their annual review of director independence in February 2006. As part of this review, the Committee and Board considered transactions and relationships between each director or any member of his or her immediate family and the Corporation and its subsidiaries and affiliates.
As a result of this review, the Board affirmatively determined that all of the directors nominated for election at the Annual Meeting are independent of the Corporation, with the exception of Robert J. Stevens. The Board determined that Mr. Stevens is not independent as a result of his employment as CEO of the Corporation.
In determining that each of the other directors is independent, the Committee and Board considered the relationships described below and those disclosed under “Certain Relationships and Related Party Transactions,” which it determined were immaterial to the directors’ independence. The Committee and Board considered that the Corporation and its subsidiaries in the ordinary course of business purchase products and services from, or sell products and services to, companies at which some of our directors are or have been officers. In each case, the amount paid to or received from these companies in each of the last three years did not exceed the greater of $1 million or 2 percent of the total revenue threshold described above. The Board also considered that some directors were directors (but not officers) of companies or institutions to which the Corporation purchases or sells products and services. These relationships included: Mrs. King, director of Marsh and McLennan Companies, Inc. and Mr. Ellis, director of Inmarsat plc. In determining that these relationships did not affect the independence of those directors, the Board considered that none of the directors serving on other companies’ boards had any direct material interest in, or received any special compensation in connection with, Lockheed Martin’s business relationships with those companies.
Certain Relationships and Related Party Transactions of Directors, Executive Officers and 5 Percent Stockholders
The Committee and the Board considered the following relationships:
The Committee and Board determined that Messrs. Loy’s and Ralston’s employment as Senior Counselor and Vice Chairman, respectively, of The Cohen Group, a consulting business that performs services to the Corporation, does not affect the two directors’ independence. In 2005, the Corporation paid The Cohen Group approximately $550,000, an amount constituting less than the greater of $1 million or 2 percent of The Cohen Group’s revenues in 2005.
The Committee and Board determined that Mr. Ukropina’s status as Of Counsel to O’Melveny and Myers, a law firm used by the Corporation, does not affect his independence. Mr. Ukropina, who retired from the firm in 2000, is not a partner, member or officer of the firm, nor does he provide legal services to the Corporation. The Committee and Board are further satisfied that, because Mr. Ukropina is retired and provides no active services to O’Melveny and Myers, he is independent for purposes of serving on the Audit Committee.
The Corporation currently employs approximately 135,000 employees and has an active recruitment program for soliciting job applications from qualified candidates. The Corporation seeks to hire the most qualified candidates and consequently does not preclude the hiring of family members. The employment of various family members of current directors and executive officers is described below.
These relationships (and 2005 base salary including MICP and stock options granted in 2005, where applicable) include Mr. Bennett’s son-in-law, Jeffrey D. MacLauchlan, Vice President, Financial Strategies ($285,000 in base salary, $232,500 in MICP and a stock option

GOVERNANCE MATTERS
award of 11,500 shares); Mr. Ralston’s brother-in-law, Mark E. Dougherty, Director, Business Development Analysis ($135,713); Mr. Savage’s son, Mark Savage, Financial Analyst-Staff ($91,080); Michael F. Camardo’s two sons-in-law, Robert M. Rynkar, Financial Analyst ($59,740) and John P. Foley, Cost Estimation Director ($122,800 in base salary and $20,700 in MICP); and G. Thomas Marsh’s brother-in-law, Larry Roubidoux, Engineering Planning Senior Manager ($137,473). The compensation of each family member was established in accordance with the Corporation’s employment and compensation practices applicable to employees with equivalent qualifications, experience and responsibilities. None of these individuals served as executive officers during 2005.
Mr. Kubasik is entitled to a fixed monthly payment at age 65 from an ERISA-qualified pension plan sponsored by Ernst & Young LLP, our independent auditors and Mr. Kubasik’s employer from 1983 to 1999. The net present value of this benefit is less than $100,000.
The Board considered comments made and issues raised by others concerning the qualifications of directors. On May 11, 2004, the Secretary of the U.S. Department of Labor and certain former outside directors of Enron Corporation, including Mr. Savage, entered into a consent decree which provides, among other things, that for the five year period following entry of the decree, none of the former Enron directors will, without the consent of the Secretary of Labor, serve an ERISA-covered plan in a fiduciary capacity in the manner set forth in the decree. It is the view of the Committee that service by Mr. Savage on the Board of Directors of the Corporation or any of its committees is permitted by the decree.
In addition, from time to time, the Corporation has purchased services in the ordinary course of business from financial institutions that beneficially own five percent or more the Corporation’s common stock. In 2005 the Corporation paid fees of $323,000 to Barclay’s Global Investors, N.A. for serving as a participating bank in certain of the Corporation’s credit facilities and $867,000 to State Street Bank and Trust Company and its affiliates for credit-facility and benefit-plan-administration fees.
Nominees for Election at 2006 Annual Meeting
There are 15 nominees for election to the Board in April 2006, and their biographical information is provided on page 35. Each nominee currently serves as a director. Except for Mr. Stevens, the Committee has determined that all of the current directors and nominees are independent under the listing standards of the NYSE.
The Board ratified the slate of directors and recommends that the stockholders vote for the nomination of directors.
Corporate Governance Guidelines
The Corporation’s governance guidelines are available for viewing on our corporate website at http://www.lockheedmartin.com/investor.

COMMITTEES OF THE BOARD OF DIRECTORS
Board Committee Membership Roster

						Management		Nominating	Strategic
			Ethics and			Development		and	Affairs
			Corporate			and		Corporate	and
Name	Audit[1]		Responsibility[1]	Executive		Compensation		Governance	Finance
E. C. “Pete” Aldridge, Jr.	X					X	[3]
Nolan D. Archibald				X		X	[2,3]	X
Marcus C. Bennett			X						X
James O. Ellis, Jr.								X	X
Gwendolyn S. King			X [2]	X		X	[3,5]
James M. Loy			X						X
Douglas H. McCorkindale				X				X [6]	X [2]
Eugene F. Murphy						X	[3]	X
Joseph W. Ralston			X						X
Frank Savage			X						X
James M. Schneider	X4					X3
Anne Stevens	X					X3
Robert J. Stevens				X	[2]
James R. Ukropina	X			X				X [2]
Douglas C. Yearley	X	[2,4]		X					X
Number of Meetings in 2005	6		1	0		5		3	3

NOTES TO TABLE:

(1)	Effective August 5, 2005, the Audit and Ethics Committee was renamed the Audit Committee with the transfer of ethics oversight to the new Ethics and Corporate Responsibility Committee.

(2)	Committee Chairman

(3)	Member, Stock Option Subcommittee

(4)	The Board has determined that Messrs. Schneider and Yearley meet the SEC’s criteria of an “audit committee financial expert.” The two directors are independent under the Corporate Governance standards of the NYSE.

(5)	Effective April 27, 2006, Mrs. King will leave the membership of the Management Development and Compensation Committee and Stock Option Subcommittee and join the Nominating and Corporate Governance Committee.

(6)	Effective April 27, 2006, Mr. McCorkindale will leave the membership of the Nominating and Corporate Governance Committee and join the Management Development and Compensation Committee and Stock Option Subcommittee.

COMMITTEES OF THE BOARD OF DIRECTORS
Functions of Committees
The complete text of our Committee charters are contained in our bylaws which can be found under the heading “Corporate Governance” on our website at http://www.lockheedmartin.com/investor.
Audit Committee:
•	Directly responsible for appointment, termination, compensation and retention of independent auditors;

•	Responsible for pre-approval of all audit, audit-related, tax and all other services performed by independent auditors;

•	Reviews results of independent auditors’ internal quality control procedures;

•	Reviews and assesses independent auditors’ independence; monitors lead partner rotation;

•	Reviews independent auditors’ report on critical accounting policies and practices, including alternative treatments under GAAP;

•	Reviews independent auditors’ reports on management’s assessment of internal control over financial reporting and on the effectiveness of internal control over financial reporting;

•	Reviews with independent auditors any audit issues and management’s response;

•	Reviews results and assessment of disclosure controls and procedures;

•	Reviews/discusses CEO and Chief Financial Officer (“CFO”) certifications for financial statements;

•	Reviews with the General Counsel status of litigation/legal matters;

•	Reviews and discusses annual report, Form 10-K, Form 10-Qs, including financial statements and Management’s Discussion and Analysis;

•	Reviews and discusses quarterly/annual earnings releases;

•	Reviews risk assessments and related management policies;

•	Reviews and assesses Committee’s charter;

•	Performs annual performance evaluation of Committee;

•	Establishes procedures for hiring former employees of independent auditors;

•	Reviews qualifications and work of the Corporation’s internal audit staff, the scope of the internal audit staff’s work plan for the year, and associated resources, as appropriate, significant findings and management’s actions to address these findings;

•	Establishes procedures for (i) the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters and (ii) the confidential, anonymous submission of concerns regarding questionable accounting or auditing matters; and reviews any complaints received pursuant to such procedures;

•	Reviews the Corporation’s internal controls with the internal and independent auditors;

•	Meets in executive session as a Committee and meets periodically in executive session with representatives of the Corporation’s independent auditors, management and internal audit department;

•	Recommends inclusion of audited consolidated financial statements in Form 10-K; and

•	Reviews correspondence relating to compliance with the Foreign Corrupt Practices Act.
Ethics and Corporate Responsibility Committee:
•	Monitors compliance with Code of Ethics and Business Conduct and recommends amendments to that Code;

•	Reviews and monitors environmental, health and safety laws and regulations;

•	Reviews and monitors the adequacy of the Corporation’s policies and procedures with respect to diversity and Equal Employment Opportunity (EEO);

•	Oversees matters pertaining to community and public relations, including governmental relations; and

•	Reviews the proposed charitable contributions budget of the Corporation and makes recommendations to the Board for adoption.

COMMITTEES OF THE BOARD OF DIRECTORS
Executive Committee:
•	May exercise powers in the management of our business and affairs as may be authorized by the Board, subject to applicable law.
Management Development and Compensation Committee:
•	Reviews and approves corporate goals and objectives relevant to the CEO’s compensation; evaluates the CEO’s performance; and recommends to the independent members of the Board the compensation level based on this evaluation;

•	Reviews proposed candidates for senior officer positions and their development plans and recommends to the Board the compensation to be paid for services of senior elected officers;

•	Appraises the performance of management and fixes the compensation of all other elected officers;

•	Recommends to the Board incentive compensation plans which includes approval of the benefits provided by any bonus, supplemental, and special compensation plans, including pension, insurance, and health plans, but excluding performance-based executive compensation plans; and

•	Conducts a performance evaluation of the committee.
Stock Option Subcommittee:
•	Administers any equity or performance-based executive compensation plan and approves awards granted.
Nominating and Corporate Governance Committee:
•	Recommends to the Board nominees for election to fill any vacancy and the slate of directors to stand for election by the stockholders at the annual meeting; reviews the criteria for selection of director nominees and identifies individuals for nomination as directors;

•	Oversees the organization and function of the Board’s committees; recommends to the Board the membership of each committee and the filling of any vacancy occurring on a committee;

•	Develops and recommends to the Board corporate governance guidelines;

•	Reviews and recommends to the Board the compensation of the Board, including the nature and adequacy of director and officer indemnification and liability insurance;

•	Develops and recommends to the Board an annual self-evaluation of the Board and each of its committees; conducts a performance evaluation of the committee; and

•	The Chair is the presiding director at Board meetings while in executive sessions of the Board, or when the Chairman is ill, absent, incapacitated or otherwise unable to carry out the duties of Chairman.
Strategic Affairs and Finance Committee:
•	Reviews and recommends to the Board management’s long-term strategy, which includes the allocation of corporate resources;

•	Reviews and recommends to the Board certain strategic decisions regarding exit from existing lines of business and entry into new lines of business, acquisitions, joint ventures, investments or dispositions of businesses and assets, and the financing of related transactions;

•	Reviews the allocation of corporate resources, including the relationship of activities and allocations with the long-term business objectives and strategic plans;

•	Reviews our financial condition and the status of all benefit plans and recommends to the Board proposed changes to the capital structure, including the incurrence of indebtedness and the issuance of additional equity securities; and

•	Reviews and recommends to the Board our proposed capital expenditure budget.

COMMITTEES OF THE BOARD OF DIRECTORS
Audit Committee Report
We oversee Lockheed Martin’s financial reporting process on behalf of the Board. All members of the Committee meet the independence requirements of the SEC and NYSE. We operate under a written charter approved by the Board, consistent with the corporate governance rules issued by the SEC and the NYSE. Our charter is contained in Section 3.03 of the Corporation’s Bylaws, which is available on the Corporation’s website at http://www.lockheedmartin.com/investor.
Lockheed Martin’s management is responsible for the financial reporting process and preparation of the quarterly and annual consolidated financial statements, including maintaining a system of internal control over financial reporting. We are directly responsible for the appointment, compensation, retention, oversight and termination of the Corporation’s external auditors, Ernst & Young LLP, an independent registered public accounting firm. The independent auditors are responsible for auditing the annual consolidated financial statements and expressing an opinion on the conformity of those financial statements with U.S. generally accepted accounting principles.
In connection with the December 31, 2005 audited consolidated financial statements, we have:
1.	reviewed and discussed with management and the independent auditors the Corporation’s audited consolidated financial statements, including discussions regarding critical accounting policies, other financial accounting and reporting principles and practices appropriate for the Corporation, the quality of such principles and practices, and the reasonableness of significant judgments;
2.	discussed with the independent auditors the items that are required to be discussed under applicable professional auditing standards and regulations, including discussions about the quality of the financial statements and clarity of the related disclosures; and
3.	reviewed and considered the written disclosures in the letter received from Ernst & Young LLP, as required by Independence Standards Board Standard No. 1, including a discussion about their independence from Lockheed Martin and management.
Based on the reviews and discussions above, we recommended to the Board that the audited consolidated financial statements for 2005 be included in Lockheed Martin’s Annual Report on Form 10-K for the year ended December 31, 2005, for filing with the SEC. The Board approved our recommendation.
Submitted on February 23, 2006 by the Audit Committee:

Douglas C. Yearley, Chairman	Anne Stevens
E. C. “Pete” Aldridge, Jr.	James R. Ukropina
James M. Schneider
Compensation Committee Interlocks and Insider Participation
There are no disclosures under this section.

DIRECTORS’ COMPENSATION
Directors receive a portion of their compensation in the form of our common stock. Each director has the option to defer all cash compensation and be credited with earnings as though the cash compensation had been invested in our common stock. This approach aligns the interests of the Board with the stockholders.
During 2005, the Board held 10 meetings, and all incumbent directors attended at least 75 percent of scheduled Board and committee meetings.
The following table summarizes the compensation of our directors including changes effective November 1, 2005 for the remainder of 2005 and 2006. Mr. Stevens was not compensated for his service as a director.
2005 Annual Compensation

Cash retainer	$75,000; $90,000 effective November 1, 2005

Stock retainer[1]	$75,000 ($90,000 effective January 1, 2006) in stock units, stock options or 50/50 combination thereof

Non-Employee Chairman of the Board retainer[2]	$500,000 annualized (effective and prorated accordingly for the period January 1, 2005 through April 28, 2005)

Committee Chairman retainer	$5,000; $12,500 effective November 1, 2005

Audit Committee Chairman retainer	$5,000; $20,000 effective November 1, 2005

Deferred compensation plan[3]	Cash retainer deferrable with earnings at prime rate, S&P 500 or LMT stock return

Charitable award program[4] [Participation in program limited to directors elected prior to 2004 Annual Meeting.]	$1,000,000 donation ($100,000 following director’s retirement; $900,000 in 9 annual installments following director’s death)

Travel accident insurance[5]	$1,000,000

Director education institutes/activities	Reimbursed for costs and expenses

Perquisites[6]	Home computer system

NOTES TO TABLE:

(1)	Under the Lockheed Martin Corporation Directors’ Equity Plan (“Directors’ Equity Plan”), each non-employee director may elect to receive (i) a number of stock units with a value on January 15 equal to $75,000 or (ii) options to purchase a number of shares of stock, which options have an aggregate fair market value on January 15 of $75,000 or (iii) a combination of stock units with a value on January 15 equal to $37,500 and options to purchase a number of shares of stock which options have an aggregate fair market value on January 15 of $37,500. The amount a director ultimately receives will depend upon the performance of Lockheed Martin stock following the award. Except in certain circumstances, options and stock units vest on the first anniversary of grant. Upon a change in control, a director’s stock units and outstanding options become fully vested, and directors would have the right to exercise their options immediately. Upon a director’s termination of service from our Board, the vested stock units are distributed, at the director’s election, in whole shares of stock or in cash, in a

DIRECTORS’ COMPENSATION
lump sum or in up to ten annual installments. Prior to distribution, a director has no voting, dividend or other rights with respect to the stock units held under the plan, but receives additional stock units representing dividend equivalents (converted to stock units based on the closing market price of our common stock on the applicable dividend payment dates). Stock options are rights to purchase a specified number of shares of our common stock at an exercise price equal to 100 percent of the fair market value of the stock on the grant date. The options granted pursuant to the Directors’ Equity Plan are non-qualified stock options and have a term of ten years. A director may exercise the options during the ten-year term after meeting a one-year vesting requirement. A director has no voting, dividend or other stockholder rights for the shares of common stock covered by an option until he or she becomes the holder of record of those shares. The Directors’ Equity Plan was approved by the stockholders in 1999. Effective January 1, 2006, each non-employee director’s annual equity award was increased from $75,000 to $90,000.
(2)  Dr. Vance D. Coffman served as non-employee Chairman of the Board from January 1, 2005 until his retirement April 28, 2005.
(3)  The Lockheed Martin Corporation Directors’ Deferred Compensation Plan (the “Directors’ Deferred Compensation Plan”) provides non-employee directors the opportunity to defer up to 100 percent of the cash portion of their fees. Deferred amounts earn interest at a rate that tracks the performance of (i) the prime rate, (ii) the published index for the Standard & Poor’s 500 Index (“S&P 500 Index”) (with dividends reinvested) or (iii) our common stock (with dividends reinvested), at the director’s election. A participating director’s deferred fees generally will be distributed (in a lump sum or in up to 15 installments) commencing (i) the January following the year in which the director terminates service; (ii) the next January 15 or July 15 after the director terminates service; or (iii) the January 15 in the year after the director has terminated service, and reached a specified birthday.
(4)  The Lockheed Martin Corporation Directors’ Charitable Award Plan (the “Directors’ Charitable Award Plan”), which was amended to limit participation to directors elected prior to the 2004 Annual Meeting, provides that Lockheed Martin will make donations to tax-exempt organizations previously recommended by the director up to an aggregate of $1 million for each director. The Directors’ Charitable Award Plan, amended effective April 2004, provides that $100,000 will be contributed at the time of retirement of a director; the remaining $900,000 will be contributed upon the death of the director. Directors are vested under this Plan if they have served for at least five years on the Lockheed Martin Board or their service on the Lockheed Martin Board is terminated due to death, disability or retirement. Under the terms of the Directors’ Charitable Award Plan, if there is a change in control of Lockheed Martin, all participating directors in the plan shall immediately become vested.
(5)  Each non-employee director is provided travel accident insurance up to $1 million in the event the director is involved in an accident while traveling on business related to Lockheed Martin.
(6)  Each director may elect to be provided a home computer and printer. Technical assistance and internet access are provided by the Corporation. The average cost per director in 2005 was $2,200.

SECURITIES OWNED BY DIRECTORS, NOMINEES AND NAMED
EXECUTIVE OFFICERS
The following table shows the Lockheed Martin common stock beneficially owned by and stock units credited to each named executive officer, director nominee, and all directors and executive officers as a group as of February 1, 2006. Except as otherwise noted, the named individuals had sole voting and investment power with respect to such securities. The total common stock and stock units owned by each director and executive officer represented less than one percent of the common stock outstanding. All amounts have been rounded to the nearest whole share.

	Common Stock
Name of Individual or	Beneficially
Identity of Group	Owned[1,2]		Stock Units		Total
E. C. “Pete” Aldridge, Jr.	0		5,041	[4]	5,041
Nolan D. Archibald	0		6,530	[4]	6,530
Marcus C. Bennett	20,872		12,103	[4]	32,975
Michael F. Camardo	337,330		36,886	[5,6,7]	374,216
Robert B. Coutts	284,441		32,667	[5,6,7]	317,108
James O. Ellis, Jr.	0		2,822	[4]	2,822
Gwendolyn S. King	552	[3]	13,898	[4,8]	14,450
Christopher E. Kubasik	166,238		28,192	[5,6,7]	194,430
James M. Loy	0		1,871	[4]	1,871
G. Thomas Marsh	159,445		44,116	[5,6]	203,561
Douglas H. McCorkindale	11,268		11,489	[4,9]	22,757
Eugene F. Murphy	38,704		1,130	[8]	39,834
Joseph W. Ralston	0		5,302	[4]	5,302
Frank Savage	7,746		25,122	[4,8,9,10]	32,868
James M. Schneider	2,000	[3]	736	[4]	2,736
Anne Stevens	5,078		8,415	[4,9]	13,493
Robert J. Stevens	844,301		148,877	[5,6,7]	993,178
James R. Ukropina	1,630		17,508	[4,8,9,10]	19,138
Douglas C. Yearley	3,260	[3]	14,392	[4,8,10]	17,652
All directors and executive officers as a group (25 individuals including those named above)	2,130,552		461,755		2,592,307

SECURITIES OWNED BY DIRECTORS, NOMINEES AND NAMED
EXECUTIVE OFFICERS

NOTES TO TABLE:

(1)	Includes shares not currently owned but which could be acquired within 60 days following February 1, 2006 through the exercise of stock options for Messrs. Bennett, Camardo, Coutts, Kubasik, Marsh, McCorkindale, Murphy, Savage, Stevens and Ms. Stevens in the amount of 10,000; 289,666; 230,666; 138,332; 133,666; 11,268; 32,704; 7,745; 764,766; and 5,078 shares, respectively.

(2)	The shares shown include an approximation of the number of shares attributable to the participant’s account in the Lockheed Martin Salaried Savings Plan (“Salaried Savings Plan”) as of February 1, 2006 for Messrs. Bennett, Camardo, Coutts, Kubasik, Marsh and Stevens of 871; 4,675; 1,363; 906; 779; and 712, respectively. Participants have voting power and investment power over such shares. Previously, participants had only voting power over shares contributed by us as matching contributions to that plan until age 55 when they could also assume investment power over shares contributed by us as matching contributions to the plan.

(3)	Shared voting and investment power.

(4)	Includes stock units under the Directors’ Equity Plan. As of February 1, 2006 each of Mrs. King and Messrs. Ukropina and Yearley have been credited with 12,768 stock units respectively; Ms. Stevens and Messrs. Aldridge, Archibald, Bennett, Ellis, Loy, McCorkindale, Ralston, Savage and Schneider have been credited with 4,234; 5,041; 6,530; 12,103; 2,822; 1,871; 4,521; 5,302; 5,694; and 736 units, respectively. There are no voting rights associated with stock units. Units are distributed in the form of cash or stock as elected by the director.

(5)	Shares shown also include an approximation of the number of equivalent stock units credited to the Participant’s account (if applicable) in the Lockheed Martin Corporation Supplemental Savings Plan (“Supplemental Plan”) as of February 1, 2006 for Messrs. Camardo, Coutts, Kubasik, Marsh and Stevens of 7,594; 2,913; 1,202; 2,667; and 4,045, respectively. Amounts credited to a participant’s account in the Supplemental Plan are distributed from the participant’s account in the form of cash following the participant’s termination of employment. There are no voting rights associated with stock units.

(6)	The shares shown include an approximation of the number of equivalent stock units in the participant’s Lockheed Martin Corporation Deferred Management Incentive Compensation Plan (“DMICP”) (including units credited under the Long Term Incentive Performance (“LTIP”) program awards under the Lockheed Martin 1995 Omnibus Performance Award Plan (“Omnibus Plan”)) account as of February 1, 2006 for Messrs. Camardo, Coutts, Kubasik, Marsh and Stevens of 23,792; 22,754; 18,491; 41,449; and 12,833, respectively. There are no voting rights associated with stock units. Although most of the units will be distributed following termination or retirement in shares of stock, none of the units are convertible into shares of stock within 60 days of February 1, 2006.

(7)	Includes restricted stock units (“RSUs”) under the Amended and Restated Incentive Performance Award Plan (“Award Plan”). As of February 1, 2006 each of Messrs. Camardo, Coutts, Kubasik and Stevens have been credited with 5,500; 7,000; 8,500; and 132,000 RSUs, respectively. There are no voting rights associated with RSUs. The RSUs represent a contingent right to receive one share of common stock and a cash payment equal to cash dividends paid on our stock. The RSUs are subject to a one-year performance period. If the value of the RSUs on the date of grant exceeds the performance goal specified in the award agreement, a number of RSUs equal in value to the performance shortfall is forfeited. Subject to the performance period, the RSUs for each of the foregoing executives, except Mr. Stevens, vest 100 percent on February 1, 2009, the third anniversary of the grant. Vesting may accelerate in the case of retirement, death, disability, layoff, and change in control or divestiture. Subject to the performance period, Mr. Stevens’ RSUs vest as follows: 40,000 vest on February 1, 2009 (a position of which vests upon retirement after January 31, 2007 but before full vesting); 55,200 vest on September 8, 2011; and the remaining 36,800 vest in equal annual installments of 7,360 RSUs for each of the next 5 years beginning on September 8, 2012.

(8)	Includes stock units under the Lockheed Martin Corporation Directors’ Deferred Stock Plan (“Directors’ Deferred Stock Plan”). As of February 1, 2006 each of Mrs. King and Messrs. Murphy, Savage, Ukropina and Yearley have been credited with 1,130 stock units. There are no voting rights associated with stock units.

(9)	Includes stock units under the Directors’ Deferred Compensation Plan representing deferred

SECURITIES OWNED BY DIRECTORS, NOMINEES AND NAMED
EXECUTIVE OFFICERS
cash compensation for Ms. Stevens and Messrs. McCorkindale, Savage and Ukropina. As of February 1, 2006 Ms. Stevens and Messrs. McCorkindale, Savage and Ukropina have been credited with 4,181; 6,967; 15,796; and 3,116 stock units, respectively. There are no voting rights associated with stock units and the stock units are distributable in the form of cash.
(10)	Includes shares held in trust under the former Deferred Compensation Plan for Directors of Lockheed Corporation. Deferred amounts are distributable after a participant ceases to be a director. In the event a participant’s status as a director is involuntarily terminated other than by death, common stock in the director’s trust account will be distributed within 15 days of termination. As of February 1, 2006 Messrs. Savage, Ukropina and Yearley have been credited with 2,502; 494; and 494 shares, respectively, pursuant to the plan. The directors do not have or share voting or investment power for their respective shares held in the trust except in the event of a tender offer.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Securities Exchange Act of 1934 requires that our officers and directors (and persons who own more than 10 percent of our equity securities) file reports of ownership and changes in ownership with the SEC, the NYSE and with us. Based solely on our review of copies of forms we have received or written representations from reporting persons, we believe that all ownership filing requirements were timely met during 2005.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
The following table shows information regarding each person known to be a “beneficial owner” of more than five percent of our common stock. For purposes of this table, beneficial ownership of securities generally means the power to vote or dispose of securities, regardless of any economic interest in the securities. All information shown is based on information reported on Schedule 13G filed with the SEC on the dates indicated in the notes to this table.

		Amount and Nature of	Percent of Class
Name and Address of Beneficial Owner	Class of Stock	Beneficial Ownership	Owned
Barclays Global Investors, N.A 45 Fremont Street San Francisco, California 94105	Common	28,940,875[1]	6.66

State Street Bank and Trust Company 225 Franklin Street Boston, Massachusetts 02110	Common	82,842,904[2]	19.10

U.S. Trust Co., National Association 515 S. Flower Street, #2800 Los Angeles, California 90071	Common	70,562,672[3]	16.25

NOTES TO TABLE:

(1)	As reported in Schedule 13G filed on January 26, 2006 by Barclays Global Investors, N.A. (“Barclays”). Barclays reported it had beneficial ownership of and sole dispositive power over 24,573,512 shares (5.66 percent) and sole voting power over 21,077,339 shares; Barclays Global Fund Advisors reported it had beneficial ownership of and sole dispositive power over 1,523,798 shares (0.35 percent) and sole voting power over 1,509,665 shares; Barclays Global Investors, Ltd., with principal offices at Murray House, 1 Royal Mint Court, London, EC3N 4HH, England, reported it had beneficial ownership of and sole dispositive power over 2,515,300 shares (0.58 percent) and sole voting power over 2,266,904 shares; and Barclays Global Investors Japan Trust and Banking Company Limited, with principal offices at Ebisu Prime Square Tower, 8th Floor, 1-1-39 Hiro Shibuya-Ku, Tokyo 150-0012 Japan, reported it had beneficial ownership of, and sole voting and dispositive power over 328,265 shares (0.08 percent).

(2)	As reported in Schedule 13G filed on February 14, 2006 by State Street Bank and Trust Company (“State Street”). State Street reported it had beneficial ownership of, and shared dispositive power with respect to 82,842,904 shares of common stock of which 70,738,296 shares of common stock (16.28 percent) were held by it as trustee for certain Lockheed Martin employee benefit plans. State Street also reported that it had sole voting power with respect to 14,518,622 shares, of which 2,414,014 shares of common stock (0.56 percent) it had sole voting power as trustee for certain Lockheed Martin employee benefit plans. State Street has expressly disclaimed beneficial ownership of the shares reported on its Schedule 13G.

(3)	As reported in Schedule 13G Amendment filed on February 15, 2006 by U.S. Trust Corporation (“U.S. Trust”). U.S. Trust reported it had beneficial ownership of 70,562,672 shares of common stock, shared voting power with respect to 69,564,709 shares, sole voting power with respect to 742,239 shares, sole dispositive power with respect to 828,410 shares, and shared dispositive power with respect to 196,651 shares. With respect to 68,324,282 shares of the shares reported (15.73 percent), U.S. Trust Company, N.A., a wholly-owned subsidiary of U.S. Trust, acts as co-fiduciary for certain Lockheed Martin employee benefit plans with State Street. As a result of the two institutions’ status as co-fiduciaries, both U.S. Trust and State Street have reported beneficial ownership of 68,324,282 shares of the shares reported on their respective Schedules 13G. U.S. Trust also reported beneficial ownership and shared voting power for 558,217 shares (approximately 0.13 percent) for which U.S. Trust Company, N.A. acts as co-fiduciary with Fidelity Management Trust Company, a wholly-owned subsidiary of FMR Corporation, for certain employee benefit plans sponsored by a subsidiary of Lockheed Martin and 654,010 shares (approximately 0.15 percent) for which U.S. Trust Company, N.A. acts as co-fiduciary with Vanguard Fiduciary Trust Company for an employee benefit plan sponsored by a subsidiary of Lockheed Martin.

STOCK PRICE PERFORMANCE GRAPH
COMPARISON OF CUMULATIVE TOTAL RETURN THROUGH 2005
LOCKHEED MARTIN, S&P 500 INDEX AND
S&P AEROSPACE & DEFENSE INDEX1,2
The following chart compares the total return on a cumulative basis of $100 invested in Lockheed Martin common stock (“LMT”) on December 31, 2000 to the Standard and Poors Aerospace & Defense Index and the S&P 500 Index.

NOTES TO GRAPH:

(1)	The S&P Aerospace & Defense Index comprises: The Boeing Company, General Dynamics Corporation, Goodrich Corporation, Honeywell International Inc., L3 Communications, Lockheed Martin Corporation, Northrop Grumman Corporation, Raytheon Company, Rockwell Collins, Inc. and United Technologies Corporation.

(2)	The stock performance indicated on the chart is not a guarantee of future performance.

EXECUTIVE COMPENSATION
Compensation Committee Report on Executive Compensation
Overview
The Board has assigned the Management Development and Compensation Committee and the Stock Option Subcommittee (together the “Committee”) the task of reviewing and overseeing the Corporation’s executive compensation policies and programs. The Committee’s charter is part of the Corporation’s bylaws and is available on our website at http://www.lockheedmartin.com/investor.
The Committee consists entirely of Board members who are independent and are not officers or employees of the Corporation. The decisions of the Committee involving the compensation of the named executive officers were reviewed with the independent members of the Board and reflect the views of both the Committee and the other independent members of the Board.
None of the Corporation’s executive officers have employment agreements. All executive officers are at-will employees and serve at the pleasure of the Board.
Philosophy
Our executive compensation policies are designed to provide Lockheed Martin’s executives with incentives and compensation in a manner that advances the long- and short-term interests of shareholders while ensuring that the Corporation is able to attract and retain top executive management talent.
Methodology
Generally, management’s recommendations to the Committee are developed in consultation with an independent compensation consultant. The Committee has hired a separate independent compensation consultant with whom it reviews selected matters under our purview. Each year the Committee examines compensation information collected for us by an independent consultant from a group of 25 publicly held companies (referred to as our “Comparator Group”) of a size, complexity and quality similar to that of the Corporation. The Committee uses this survey data to identify competitive levels of compensation. The Committee compares our compensation program to the compensation levels of the Comparator Group using figures that have been weighted to reflect the relative size of the businesses. The Committee retains discretion over compensation decisions in making compensation awards to executives. Accordingly, the actual compensation (or any particular component of compensation) received by an executive may differ materially from the median of the Comparator Group.
Compensation Structure
Our executive compensation structure consists of three elements:
•	Annual base salary;
•	Annual incentive compensation – which is paid in cash with an option to defer; and
•	Long-term incentive compensation – which may include cash in the case of long term performance awards, stock options, RSUs, and restricted stock, each of which may be subject to performance-based and/or time-based vesting requirements.
Each element is described further below.
Annual Base Salary. The Committee evaluates each individual executive’s base salary by reference to the median for base salary of comparable executive positions in the Comparator Group. Our senior executive base salary philosophy permits the adjustment of an individual executive’s actual base salary above or below the median of the Comparator Group upon consideration of the following:
•	Sustained high level performance;

EXECUTIVE COMPENSATION
•	Demonstrated success in meeting or exceeding key financial and other business objectives;
•	Proven ability to create stockholder value;
•	Highly developed skills and abilities critical to the success of the business unit or Corporation;
•	Experience and time in position; and
•	Consideration of compensation paid to other executives with comparable responsibilities.
The Committee historically has evaluated the base salaries of the Corporation’s executive officers in September of each year. In September 2005, the Committee decided to review base salaries in the first quarter of each year to coincide with the end of the performance year and annual incentive compensation awards.
Annual Incentive. The Management Incentive Compensation Plan (“MICP”) provides an opportunity for executives to earn at-risk cash compensation based on the Committee’s assessment of performance measured against individual and organizational goals. Participation in the MICP is granted, in the Committee’s discretion, to key employees who are positioned to contribute significantly to the success of the Company. The Committee also considers subjective criteria such as the accomplishment of pre-established individual performance goals and contributions to operational performance as well as the individual’s implementation of and adherence to our policy on ethics and standards of conduct, customer satisfaction, teamwork, and retention and development of key personnel.
Each of the named executive officers is assigned a target percentage (ranging from 65 percent to 125 percent) of base salary determined by the level of contribution and responsibility of the participant’s position in the Corporation. The target percentages are in a range that is comparable to annual incentive targets for similar positions in the Comparator Group. The amount of incentive compensation generated by the target percentage is adjusted upwards or downwards after assessment of organizational performance (corporate or, in the case of business area participants other than the business area executive vice presidents, business area performance), as well as an individual’s contribution to that performance. Following adjustment for organizational and individual performance, bonuses awarded under the MICP for the named officers can range from 0 percent to approximately 195 percent of the target percentage.
Organizational performance is assessed based on a comparison to the Corporation’s long-range plan, as established at the end of the prior year and other standard measures of financial performance such as orders, sales, earnings, cash generation and return on invested capital (ROIC). Contract performance, percentage of contract award fees earned, rate and dollar value of new business won, backlog, achievement of cost efficiencies and effectiveness under the LM21 Program, level of profit margin and inter-company sales and earnings may be taken into account. Non-financial performance factors such as mission success, workplace safety and health, workforce diversity and strategic initiatives are also considered. Management’s assessment of performance relative to identified criteria is reviewed with the Committee. Selection of criteria and weighting of the various criteria in determining adjustments is within the discretion of the Committee.
Executives may elect to defer all or a portion of their bonus awards in a bookkeeping account that tracks the performance of the Corporation’s common stock, or an interest index, under the Corporation’s DMICP.
For 2006 the Committee has adopted, subject to stockholder approval, new performance-based standards to be reflected in the 2006 Management Incentive Compensation Plan (the “2006 MICP”). The 2006 MICP is intended to be eligible for full tax deductibility under Section 162(m) of the Internal Revenue Code. Additional information about this plan may be found at page 41.
Long-Term Incentive Compensation. The LTIP program provides for stock-based or cash-based incentive awards, the value of which is based on the Corporation’s performance under

EXECUTIVE COMPENSATION
specified criteria. During 2005 the Committee granted nonqualified stock options and LTIP program awards.
In making long-term incentive compensation awards, the Committee looks at the current economic value provided under long-term awards made by the Comparator Group. Long-term compensation awards are intended to provide the recipient the opportunity to receive a competitive level of long-term compensation where the actual amount received is linked to the performance of the Corporation. Stock options link compensation to the future return of the Corporation’s stock on an absolute basis; our LTIP award program links compensation to stockholder return on a comparative basis with the stockholder return of the S&P 500 Index.
Stock options were awarded to named executive officers and a group of approximately 2,140 key personnel in 2005. All options awarded to executive officers have an exercise price equal to the closing market price of our common stock on the date of grant and are subject to a three-year vesting schedule. Information concerning the terms of stock option awards is shown in the footnotes to the table at page 27.
The competitive level of economic value for both stock options and LTIP Awards is expressed as a multiple of base salary. Under the LTIP program, a dollar target amount (the “Target Award”) is identified for each recipient. At the end of a specified performance period, the actual cash award a participant would be eligible to receive may be larger or smaller than the Target Award, or no award at all, depending on the relative ranking at the end of that period of our total stockholder return (“TSR”) to the TSR of the companies in the S&P 500 Index of companies at the beginning of the performance period. Based on the Corporation’s relative TSR to the S&P 500 Index, over the 2003-2005 performance cycle applicable to the 2003 Target Awards, the Committee determined that the performance criteria were not met. Performance criteria were not met for this period due to the stock’s performance during 2003. As a result, no LTIP awards were paid.
LTIP award payments may range from 0 percent to 200 percent of the Target Award. To the extent any payment is made at the end of the performance period, 50 percent is payable in cash and 50 percent is deferred automatically as stock units that track the performance of the Corporation’s common stock for a period of two years. The allocation between the percent paid in cash and the percent deferred may be adjusted to satisfy plan limitations. Information concerning additional terms of previous LTIP awards is shown in the footnotes to the table at page 29.
For 2006, following a review of recent trends in executive compensation, the Committee decided to change the long-term incentive compensation program so that executive officers and selected key employees would receive a combination of stock options, RSUs and LTIP awards. Historically, stock options had served as the primary vehicle for equity grants to key employees under the Corporation’s 2003 Incentive Performance Award Plan, and a limited number of corporate officers were eligible for LTIP awards. RSUs were added as a new component of long-term compensation, and the relative weighting of stock options was reduced, for the 2006 awards. In deciding to rely less heavily on stock options, the Committee considered changes in accounting rules that require that stock options be expensed as of January 1, 2006, compensation trends at other companies, and the fact that stock options are comparatively more dilutive to earnings than RSUs.
Relationship of Corporate Performance to Compensation
Consistent with its charter responsibilities, the Committee reviewed and approved corporate goals and objectives for 2005 relevant to the CEO’s compensation. To confirm that the CEO’s compensation package was appropriate and within the market range, the Committee consulted an independent executive compensation consultant. The consultant studied a subset of the Comparator Group consisting of: The Boeing Company, General

EXECUTIVE COMPENSATION
Dynamics Corporation, Honeywell International Inc., Northrop Grumman Corporation, Raytheon Company and United Technologies Corporation. The review included analysis of performance–based LTIP awards, restricted stock awards and RSUs. The independent consultant concluded that the 2005 executive pay package for the CEO was appropriate and within a competitive range in light of the Corporation’s performance.
The Committee selected 2005 corporate goals and objectives to help evaluate Mr. Stevens’ performance:
•	Financial goals in the Long Range Plan;

•	Corporate program objectives;

•	Execution of acquisitions opportunistically and efficiently;

•	Competitive win rates and customer funding of existing and new programs;

•	ROIC improvement;

•	Achievement of enterprise-wide savings;

•	Enhanced productivity through LM21, our cost efficiencies and effectiveness program;

•	Compliance with Sarbanes-Oxley requirements;

•	Successful human resources initiatives including diversity and enterprise talent management;

•	Company-wide ethics and compliance training; and

•	Enhancement of shareholder value through a cash deployment strategy.
In reviewing Mr. Stevens’ performance for the year, the Committee considered the Corporation’s strategic, operational and financial results for 2005:
•	All key financial targets in the Operating Plan were exceeded;

•	Sales increased by 5 percent to a record level of $37.2 billion and backlog at year-end approximated $75 billion;

•	Earnings per share were up 45 percent to $4.10;

•	Cash from operations approximated $3.2 billion, reflecting another record level of performance; and

•	The Corporation repurchased 19.7 million common shares, and increased quarterly dividends by 20 percent from $0.25 to $0.30 per share, effective fourth quarter 2005.
The Committee also considered the performance of the Corporation relative to the S&P 500 Index which focuses on the large-cap segment of the stock market. Lockheed Martin recorded a TSR of 17 percent in 2005, compared to 5 percent for the S&P 500 Index and 16 percent for the S&P Aerospace & Defense Index. On a three-year basis, Lockheed Martin provided an average annual return of 4 percent, compared to 13 percent for the S&P 500 Index and 17 percent for the S&P Aerospace & Defense Index. Longer-term return data was more favorable. Over the past five years, Lockheed Martin’s average annual return was 15 percent, compared to 5 percent for the S&P Aerospace & Defense Index and 0 percent for the S&P 500 Index.
The Committee also reviewed the year’s disappointments, including the Aerial Common Sensor (ACS) program termination for convenience (in January 2006) and the loss of the Los Alamos Laboratory management bid with the Department of Energy.
Compensation for the CEO in 2005
For 2005 Mr. Stevens earned a base salary of $1,380,000 and an MICP bonus of $3,250,000. The Committee credits Mr. Stevens for the outstanding performance of the Corporation in 2005 in key operational, strategic and financial metrics. Mr. Stevens’ skilled management of the Corporation’s sophisticated engineering, scientific and systems integration assets has elevated the Corporation among major aerospace and defense contractors as an industry leader. His focus on leadership development and diversity has also been important to the Corporation’s ability to attract the best and the brightest talent and foster an inclusive work environment. Mr. Stevens’ long-term incentive compensation, awarded in January 2005, consisted of 300,000 stock options and an LTIP award with a target of $4,250,000. These awards link Mr. Stevens’ future compensation

EXECUTIVE COMPENSATION
directly with the future return on the Corporation’s stock.
Mr. Stevens’ annual cash compensation was set at the middle of the range of total compensation with respect to 2005 for companies included in the Comparator Group. The actual amount awarded to Mr. Stevens is expected to move into the upper range of the Comparator Group. Mr. Stevens’ compensation is consistent with our philosophy (described earlier in this report), which rewards executives for sustained short-term and long-term performance, and takes into account experience and time in position.
Compensation for Other Named Executives in 2005
For purposes of determining awards for the other named executive officers, the Committee measured the Corporation’s or business area’s performance against the various financial, operational and strategic factors discussed above, with operational and financial performance as the two most significant criteria. During 2005, for purposes of awarding bonuses under the MICP, particular emphasis was placed on orders, sales, cash-flow generation, earnings per share, ROIC, the record of the business area or unit in performing on existing contracts and securing new business during 2005. The total compensation for the named executive officers, consisting of annual cash compensation and long-term compensation, is at the upper level of the Comparator Group range with respect to 2005.
Tax Matters
Internal Revenue Code Section 162(m) disallows tax deductions to public companies for compensation in excess of $1 million per year paid to the Corporation’s chief executive officer or any of the four other most highly compensated executive officers. For 2005 approximately $3.4 million of compensation that would otherwise be deductible in 2005 is not deductible on account of the $1 million limitation. Section 162(m), however, does not limit the deductibility of certain performance-based compensation.
As discussed previously, our stock option grants and LTIP awards are intended to meet the requirements for deductible performance-based compensation under Internal Revenue Code Section 162(m). The Committee has taken further steps to expand the deductibility of executive compensation through the proposed adoption and stockholder approval of the performance standards reflected in the 2006 MICP, described further in this proxy statement at page 41. In addition, RSU awards made in January 2006 to executive officers contain performance goals intended to meet the requirements of Section 162(m).
The Committee considers the anticipated tax treatment to the Company and the executive officers in its review and establishment of compensation programs and payments. Generally, the Committee will seek to maximize the tax deductibility of executive compensation as permitted by Section 162(m), provided that doing so permits the most appropriate methods of compensation and is determined to be in the best interests of the Corporation and its stockholders.
Submitted on February 23, 2006 by the Management Development and Compensation
Committee and Stock Option Subcommittee:

Nolan D. Archibald, Chairman	Eugene F. Murphy
E. C. “Pete” Aldridge, Jr.	James M. Schneider
Gwendolyn S. King	Anne Stevens

EXECUTIVE COMPENSATION
SUMMARY COMPENSATION TABLE
The following table shows annual and long-term compensation awarded, earned or paid for services in all capacities to the named executive officers for the fiscal year ended December 31, 2005. Information in the “Option/SAR Grants in Last Fiscal Year” and “Aggregated Option/SAR Exercises in Last Fiscal Year and Fiscal Year-End Values” relate to stock options and stock appreciation rights (SARs) with respect to our Corporation. Numbers have been rounded to the nearest whole dollar or share.

		Annual Compensation			Long-Term Compensation
					Awards		Payouts
				Other	Restricted	Securities		All
				Annual	Stock	Underlying	LTIP	Other
Name and Principal		Salary	Bonus	Compensation[1]	Awards[2]	Options/SARs	Payouts[3]	Compensation[4]
Position	Year	($)	($)	($)	($)	(#)	($)	($)

Robert J. Stevens	2005	1,248,750	3,250,000	144,610	0	300,000	0	136,857
President and Chief	2004	1,071,442	2,300,000	69,623	2,282,000	175,000	1,400,000	97,798
Executive Officer	2003	901,154	1,740,000	25,782	0	175,000	3,700,000	104,103

Robert B. Coutts	2005	744,000	1,102,700	39,027	0	60,000	0	50,252
Executive Vice President	2004	713,769	862,400	22,691	1,141,000	70,000	665,000	52,416
Electronic Systems	2003	655,385	753,500	19,725	0	70,000	1,572,500	52,241

Christopher E. Kubasik	2005	622,500	954,300	55,347	0	50,000	0	24,327
Executive Vice President	2004	522,596	674,900	78,401	0	40,000	420,000	20,789
and Chief Financial Officer	2003	434,231	455,400	31,494	1,203,000	35,000	925,000	17,338

Michael F. Camardo	2005	648,000	913,500	40,617	0	50,000	0	53,084
Executive Vice President	2004	621,538	754,000	20,642	1,141,000	60,000	595,000	33,199
Information & Technology Services	2003	565,385	682,500	15,000	0	60,000	1,387,500	22,581

G. Thomas Marsh	2005	604,000	896,300	61,756	0	60,000	0	29,847
Executive Vice President	2004	556,192	699,800	45,517	1,141,000	70,000	385,000	35,468
Space Systems	2003	478,077	520,100	69,056	0	25,000	832,500	472,680

Frank H. Menaker[5]	2005	763,000	893,500	40,697	0	60,000	0	35,742
Senior Vice President	2004	741,777	721,600	30,214	684,600	65,000	560,000	29,636
	2003	688,231	664,300	33,180	0	65,000	1,387,500	30,162

NOTES TO TABLE:

(1)	Amounts reported under the column generally represent amounts reimbursed for the payment of taxes on business-related perquisites, financial counseling fees and other payments as explained in the footnotes accompanying certain named executive officers. In 2005 the named executive officers received perquisites including the personal use of the corporate aircraft, executive physicals, memberships, club dues, first class travel (airfare or rail), home office costs (internet/fax), excess liability and accidental death and dismemberment insurance, personal use of company car and driver and home security systems. The cost of the perquisites furnished to each named executive officer, with the exception of Mr. Stevens, did not exceed the lesser of $50,000 or 10 percent of the total annual salary and bonus of that executive officer as reported in the table above. Amounts reported in 2005 for Mr. Stevens include $37,194 for a home security system. Amounts in 2005 and 2004 for corporate aircraft represent the aggregate incremental cost to the Corporation for personal use of company aircraft. Amounts for 2003 were previously reported and calculated in accordance with IRS guidelines for imputed income for personal use of the corporate aircraft.

EXECUTIVE COMPENSATION
(2)  Shares of restricted stock were granted by the Stock Option Subcommittee to various named executive officers on June 25, 2003 and March 31, 2004. The awards generally vest over a period of four or five years and were conditioned upon the recipient’s execution of a non-competition agreement. Restrictions on two-thirds of Mr. Kubasik’s award will lapse on June 25, 2006 and on the remaining one-third of the shares will lapse on June 25, 2008. With respect to the other named executive officers, restrictions on one-third of the shares will lapse on March 31, 2007 and restrictions on the remaining two-thirds will lapse on March 31, 2008. Restrictions will terminate prior to the normal vesting date upon the death, disability, layoff or retirement (following the attainment of age 65) of the named executive officer as described in the award agreement. In addition, restrictions will lapse upon a divestiture of a business operation, or a change in control, which results in the termination of employment of the named executive officer with the Corporation. Any shares on which restrictions have not lapsed will be forfeited in the event that the named executive officer terminates employment with the Corporation for any other reason. As of December 31, 2005 the shares that remain restricted and subject to forfeiture for Messrs. Stevens, Coutts, Kubasik, Camardo, Marsh and Menaker have a value of $3,181,500; $1,590,750; $1,590,750; $1,590,750; $1,590,750; and $954,450, respectively. Until the restrictions lapse, the individuals have the right to receive cash dividends on the restricted stock and the right to vote the restricted stock, and will generally have the rights and privileges of a stockholder, except that they may not sell, transfer, assign, pledge, use as collateral or otherwise dispose of or encumber the restricted stock. Mr. Menaker’s restricted shares vested 100 percent on February 1, 2006 due to his retirement.
(3)  LTIP payouts include amounts payable in cash to participants at the end of the performance period and amounts mandatorily deferred for an additional two years, in the form of phantom stock units, which remain forfeitable upon termination of employment prior to the end of the two year deferral period, except in the case of death, disability, divestiture, or layoff or change in control. Generally, the cash and deferred portions each represent 50 percent of the LTIP payout. The phantom stock units are reported at the time of the LTIP payout and not at the time of vesting. There was no payout for the 2003-2005 LTIP.
(4)  Amounts include the Corporation’s 2005 contributions under the Salaried Savings Plan for Messrs. Stevens, Coutts, Kubasik, Camardo, Marsh and Menaker of $3,733; $3,500; $5,600; $7,000; $3,733; and $3,733, respectively, and the Corporation’s 2005 contributions under the Supplemental Plan for Messrs. Stevens, Coutts, Kubasik, Camardo, Marsh and Menaker of $45,020; $25,623; $18,727; $18,379; $19,908; and $26,151, respectively. Payment in 2005 of accrued and unused vacation consistent with Corporate policy for each of Messrs. Stevens, Coutts, Kubasik, Camardo, Marsh and Menaker totaled $88,104; $21,129; $0; $27,705; $6,306; and $5,858, respectively.
(5)  Mr. Menaker served as Senior Vice President and General Counsel from January 1, 2005 until October 3, 2005. Mr. Menaker retired on February 1, 2006.

EXECUTIVE COMPENSATION
OPTION/SAR GRANTS IN LAST FISCAL YEAR 1
The following table presents additional information concerning the option awards shown in the Summary Compensation Table for fiscal year 2005. These options to purchase our common stock were granted to the named executive officers under the Award Plan2.

	Individual Grants
	Number of
	Securities	% of Total	Exercise
	Underlying	Options/SARs	or Base
	Options/SARs	Granted to	Price	Expiration	Grant Date
Name	Granted	Employees in 2005	($/Share)	Date	Present Value ($)[3]

Robert J. Stevens	300,000	4.68	57.81	01/31/2015	4,248,000

Robert B. Coutts	60,000	0.94	57.81	01/31/2015	849,600

Christopher E. Kubasik	50,000	0.78	57.81	01/31/2015	708,000

Michael F. Camardo	50,000	0.78	57.81	01/31/2015	708,000

G. Thomas Marsh	60,000	0.94	57.81	01/31/2015	849,600

Frank H. Menaker	60,000	0.94	57.81	01/31/2015	849,600

NOTES TO TABLE:

(1)	No SARs were granted in 2005 and none are outstanding.

(2)	Awards are granted at the discretion of the Stock Option Subcommittee, an independent subcommittee of the Board made up of non-employee directors, upon the recommendation of management. Under the January 2005 grant award agreements, options vest and become exercisable in three equal installments on the first, second and third anniversary dates following the grant. Options expire 30 days following termination of employment, except in instances following death, disability, divestiture, layoff or retirement. In the event of death or disability, all outstanding options vest immediately and will expire ten years after the date of grant (i.e., the normal expiration date of the grant). In cases of layoff, the vesting dates and term of all outstanding options is unaffected. In cases of divestiture, the vesting schedule of any unvested options will be unaffected and all outstanding options will terminate five years from the effective date of the divestiture or on the option’s normal expiration date, whichever occurs first. In cases of retirement on or after the first vesting date, the vesting dates and term of all outstanding options will be unaffected by retirement. Generally, retirement before the first vesting date results in forfeiture of the award. In the event of a change in control, all options vest.

(3)	The present value for these options was estimated at the date of grant using the Black-Scholes option pricing model with the following assumptions: risk-free interest rate – 3.70 percent; dividend yield – 1.73 percent; volatility – 0.259; and expected option life – 5 years.

EXECUTIVE COMPENSATION
AGGREGATED OPTION/SAR1 EXERCISES IN LAST FISCAL YEAR
AND FISCAL YEAR-END VALUES
The following table shows information for the named executive officers concerning:
(i) pre-tax value of stock options exercised during 2005 and
(ii) the number and pre-tax values of unexercised stock options as of December 31, 2005.

	Shares		Number of Securities
	Acquired		Underlying Unexercised		Value of Unexercised
	on	Value	Options/SARs at Fiscal		In-The-Money
	Exercise	Realized	Year End		Options/SARs at Fiscal Year End
Name	(#)	($)	Exercisable	Unexercisable	Exercisable ($)	Unexercisable ($)

Robert J. Stevens	0	0	548,099	475,001	9,324,452	4,152,263

Robert B. Coutts	22,000	402,088	253,999	130,001	4,713,207	1,311,713

Christopher E. Kubasik	20,000	762,136	96,666	88,334	1,667,624	820,126

Michael F. Camardo	20,000	438,850	251,000	110,000	4,716,105	1,116,000

G. Thomas Marsh	49,500	1,288,089	81,999	115,001	1,080,347	1,123,763

Frank H. Menaker	0	0	278,999	125,001	4,454,781	1,242,964

NOTE TO TABLE:

(1)	There are no outstanding SARs.

EXECUTIVE COMPENSATION
LONG-TERM INCENTIVE PLANS – AWARDS IN LAST FISCAL YEAR
This table shows grants to the named executives of LTIP Awards awarded during 2005 pursuant to the Award Plan1.

	Number of
	Shares, Units	Performance or	Estimated Future Payouts
	or Other	Other Period Until	Under Non-Stock Price-Based Plans
Name	Rights	Maturation or Payout	Threshold[2]	Target[3]	Maximum[4]

Robert J. Stevens	—	01/01/05 – 12/31/07	$1,062,500	$4,250,000	$8,500,000

Robert B. Coutts	—	01/01/05 – 12/31/07	212,500	850,000	1,700,000

Christopher E. Kubasik	—	01/01/05 – 12/31/07	168,750	675,000	1,350,000

Michael F. Camardo	—	01/01/05 – 12/31/07	187,500	750,000	1,500,000

G. Thomas Marsh	—	01/01/05 – 12/31/07	212,500	850,000	1,700,000

Frank H. Menaker	—	01/01/05 – 12/31/07 [5]	187,500	750,000	1,500,000

NOTES TO TABLE:

(1)	Awards are granted at the discretion of the Stock Option Subcommittee, an independent subcommittee of the Board made up of non-employee directors, upon the recommendation of management. Under the January 2005 grant award agreements, each award recipient was assigned a dollar target. The amount earned at the end of the three-year performance period may be more or less than the target, depending upon the Corporation’s TSR relative to the TSR of each of the other corporations in the S&P 500 Index at the beginning of the period which continues to trade through the end of the period. At the end of the performance period, a percent (generally 50 percent) of the amount earned is payable; payment of the remaining portion of the award is deferred for two years and treated during that period as if it were invested in the Corporation’s common stock. Amounts deferred become payable on the second anniversary date of the end of the performance period. Awards are forfeited following termination of employment prior to the end of the performance period (or second anniversary of the end of the performance period in the case of the deferred portion), except in instances following death, divestiture, disability, retirement or layoff, in which case the award shall be prorated accordingly. In the event of a change in control during the performance period, the performance period shall terminate and a pro-rated portion of an award shall be paid to the participant. If a change in control occurs after the end of the performance period but before the second anniversary of the end of the performance period, the remaining portion of the award will be payable.

(2)	Assuming any payment is earned, the minimum amount payable under the plan is 25 percent of the target, payable if the Corporation’s TSR relative to the TSR performance of other corporations (adjusted to reflect the effects of company mergers during the period) in the S&P 500 Index is equal to or exceeds the 40th percentile ranking. If the Corporation’s TSR performance is below the 40th percentile ranking, the amount payable is zero.

(3)	The target award is payable under the plan if the Corporation’s TSR relative to the TSR performance of other corporations (adjusted to reflect the effects of company mergers during the period) in the S&P 500 Index is equal to or exceeds the 60th percentile ranking.

(4)	The maximum award of 200 percent of target is payable under the Award Plan if the Corporation’s TSR relative to the TSR performance of other corporations (adjusted to reflect the effects of company mergers during the period) in the S&P 500 Index is equal to or exceeds the 85th percentile ranking.

(5)	Any potential payment will be prorated to cover the period of service prior to Mr. Menaker’s retirement on February 1, 2006.

EXECUTIVE COMPENSATION
Other Benefits
The Lockheed Martin Post-Retirement Death Benefit Plan for Elected Officers provides a death benefit for retired elected officers at a level of 1.5 times the officer’s base salary at the time of retirement. During active employment, our elected officers are provided personal liability insurance coverage of $5 million and accidental death and dismemberment coverage of $1 million. Elected corporate officers are also eligible for reimbursement of financial counseling expenses up to an annual amount of 3-1/2 percent of base salary or $10,000, whichever is less.
Deferred Management Incentive Compensation Plan
The DMICP provides certain key management employees the opportunity to elect annually to defer, until termination of service or beyond, the receipt of all or a portion of incentive compensation awards under the MICP and any amounts payable as LTIP Awards. The DMICP provides that a participant may choose, at the time the MICP deferral election is made, between two accounts (the “Interest Investment Option” or the “Stock Investment Option”). Under the Stock Investment Option, earnings on deferred amounts will accrue at a rate that tracks the performance of our common stock (including reinvestment of dividends). Under the Interest Investment Option, earnings on deferred amounts will accrue at a rate equivalent to the then published rate for computing the present value of future benefits under Cost Accounting Standard No. 415, Deferred Compensation. Amounts attributable to the Stock Investment Option will be paid in shares of our common stock. All amounts accumulated under the DMICP must be paid in a lump sum within 15 days following a change in control.
As a result of his retirement on February 1, 2006, Mr. Menaker will receive a payment of his account balance in the DMICP in accordance with plan terms in the amount of $5,897,942. This represents bonus and LTIP payments voluntarily and mandatorily deferred in prior years plus the amount accrued as earnings on deferred amounts. The deferred bonus amounts and LTIP amounts credited to his DMICP balance during his tenure as a named executive officer were included under the “Bonus” and “LTIP Payouts” columns, respectively, of the Summary Compensation Table in the proxy for the year the bonus or LTIP were earned and deferred.
Defined Contribution Plans
We sponsor a number of different defined contribution plans which cover nearly all our employees. During 2005 the Salaried Savings Plan covered the named executive officers.
The Salaried Savings Plan permits eligible employees (including the named executive officers) to make regular savings contributions on a pre-tax or after-tax basis. For the year ended December 31, 2005 participants could contribute up to 17 percent of their current base salary (maximum of 16 percent on a pre-tax basis) subject to Internal Revenue Code limitations. Employees who are at least 50 years of age are allowed to make “Catch-up Contributions” in accordance with the Internal Revenue Code. In addition, we made a matching contribution to each participant’s account equal to 50 percent of up to the first 8 percent of compensation contributed by the participant.
All contributions to the Salaried Savings Plan are 100 percent vested. Full distribution under the Salaried Savings Plan is generally available upon the termination, layoff, retirement, disability or death of the participant.
Participants in the Salaried Savings Plan may direct the investment of employee contributions among 14 different investment options including unitized funds invested in our common stock

EXECUTIVE COMPENSATION
and a self-managed brokerage account. All of our matching contribution is invested in the ESOP Fund, which is in part funded by an employee stock ownership feature of the plan.
Because of Internal Revenue Code limitations on annual contributions to the Salaried Savings Plan, certain employees are not allowed to elect to contribute the maximum 17 percent of compensation otherwise permitted by the Salaried Savings Plan. The Supplemental Plan has been established for certain Salaried Savings Plan participants (including the named executive officers) affected by these limits. The investment options available under the Salaried Savings Plan, including investments in our common stock, are available under the Supplemental Plan with the exception of the self-managed account, with investments in the Supplemental Plan reflecting only bookkeeping entries rather than actual purchases of the underlying instruments. The investment elections made by a participant under the Supplemental Plan need not be the same as his or her investment elections under the Salaried Savings Plan. The Supplemental Plan provides for payment following termination of employment in a lump sum or up to 20 annual installments. All amounts accumulated and unpaid under the Supplemental Plan must be paid in a lump sum within 15 calendar days following a change in control.
As a result of his retirement on February 1, 2006, Mr. Menaker will receive beginning February 2006 the first of ten installments of his account balance of $1,208,634 in the Non-qualified Supplemental Plan in accordance with the terms of that plan. This represents salary deferrals and company match from periods prior to retirement plus earnings. The deferred salary and match during his tenure as a named executive officer also were included in the proxy statement for the year the salary and match were earned and deferred under the “Salary” and “All Other Compensation” columns, respectively, of the Summary Compensation Table.
Pension Plans
We sponsor a number of pension plans for salaried employees who were hired before January 1, 2006 and for union represented employees. During 2005 the named executive officers participated in the Lockheed Martin Retirement Program (“LMRP”), which is made up of a number of component grandfathered pension plans and formulas.
The calculation of retirement benefits under the LMRP is determined by a formula which takes into account the participant’s years of credited service and average compensation for the highest three years of the last ten years of employment with the Corporation preceding retirement. Average compensation includes the employee’s normal rate of pay (without overtime), bonuses earned under the MICP and lump sum payments in lieu of a salary increase. Normal retirement age is 65; however, benefits are payable as early as age 55 at a reduced amount or without reduction at age 60. Certain employees who retire on or before January 1, 2011 between ages 60 and 62 are eligible for supplemental payments ending at age 62. Participants in the LMRP (including the names executive officers) will receive a pension calculated in accordance with the formula used in the LMRP for all service or if the pension benefit would be greater, in accordance with the heritage plan formula for service through June 30, 2002, plus the LMRP formula for service after that date.
Certain salaried employees (including the named executive officers) also participate in nonqualified supplemental retirement plans. These supplemental plans pay benefits in excess of Internal Revenue Code limits on qualified plan benefits or in some instances in accordance with a grandfathered or special pension formula. The supplemental plans generally pay benefits at the same time and in the same form as benefits are paid under the LMRP, although lump sum payments are available under some supplemental plans. The Supplemental Plans provide that the

EXECUTIVE COMPENSATION
actuarial equivalent of a participant’s accrued benefit be paid in a lump sum within 15 days following a change in control.
As of December 31, 2005 the estimated annual benefits payable upon retirement at age 65 for the individuals named in the compensation table, based on continued employment at current compensation, are as follows: Messrs. Stevens $1,583,829; Coutts $1,197,881; Kubasik $639,145; Camardo $927,457; Marsh $913,209; and Menaker $873,869. These amounts (as well as the amounts shown on the table) include benefits payable under the supplemental plans. The years of credited service as of December 31, 2005 for Messrs. Stevens, Coutts, Kubasik, Camardo, Marsh and Menaker were 18 years, 33 years, 6 years, 41 years, 36 years and 34 years, respectively.
In addition to the LMRP determined benefit, Messrs. Coutts and Camardo will receive the value of employee contributions they made to the Plan prior to January 1, 1995 in the form of a lump sum or a five year certain life annuity. Based on current interest rates, the annual payment under the five-year certain life annuity beginning at age 65 is projected to be $5,727 for Mr. Coutts and $5,028 for Mr. Camardo. For Messrs. Menaker and Marsh, the greater projected benefit is based on a special grandfathered formula for all service.
As of his retirement in February 2006, Mr. Menaker had an estimated accrued annual benefit of $870,178 payable as a single life annuity, including an estimated accrued annual qualified benefit of $144,081 and an estimated accrued annual nonqualified benefit, including benefits accrued after December 31, 2005 of $726,097. Mr. Menaker has elected to receive the qualified benefit in the form of a 75 percent joint and survivor annuity. The annual qualified benefit payable to Mr. Menaker is $116,417. Mr. Menaker has elected to receive the nonqualified benefit as a lump sum payment. The estimated lump-sum, payable to Mr. Menaker six months following his retirement date, is $8,628,343.
Lump sum payments are calculated as an actuarial equivalent based upon the interest rate used by the Pension Benefit Guarantee Corporation to determine the present value of an immediate lump-sum distribution on termination of a pension plan, as in effect on the first day of the month of termination of employment plus one percent, and the 1983 Group Annuity Mortality Table with gender distinction.

EXECUTIVE COMPENSATION
The amounts listed on the table below are not subject to any deduction for Social Security benefits or other offsets and are computed as single life annuities. The pension table shows the estimated annual benefits payable upon retirement for specified earnings and years of service under the LMRP.
Maximum Annual Benefit Payable Upon Normal Retirement
Lockheed Martin Retirement Program1

3-Year Average	15 Years of	20 Years of	25 Years of	30 Years of	40 Years of	45 Years of
Compensation	Service	Service	Service	Service	Service	Service

$100,000	$ 21,629	$28,934	$36,239	$43,544	$58,635	$63,239
150,000	32,879	43,934	54,989	66,044	88,635	96,989
200,000	44,129	58,934	73,739	88,544	118,635	130,739
300,000	66,629	88,934	111,239	133,544	178,635	198,239
400,000	89,129	118,934	148,739	178,544	238,635	265,739
500,000	111,629	148,934	186,239	223,544	298,635	333,239
600,000	134,129	178,934	223,739	268,544	358,635	400,739
700,000	156,629	208,934	261,239	313,544	418,635	468,239
800,000	179,129	238,934	298,739	358,544	478,635	535,739
900,000	201,629	268,934	336,239	403,544	538,635	603,239
1,000,000	224,129	298,934	373,739	448,544	598,635	670,739
1,200,000	269,129	358,934	448,739	538,544	718,635	805,739
1,400,000	314,129	418,934	523,739	628,544	838,635	940,739
1,600,000	359,129	478,934	598,739	718,544	958,635	1,075,739
1,800,000	404,129	538,934	673,739	808,544	1,078,635	1,210,739
2,000,000	449,129	598,934	748,739	898,544	1,198,635	1,345,739
2,500,000	561,629	748,934	936,239	1,123,544	1,498,635	1,683,239
3,000,000	674,129	898,934	1,123,739	1,348,544	1,798,635	2,020,739
3,500,000	786,629	1,048,934	1,311,239	1,573,544	2,098,635	2,358,239
4,000,000	899,129	1,198,934	1,498,739	1,798,544	2,398,635	2,695,739
4,500,000	1,011,629	1,348,934	1,686,239	2,023,544	2,698,635	3,033,239

NOTE TO TABLE:

(1)	All figures listed in the chart above are benefits payable under the greater of the Lockheed Martin Retirement Program, the Lockheed Martin Retirement Income Plan or the Lockheed Martin Retirement Plan for Certain Salaried Employees.

EXECUTIVE COMPENSATION
EQUITY COMPENSATION PLAN INFORMATION
The following table provides information about Lockheed Martin’s equity compensation plans that authorize the issuance of shares of Lockheed Martin common stock to employees and directors. The information is provided as of December 31, 2005.

	(a)	(b)	(c)
			Number of securities remaining
	Number of securities to be		available for future issuance
	issued upon exercise of	Weighted-average exercise	under equity compensation plans
	outstanding options, warrants	price of outstanding options,	(excluding securities reflected in
Plan category	and rights (#)	warrants and rights ($)	column (a)) (#)

Equity compensation plans approved by security holders[1,2,3,4,6]	33,646,269	$47.64	21,583,701

Equity compensation plans not approved by security holders [5]	1,660,133	—	3,339,867

Total [4,5,6]	35,306,402	$47.64	24,923,568

NOTES TO TABLE:

(1)	Amounts include the Award Plan, the former Omnibus Plan and the Directors’ Equity Plan, all of which have been approved by the stockholders of the Corporation.

(2)	As of December 31, 2005 there were 21,583,701 shares available for grant under the Award Plan as options, SARs, restricted stock or stock units; there are no restrictions on the number of the available shares that may be issued in respect of SARs or stock units. As currently in effect, no more than 28 percent of shares authorized under the Award Plan (9,660,000 shares) may be issued as restricted stock. As of December 31, 2005, 615,000 shares have been granted as restricted stock under the Award Plan. Of the 21,583,701 shares available for grant on December 31, 2005, 3,809,600 and 1,310,550 shares are issuable pursuant to options and RSUs, respectively, granted on February 1, 2006. Amounts in column (c) also include 911,330 shares that may be issued under the Directors’ Equity Plan and 5,648 shares that may be issued under the Directors’ Deferred Stock Plan, a plan that was approved by the stockholders in 1995; effective May 1, 1999 no additional shares may be awarded under the Directors’ Deferred Stock Plan. Stock units payable in cash only under the Award Plan, former Omnibus Plan or other plans sponsored by Lockheed Martin are not included in the table.

(3)	Under the Directors’ Equity Plan, each director may elect to receive stock units, options or a combination of stock units and options with a fair market value on January 15 equal to $75,000; effective January 1, 2006 this amount was increased to $90,000.

(4)	Amounts exclude options granted under equity compensation plans that were subsequently assumed by the Corporation. Options issued by COMSAT Corporation were assumed as part of the completion of the Corporation’s acquisition of COMSAT in 2000. At December 31, 2005 a total of 491,422 shares of Lockheed Martin common stock were issuable upon the exercise of the assumed options that remain outstanding. The weighted average exercise price of those outstanding options was $24.11 per share. The amounts also exclude 3,490 stock grants held in a trust pursuant to the Deferred Compensation Plan for Directors of Lockheed Corporation. No further grants may be made under the assumed plans.

(5)	The DMICP was approved by the stockholders in 1996. As adopted originally, phantom stock units were credited to a participant’s account and paid in cash upon termination or retirement. The DMICP was amended by the Board in 2004 to provide for the payment of phantom stock units in stock upon termination or retirement. Since the phantom stock units settle in stock upon termination or retirement, there is no weighted average exercise price for the units. As a result, the phantom stock units also were

EXECUTIVE COMPENSATION

not considered in calculating the total weighted-average exercise price in column (b).

(6)	The maximum number of shares of stock that may be subject to stock options, SARs, restricted stock and stock units granted or issued under the Award Plan in any calendar year is 1.6 percent of the Corporation’s outstanding shares of stock on December 31 of the calendar year immediately preceding the date of grant of the award, calculated in a manner consistent with the method for calculating outstanding shares for reporting the Corporation’s Annual Report.
PROPOSALS YOU MAY VOTE ON
ELECTION OF DIRECTORS
(Proposal # 1 on Proxy Card)
There are 15 nominees for election to the Board this year, and their biographical information is provided below. Each nominee is currently serving as a director.
Directors are expected to attend the Annual Meeting. All directors nominated for election at the 2005 Annual Meeting attended the 2005 Annual Meeting. Messrs. Loy and Schneider were elected to the Board in August 2005 and December 2005, respectively. All directors are elected to a one-year annual term that will end at the 2007 Annual Meeting. If any of the nominees are unable to stand for reelection at the 2006 Annual Meeting (an event which is not anticipated), the Board may reduce its size or designate a substitute. If a substitute is designated, proxies may vote for the substitute nominee or refrain from voting for any other nominee at their discretion. If any other matters come before the stockholders at the Annual Meeting, the persons holding the proxies will vote in their discretion the shares represented by proxy. Directors’ ages are as of the 2006 Annual Meeting.
The Board unanimously recommends a vote FOR each of the director-nominees.
Nominees

E. C. “Pete” Aldridge, Jr. Director since June 2003 Age 67
     Named by President Bush to Chair the President’s Commission on the Implementation of the U.S. Space Exploration Vision, January 2004; Under Secretary of Defense (Acquisition, Technology, and Logistics) from May 2001 until his retirement in May 2003. President and Chief Executive Officer of The Aerospace Corporation from March 1992 until May 2001; President of the McDonnell Douglas Electronic Systems Company from December 1988 until March 1992; Secretary of the Air Force from June 1986 until December 1988; Under Secretary of the Air Force from 1981 until 1986; director of United Industrial Corp. from 1993 to 2001; director of Global Crossing Ltd. and Alion Science and Technology.

PROPOSALS YOU MAY VOTE ON

Nolan D. Archibald Director since April 2002 Age 62
     Chairman of the Board and Chief Executive Officer of The Black & Decker Corporation since 1986, President of The Black & Decker Corporation since 1985, and Chief Operating Officer of The Black & Decker Corporation from 1985 to 1986. Held various management positions at Beatrice Companies, Inc., from 1977 to 1985, including Senior Vice President and President of the Consumer & Commercial Products Group; director of The Black & Decker Corporation, Brunswick Corporation and Huntsman Corporation.

Marcus C. Bennett Director since March 1995 Age 70
     Executive Vice President and Chief Financial Officer of Lockheed Martin from July 1996 until his retirement in January 1999, Senior Vice President and Chief Financial Officer of Lockheed Martin from March 1995 to July 1996; Vice President and Chief Financial Officer of Martin Marietta from 1988 to 1995; director of Martin Marietta from 1993 to 1995; director of Carpenter Technology, Inc. from 1998 to 2001; director of Martin Marietta Materials, Inc.

James O. Ellis, Jr. Director since November 2004 Age 58
     President and Chief Executive Officer, Institute of Nuclear Power Operations since May 2005. Retired from active duty in July 2004. Admiral and Commander, United States Strategic Command, Offut Air Force Base, Nebraska from October 2002 until July 2004. Commander in Chief, United States Strategic Command from November 2001 to September 2002. Commander in Chief, U.S. Naval Forces, Europe and Commander in Chief, Allied Forces from October 1998 to September 2000. Deputy Chief of Naval Operations (Plans, Policy and Operations) from November 1996 to September 1998; director of The Burlington Capital Group, Level 3 Communications and Inmarsat Plc.

Gwendolyn S. King Director since March 1995 Age 65
     President of Podium Prose, a Washington, D.C. speaker’s bureau and speechwriting service, since 2000. Founding Partner, The Directors’ Council, a corporate board search firm, from October 2003 to June 2005; Senior Vice President of Corporate and Public Affairs of PECO Energy Company (formerly Philadelphia Electric Company) from October 1992 until her retirement in February 1998; Commissioner of the Social Security Administration from August 1989 to September 1992; director of Martin Marietta from 1992 to 1995; director of Pharmacia from 1999 to 2003; director of Monsanto Company and Marsh and McLennan Companies, Inc.

PROPOSALS YOU MAY VOTE ON

James M. Loy Director since August 2005 Age 63
     Senior Counselor, The Cohen Group since 2005. Deputy Secretary of Homeland Security from 2003 to 2005; Administrator, Transportation Security Administration from 2002 to 2003; Commandant, U.S. Coast Guard from 1998 to 2002; Coast Guard Chief of Staff from 1996 to 1998; Commander of the Coast Guard’s Atlantic Area from 1994 to 1996.

Douglas H. McCorkindale Director since April 2001 Age 66
     Chairman of Gannett Co., Inc. (“Gannett”) since February 1, 2001, Chief Executive Officer of Gannett from June 1, 2000 to 2005, President of Gannett from 1997 to 2005, Vice Chairman of Gannett from 1984 to January 31, 2001, Chief Financial Officer of Gannett from 1979 to 1997, Chief Administrative Officer of Gannett from 1985 to 1997; director of Gannett, Continental Airlines, Inc. and a director or trustee of numerous Mutual Funds in the Prudential Group of Newark, NJ.

Eugene F. Murphy Director since March 1995 Age 70
     Vice Chairman and Executive Officer of General Electric Company from September 1997 until his retirement in July 1999, President and Chief Executive Officer of GE Aircraft Engines from 1993 to September 1997, President and Chief Executive Officer of GE Aerospace from 1992 to 1993, Senior Vice President of GE Communications & Services from 1986 to 1992; director of Martin Marietta from 1993 to 1995; director of General Electric Company from 1997 to 1999; director of BellSouth Corporation from 1999 to 2004.

Joseph W. Ralston Director since April 2003 Age 62
     Vice Chairman of The Cohen Group, Washington, D.C. since March 2003. Retired from active duty on March 1, 2003. Commander, U.S. European Command and Supreme Allied Commander Europe, NATO, Mons, Belgium from May 2000 until January 2003. Vice Chairman, Joint Chiefs of Staff, Washington, D.C. from March 1996 to April 2000; since 1965, served in operational command at squadron, wing, numbered air force and major command, as well as various staff and management positions at every level of the Air Force; director of The Timken Company and URS Corporation.

PROPOSALS YOU MAY VOTE ON

Frank Savage Director since March 1995 Age 67
     Chief Executive Officer of Savage Holdings LLC since August 2001; Chairman of Alliance Capital Management International, a division of Alliance Capital Management LP, an investment management company from 1993 to July 31, 2001; Senior Vice President of The Equitable Life Assurance Society of the United States from 1987 to 1996; Chairman of the Board of Equitable Capital Management Corporation from 1992 to 1993, Vice Chairman of the Board of Equitable Capital Management Corporation from 1986 to 1992; trustee of Johns Hopkins University; former trustee and Chairman of the Board of Trustees of Howard University; director of Lockheed Corporation from 1990 to 1995; director of Enron Corporation from 1999 to 2002; director of Alliance Capital Management L.P. from 1993 to 2004 and Qualcomm Inc. from 1996 to 2004.

James M. Schneider Director since December 2005 Age 53
     Senior Vice President and Chief Financial Officer, Dell Inc. since 2000. Chief Information Officer on an interim basis from 1999 to early 2000. Senior Vice President of Finance, MCI Communications Corp. from 1993 until joining Dell in 1996. Partner with Price Waterhouse from 1983-1993. Held various management positions with Price Waterhouse from 1974-1983; director of Dell Financial Services L.P., The Gap, Inc., and General Communication, Inc. The Board has determined that Mr. Schneider meets the SEC’s criteria of an “audit committee financial expert.”

Anne Stevens Director since September 2002 Age 57
     Executive Vice President, Ford Motor Company and Chief Operating Officer, The Americas, since November 2005, Group Vice President, Canada, Mexico and South America, Ford Motor Company from October 2003 to October 2005, Vice President, North America Vehicle Operations of Ford Motor Company from August 2001 to October 2003, Vice President, North America Assembly Operations of Ford Motor Company from April 2001 to August 2001. Held various management positions at Ford Motor Company from 1990 up to the present, including executive director in Vehicle Operations in North America. Held various engineering, manufacturing and marketing positions at Exxon Chemical Co. before joining Ford. Member of the National Academy of Engineering and Trustee of Drexel University.

Robert J. Stevens Director since October 2000 Age 54
     Chairman of Lockheed Martin since April 2005, Chief Executive Officer of Lockheed Martin since August 2004, President of Lockheed Martin since October 23, 2000, Chief Operating Officer of Lockheed Martin from October 2000 to August 2004, Executive

PROPOSALS YOU MAY VOTE ON
Vice President and Chief Financial Officer of Lockheed Martin from October 1999 to March 2001, Vice President of Strategic Development of Lockheed Martin from November 1998 to October 1999; President and Chief Operating Officer of the former Lockheed Martin Energy and Environment Sector from January 1998 to June 1999; President of Lockheed Martin Air Traffic Management Division from June 1996 through January 1998; Executive Vice President and Senior Vice President and Chief Financial Officer of Air Traffic Management from December 1993 to May 1996; General Manager of Loral Systems Manufacturing Company from 1987 to 1993; director of Monsanto Company.

James R. Ukropina Director since March 1995 Age 68
     Chief Executive Officer, Directions, LLC, since 2002; Partner of O’Melveny & Myers LLP from 1992 – 2000; member of the Board of Trustees of Stanford University from 1990 to 2000; director of Lockheed from 1988 to 1995; director of Pacific Life Insurance Company, Indymac Bancorp, Inc. and Central Natural Resources, Inc.

Douglas C. Yearley Director since March 1995 Age 70
     Chairman Emeritus of the Board of Phelps Dodge Corporation (“Phelps Dodge”) since May 2000, Chairman of the Board of Phelps Dodge from 1989 until his retirement in May 2000, Chief Executive Officer of Phelps Dodge from 1989 to 1999, President of Phelps Dodge from 1991 to 1997, Executive Vice President of Phelps Dodge from 1987 to 1989, President of Phelps Dodge Industries, a division of Phelps Dodge, from 1988 to 1990, Senior Vice President of Phelps Dodge from 1982 to 1986; director of Phelps Dodge Corporation from 1986 to 2000; director of Lockheed from 1990 to 1995, J.P. Morgan & Co. Incorporated, Morgan Guaranty Trust Company of New York from 1993 to 2000, Southern Peru Copper Corporation from 1991 to 2000, USX Corporation from 1992 to 2001; director of United States Steel Corporation, Marathon Oil Corporation and Heidrick and Struggles International, Inc. The Board has determined that Mr. Yearley meets the SEC’s criteria of an “audit committee financial expert.”
We recommend that you vote FOR the election of these directors.
RATIFICATION OF APPOINTMENT OF
INDEPENDENT AUDITORS
(Proposal #2 on Proxy Card)
The Audit Committee ( the “Committee”) has appointed Ernst & Young LLP, an independent registered public accounting firm, as the independent auditors to audit our books, records and accounts for the year ending December 31, 2006. Ernst & Young LLP served as our independent public accountants in 2005. The services provided to the Corporation by Ernst & Young LLP for the last fiscal year are described under the caption “Fees Paid to Independent Auditors” below. Stockholder approval of the appointment is not required. The Board believes that obtaining stockholder ratification of the appointment is a sound governance practice. If the stockholders do not vote on an advisory basis in favor of Ernst & Young LLP, the

PROPOSALS YOU MAY VOTE ON
Committee will reconsider whether to hire the firm and may retain Ernst & Young LLP or hire another firm without resubmitting the matter for stockholders to approve. The Committee retains the discretion at any time to appoint a different independent auditor.
Representatives of Ernst & Young LLP are expected to be available at the Annual Meeting to respond to appropriate questions and to make a statement if they desire.
The Board unanimously recommends a vote FOR the ratification of appointment of Ernst & Young LLP as independent auditors in 2006.
Pre-Approval of Audit Services
The Committee pre-approves all audit, audit-related, tax and other services performed by the independent auditor. The Committee pre-approves specific categories of services up to pre-established fee thresholds. Unless the type of service has been pre-approved, the Committee must approve that specific service before the independent auditor may perform it. In addition, separate approval is required if the amount of fees for any pre-approved category of service exceeds the fee thresholds established by the Committee. The Committee may delegate to one or more of its members pre-approval authority with respect to permitted services provided that the member must report any pre-approval decisions to the Committee at its next scheduled meeting.
Fees Paid to Independent Auditors
The following table presents the fees billed by Ernst & Young LLP, an independent registered public accounting firm, for audit, audit-related services, tax services and all other services rendered for 2005 and 2004.

Ernst & Young Fees	2005	2004
Audit Fees[1]	$14,300,000	$14,800,000

Audit-Related Fees[2]	$300,000	$1,400,000

Tax Fees[3]	$2,400,000	$6,500,000

All Other Fees[4]	$80,000	$1,000,000

NOTES TO TABLE:

(1)	Audit fees principally include the annual audit of the consolidated financial statements, audit of internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act, statutory audits of foreign subsidiaries, SEC registration statements and other filings, and consultation on accounting matters.

(2)	Audit-related fees principally include employee benefit plan audits and services related to acquisitions and divestitures. Beginning in 2005 most of the benefit plan audits were performed by another independent registered public accounting firm.

(3)	Tax fees principally include domestic tax advisory services related to state and local tax services, export sales, and other tax matters, and tax compliance services for foreign subsidiaries. The amount in 2004 includes fees for expatriate tax services; similar services were performed by another independent registered public accounting firm in 2005.

(4)	All other fees principally include government contracting services.

PROPOSALS YOU MAY VOTE ON
All fees were pre-approved in accordance with the Committee pre-approval policy. The Committee considered and concluded that the provision of those services by Ernst & Young LLP was compatible with the maintenance of the auditor’s independence in conducting its auditing functions.
MANAGEMENT PROPOSAL – ADOPTION OF PERFORMANCE GOALS WITHIN
THE 2006 MANAGEMENT INCENTIVE COMPENSATION PLAN
(Proposal #3 on Proxy Card)
On January 26, 2005 the Board approved the 2006 Management Incentive Compensation Plan (“2006 MICP”) and the performance-based goals contained in Exhibit B of the 2006 MICP. The 2006 MICP is intended to replace our MICP, an annual cash bonus plan for elected officers and other key employees. Unlike the current MICP, which does not impose a limit on the size of awards, 2006 MICP awards to elected officers are subject to a maximum amount determined by an objective formula based on our financial performance. The performance criteria are intended to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). Performance-based compensation is not subject to the disallowance of tax deductions for compensation in excess of $1 million per year paid to the chief executive officer or any of the four other most highly compensated executive officers. In this proposal, we are asking our stockholders to approve the performance goals detailed in Exhibit B of the 2006 MICP (the “Performance Goals”).
The Board believes the 2006 MICP benefits stockholders because performance-based compensation:
•	Establishes a stockholder-approved limit under the plan on the maximum annual bonus payable to the CEO and other elected officers;

•	Permits compensation paid under the 2006 MICP to qualify for full tax-deductible treatment; and

•	Motivates participants to meet or exceed the financial goals.
The following information summarizes the material terms of the Performance Goals and provides general information about the 2006 MICP. This summary may not contain all the information that may be important to you. The complete text of the 2006 MICP is set forth in Appendix A to this proxy statement, and stockholders are urged to review it together with the following information, which is qualified in its entirety by reference to Appendix A. The Performance Goals are set out in Exhibit B to the 2006 MICP at page A-7 in Appendix A.
Administration
The Management Development and Compensation Committee of the Board of Directors (“Compensation Committee”) is responsible for administering the 2006 MICP, except that the Stock Option Subcommittee (the “Committee”) is responsible for the administration of Exhibit B of the 2006 MICP. The Committee is composed solely of two or more outside directors (within the meaning of Code Section 162(m)) or the entire Compensation Committee if all the members are outside directors. Currently the Committee’s membership is identical to the membership of the Compensation Committee.
The Committee has the right to select eligible participants, to construe the 2006 MICP, to interpret any provision thereof, to make rules and regulations relating to the 2006 MICP and to determine any factual question arising in connection with the 2006 MICP’s operation. In the case of Exhibit B, the 2006 MICP provides that its terms shall be interpreted and administered by the Committee in a manner consistent with the requirements for “performance-based compensation” under Code Section 162(m).

PROPOSALS YOU MAY VOTE ON
Material Terms
The 2006 MICP is an annual cash bonus plan. It provides an opportunity for selected employees, including the CEO and other elected officers, to earn an annual cash bonus based on an assessment of performance during the calendar year as measured against individual and organizational goals. In addition, Exhibit B of the 2006 MICP, which applies to the CEO and other elected officers, is intended to impose stockholder-approved Performance Goals and thereby to preserve our federal income tax deduction for compensation paid under the 2006 MICP.
A discussion of the material terms of the Performance Goals set forth in Exhibit B follows, including a summary of:
•	Eligible employees;

•	Business criteria upon which the Performance Goals are based; and

•	Maximum amount of compensation that may be paid to an employee for a year in which the Performance Goals are met.
Eligibility
Participation in the 2006 MICP will be granted, in the Committee’s discretion, to key employees who are positioned to contribute significantly to our success in any given year. The limitations on awards that may be imposed by the Performance Goals in Exhibit B apply only to those employees who are participants in the 2006 MICP and who have been elected as officers of the Corporation by the Board. The determination of which employees are elected officers subject to Exhibit B will be determined on the last day of the calendar year for which a bonus is awarded.
Business Criteria for Determining Performance Goals
Under Exhibit B to the 2006 MICP, elected officers’ awards may not exceed 0.2 percent (0.3 percent in the case of the CEO) of Cash Flow (net cash provided by operating activities) for the plan year as determined by the Committee in accordance with generally accepted accounting principles in the United States (the “Performance Cap”). The plan year is defined in the 2006 MICP as a calendar year.
In determining net cash provided by operating activities, the Committee has the authority to specify any adjustment that it deems necessary or appropriate to take into account any event recognized under any accounting policy or practice affecting us, provided the Committee specifies the adjustment at or prior to the time our organizational performance goals are reviewed with the Committee, but in no event later than March 30 of the plan year. For example, for the 2006 plan year, the Committee has determined that net cash provided by operating activities will be adjusted to eliminate the effects of any difference between the forecasted and actual amounts contributed to our defined pension benefit plans and any tax payments or benefits associated with our divestiture of business units. In future years, the Committee may authorize similar adjustments or different adjustments.
In addition, the Committee has the authority to increase, reduce or eliminate the amount payable to any participant; however the Committee may not increase the award for an elected officer to an amount that would exceed the applicable Performance Cap.
After the conclusion of each plan year and prior to authorizing any payments, the Committee will determine and certify the extent to which the Performance Goals were achieved and that the material terms of Exhibit B were satisfied.
Individual Bonus Determinations
Payments made under the 2006 MICP are generally determined in the same manner as bonuses were determined under the MICP plan that it will replace. Amounts awarded are derived from an evaluation of a number of factors, all of which in the case of the elected officers are subject to the Performance Cap. Each participant is assigned a target percentage (ranging from 45 percent to 125 percent, in the case of the elected officers) of base salary,

PROPOSALS YOU MAY VOTE ON
determined by the level of importance and responsibility of the participant’s position in the Corporation. Individual and organizational performance criteria are established at the beginning of each calendar year. The amount of incentive compensation generated by the target percentage is adjusted upwards or downwards after assessment of organizational performance as well as an individual’s contribution to that performance. Following adjustment for organizational and individual performance and subject to the Performance Cap (where applicable), bonuses awarded under the 2006 MICP can range from 0 percent to approximately 195 percent of the target percentage.
Payments are generally made to participants shortly after the end of the year for which the
Performance Goal has been established. Participants may elect to defer all or a portion of their bonus awards in a bookkeeping account that tracks the performance of our common stock or an interest index under our DMICP.
Awards under the 2006 MICP to the individuals and groups listed below are not determinable at this time because award calculations will depend, in part, upon performance in 2006. Directors who are not employees are not eligible to receive awards under the 2006 MICP.
Amounts listed in the table below reflect awards made under the MICP for the 2005 plan year based on target levels and personal and corporate ratings in 2005. Using 2005 financial performance, the newly-imposed Performance Cap would have been $12,522,000 for the President and CEO and $8,348,000 for each of 21 other elected officers. Had the Performance Cap been in place in 2005, the MICP payments would not have been affected by the Performance Cap.
NEW MICP PLAN BENEFITS
(Applicable to Exhibit B)

		Number of
Name	Dollar Value ($)	Units
Robert J. Stevens President and Chief Executive Officer	$3,250,000	N/A

Robert B. Coutts Executive Vice President, Electronic Systems	$1,102,700	N/A

Christopher E. Kubasik Executive Vice President and Chief Financial Officer	$954,300	N/A

Michael F. Camardo Executive Vice President, Information & Technology Services	$913,500	N/A

G. Thomas Marsh Executive Vice President, Space Systems	$896,300	N/A

Frank H. Menaker Senior Vice President	$893,500	N/A

Executive Group (11)	$9,147,200	N/A

Non-Executive Director Group	N/A	N/A

Non-Executive Officer Employee Group*	$8,301,200	N/A

*	Includes 21 non-executive elected officers in 2005.

PROPOSALS YOU MAY VOTE ON
Required Number of Votes and Consequence of Vote
The affirmative vote of a majority of the shares outstanding and entitled to vote by holders of shares of our common stock represented at the 2006 Annual Meeting is needed to approve the Performance Goals applicable to the 2006 MICP.
If stockholders approve the Performance Goals, the Corporation will implement the 2006 MICP for the 2006 plan year.
If stockholders do not approve the Performance Goals under the 2006 MICP, the plan will not go into effect. In that event, awards for elected officers and other employees will be made under the existing MICP, and may not be fully tax-deductible under Section 162(m).
Term, Amendment and Non-Exclusivity
The 2006 MICP plan is effective for the year beginning January 1, 2006, subject to approval of the Performance Goals by the stockholders at the 2006 Annual Meeting. The 2006 MICP has no stated term.
The Board has the right to terminate or amend the 2006 MICP, without stockholder approval, at any time and for any reason. We also may adopt other bonus or incentive plans.
Tax Considerations
As stated above, any awards under the 2006 MICP are intended to qualify as performance-based compensation under Section 162(m) of the Code and be fully deductible by us. Generally, and subject to the Code, we will be entitled to a federal income tax deduction when amounts paid under the 2006 MICP are includible in an employee’s taxable income. Amounts paid under the 2006 MICP are taxable income to the employee when they are received. If a participant defers all or a portion of an award under the DMICP, the participant may be entitled to defer the recognition of income, and the Corporation’s tax deduction will also generally be deferred.
The Board unanimously recommends a vote FOR the approval of the Performance Goals Within the 2006 Management Incentive Compensation Plan.
MANAGEMENT PROPOSAL – APPROVAL OF
AMENDMENT AND RESTATEMENT OF THE CHARTER
(Proposal #4 on Proxy Card)
We are proposing to amend and restate our Charter. The principal features of the proposed amendment and restatement are summarized below and include:
•	Removal of the authorization for Series A Preferred Stock;

•	Removal of certain existing supermajority voting provisions; and

•	Miscellaneous non-substantive and clarifying amendments.
This summary does not contain all the information that may be important to you. A copy of the complete text of the Charter as it is proposed to be amended and restated (the “Amended and Restated Charter”) is included in Appendix B to this Proxy Statement. The following summary is qualified in its entirety by reference to the text of the Amended and Restated Charter. You are urged to read the Amended and Restated Charter in its entirety.
Removal of Authorization of Series A Preferred Stock
The current Charter authorizes Lockheed Martin to issue 1,570,000,000 shares of capital stock, divided into 20,000,000 shares of Series A Preferred Stock, $1.00 par value per share, 50,000,000 shares of Series Preferred Stock, $1.00 par value per share, and 1,500,000,000 shares of Common Stock, $1.00 par value per share. The Amended and Restated Charter

PROPOSALS YOU MAY VOTE ON
would delete the provisions relating to the shares of Series A Preferred Stock in their entirety. If the Amended and Restated Charter is approved by the stockholders, Lockheed Martin would no longer be authorized to issue shares of Series A Preferred Stock. The approval of the Amended and Restated Charter would not affect the number of shares of Series Preferred Stock or Common Stock authorized for issuance.
No shares of Series A Preferred Stock are currently outstanding. The existing Series A Preferred Stock terms and conditions included in the Charter were established in 1995 when the former Lockheed Corporation and Martin Marietta Corporation combined their businesses to form Lockheed Martin. These designations were substantially identical to the then-existing terms and conditions of the shares of Series A Preferred Stock that Martin Marietta Corporation had previously issued to General Electric Company in connection with Martin Marietta’s acquisition of certain aerospace and defense businesses of General Electric in 1993 and were the result of specific negotiations between Martin Marietta and General Electric at that time. In 1997, Lockheed Martin reacquired all of the outstanding shares of Series A Preferred Stock in a transaction between Lockheed Martin and General Electric.
In the future, if the Board were to decide that it was in the best interests of Lockheed Martin and its stockholders to issue shares of preferred stock, it is unlikely that the same terms and conditions would be used again. In order to simplify the Charter and eliminate any possible confusion caused by the inclusion of the prior Series A Preferred Stock provisions, the Board believes that it is in the best interests of Lockheed Martin and its stockholders to remove the Series A Preferred Stock designations from the current Charter.
The Amended and Restated Charter still would authorize 50,000,000 shares of Series Preferred Stock, whose terms and conditions may be determined by the Board from time to time. The Board believes that the remaining authorized but unissued shares of Series Preferred Stock provide Lockheed Martin with ample flexibility with respect to the issuance of preferred stock. The Board has no present plans to issue any shares of Series Preferred Stock.
Removal of Certain Supermajority Voting Provisions
The Board, in its continuing review of best practices in corporate governance and in response to input received from Lockheed Martin stockholders, has evaluated the need for the supermajority voting provisions regarding the removal of directors for cause and the approval of certain Business Combinations as provided for in the current Charter. Under the current Charter, the affirmative vote of at least 80 percent of the then-outstanding voting power is required for both the removal of a director from the Board for cause, and the approval of certain “Business Combinations” (as defined in Article XIII of the current Charter). The Amended and Restated Charter decreases the approval required to remove a director for cause to a majority of the then-outstanding voting power and removes the current Charter provisions relating to supermajority stockholder approval of these defined Business Combinations.
Removal of Directors. The Board has concluded that it is in the best interests of Lockheed Martin and its stockholders to eliminate the supermajority vote required to remove a director for cause. As a result of this proposed amendment, stockholders would be entitled to remove a director for cause by the affirmative vote of a majority of the then-outstanding voting power.
Business Combinations. The Board also has concluded that it is in the best interests of Lockheed Martin and its stockholders to eliminate the supermajority vote required to approve certain Business Combinations. Under the provisions of Article XIII of the current Charter, a Business Combination generally is defined to include certain mergers, consolidations, share exchanges, asset transfers, issuances of equity securities, acquisitions of equity securities and reclassifications of equity securities in which a 10 percent or greater

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stockholder of Lockheed Martin (or one of its affiliates or associates) is a party. Subject to certain exceptions, including exceptions based on the price being paid in the transaction or the approval of two-thirds of the “Continuing Directors” (as defined in Article XIII of the current Charter), a Business Combination with such a stockholder requires the affirmative vote of 80 percent of the then-outstanding voting power and at least two-thirds of the shares held by persons other than the 10 percent or greater stockholder that is involved in the transaction. This stockholder approval requirement in the current Charter is substantially similar to the existing business combination vote requirement set forth in the Maryland General Corporation Law.
Under the provisions of the Maryland General Corporation Law, certain business combinations with a 10 percent or greater stockholder of a Maryland corporation (or one of its affiliates or associates) require the same 80 percent and two-thirds votes required by the current Charter. In addition, if applicable, the Maryland General Corporation Law prohibits such a business combination for a five-year period after a person becomes a 10 percent stockholder of a Maryland corporation. Although the provisions of the current Charter and the Maryland General Corporation Law are very similar, there are some substantive differences in the definition of certain terms, applicable exemptions and the scope of the restrictions themselves. The Board believes that it is in the best interests of Lockheed Martin and its stockholders to eliminate any possible confusion caused by potentially conflicting or duplicative provisions in the current Charter and the Maryland General Corporation Law and proposes to delete the provisions in Article XIII of the current Charter relating to Business Combinations. As a result, in the event Lockheed Martin is involved in a transaction that constitutes a business combination under the Maryland General Corporation Law the provisions of the statute, including provisions addressing exemptions from the statutory voting supermajority requirements, will govern. In addition, certain transactions involving a 5 percent or greater stockholder require the affirmative vote of a majority of shares held by persons who are unaffiliated with the 5 percent or greater stockholder, subject to certain exceptions. The transactions and exceptions to which this voting requirement applies are identified in Section 2 of Article XIV of the current Charter (which would become Section 2 of Article XIII of the Amended and Restated Charter).
Miscellaneous
Other changes to the current Charter also are included in the Amended and Restated Charter. These changes are for purposes of clarification only, and are not intended to result in any substantive change to the remaining provisions of the current Charter.
Potential Anti-Takeover Effect
Although the proposed amendments to the current Charter do not have any anti-takeover effect, certain provisions remaining in the Amended and Restated Charter could have an anti-takeover effect by, in certain circumstances, creating an impediment which may frustrate or delay persons seeking to effect a takeover or otherwise gain control of Lockheed Martin. These provisions are:
•	members of the Board only may be removed for cause;

•	the Board has the authority to issue one or more series of preferred stock up to a maximum of 50,000,000 shares without stockholder approval;

•	the “anti-greenmail” provisions, which require the vote of a majority of the shares held by stockholders other than the interested stockholder that is a party to certain transactions;

•	certain transactions involving a 5 percent or greater stockholder of Lockheed Martin require the affirmative vote of a majority of the shares held by persons who are unaffiliated with the 5 percent or greater stockholder; and

•	if any person owns 40 percent or more of the then-outstanding voting power, stockholders are entitled to cumulative

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voting with respect to the election of directors, subject to certain exceptions.
Vote Required
The proposal you are being asked to approve is to amend and restate our Charter. The removal of the supermajority voting provision with respect to the removal of directors for cause requires the affirmative vote of at least 80 percent of the votes entitled to be cast at the Annual Meeting. Other aspects of the proposal would only require the affirmative vote of a majority of the votes entitled to be cast at the Annual Meeting if presented separately, since all of the Continuing Directors approved the provisions. Because the Amended and Restated Charter contains all of the provisions described above and represents a single proposal, the affirmative vote of at least 80 percent of the votes entitled to be cast at the Annual Meeting is required for the approval of the Amended and Restated Charter in its entirety.
The Board unanimously recommends a vote FOR the Amendment and Restatement of the current Charter.
STOCKHOLDER PROPOSALS
STOCKHOLDER PROPOSAL
By Evelyn Y. Davis
(Proposal #5 on Proxy Card)
Mrs. Evelyn Y. Davis, Watergate Office Building, 2600 Virginia Avenue, N.W., Suite 215, Washington, D.C. 20037, the owner of 648 shares of Common Stock of the Corporation has notified Lockheed Martin Corporation that she intends to present the following proposal at this year’s annual meeting:
RESOLVED: “That the shareholders recommend that the Board take the necessary steps that Lockheed Martin specifically identify by name and corporate title in all future proxy statements those executive officers, not otherwise so identified, who are contractually entitled to receive in excess of $500,000 annually as a base salary, together with whatever other additional compensation bonuses and other cash payments were due them.”
REASONS: “In support of such proposed Resolution it is clear that the shareholders have a right to comprehensively evaluate the management in the manner in which the Corporation is being operated and its resources utilized.” “At present only a few of the most senior executive officers are so identified, and not the many other senior executive officers who should contribute to the ultimate success of the Corporation.” “Through such additional identification the shareholders will then be provided an opportunity to better evaluate the soundness and efficacy of the overall management.”
“If you AGREE, please mark your proxy FOR this proposal.”
The Board unanimously recommends a vote AGAINST this Proposal for the following reasons:
Lockheed Martin is committed to performing in the best interests of our stockholders, customers and employees. The Board believes in holding management accountable to fulfill that objective. The performance of Lockheed Martin’s leadership team is carefully reviewed and evaluated by the Management Development and Compensation Committee of the Board of Directors, which is comprised entirely of independent directors. Salary actions and bonuses are based on successful performance and completion of established objectives.
Lockheed Martin publicly discloses detailed information about the compensation arrangements for the Corporation’s chairman, president and chief executive officer and other highly paid executive officers in compliance with the regulations of the SEC. The Board

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believes that the Corporation’s existing disclosures adequately and fairly describe the compensation structure for the Corporation’s executive officers.
We are mindful that executive compensation has become an issue of heightened interest for stockholders and often serves as an indicia of good corporate governance, and we are committed to transparency in the disclosure of our executive compensation. Disclosure of individual salaries and bonuses, beyond that required by law, could be contrary to the interests of the Corporation and its stockholders. The disclosure of key employee salaries could provide competitive information that might invite recruitment by our competitors. Additional disclosure of personal information also could hamper the Corporation’s ability to attract and retain key talent. Lockheed Martin’s compensation philosophy for all employees, including executives, is to pay for performance at competitive market rates for each skill or job discipline.
For these reasons, the Board unanimously recommends a vote AGAINST this proposal.
STOCKHOLDER PROPOSAL
By John Chevedden
(Proposal #6 on Proxy Card)
Mr. John Chevedden, 2215 Nelson Avenue, No. 205, Redondo Beach, CA 90278-2453, the owner of 100 shares of Common Stock of the Corporation has notified Lockheed Martin Corporation that he intends to present the following proposal at this year’s annual meeting:
6 – Adopt Simple Majority Vote
RESOLVED: Shareholders recommend that our Board of Directors adopt a simple majority shareholder vote requirement and make it applicable to the greatest number of governance issues practicable. This proposal is focused on adoption of the lowest practicable majority vote requirements to the fullest extent practicable.
Our current rule allows a small minority to frustrate our shareholder majority. For example if 79% vote to improve our governance and 1% vote no – only 1% could force their will on our overwhelming 79% majority.
This proposal does not address a majority vote requirement in director elections – an issue gaining a groundswell of support as a separate ballot item.
75% yes-vote
     This topic won a 75% yes-vote average at 7 major companies in 2004. The Council of Institutional Investors www.cii.org formally recommends adoption of this proposal topic. This topic also won 52% of the yes and no votes at our 2005 annual meeting. Our directors failed to act on this vote. This is contrary to a core principle of the Council of Institutional Investors – whose members have investments of $3 trillion.
Progress Begins with One Step
I believe that it is important to take the above RESOLVED step since our 2005 governance standards were not impeccable. For instance in 2005 it was reported (and certain concerns are noted):
• The Corporate Library (TCL) http://www.thecorporatelibrary.com/ a pro-investor research firm rated our company:
“F” in Overall Board Effectiveness.
“D” in CEO Compensation.
Overall Governance Risk Assessment = High
Two of our directors were rated “problem directors” by The Corporate Library:
• Ms. King. Reason: Ms. King was on the Marsh & McLennan Board when Marsh was sued by the New York State Attorney General for alleged bid rigging, price fixing, and kickbacks.
• Ms. King and our Chairman Mr. Stevens also had uncomfortable interlocking board memberships.
• Mr. Savage. Reason: Mr. Savage was an Enron Director when Enron slid into bankruptcy.

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• Furthermore, Enron’s Mr. Savage was still on our Board in spite of our greater than 25% no-votes (withheld votes) at three consecutive annual meetings – including a 34% no-vote in 2005.
Two of our 2004 “problem directors” are now gone from the Board: Vance Coffman and Norman Augustine.
Additionally:
• We had no Lead Director or Independent Chairman.
• Four Directors each held 4 or 5 director seats – Over-extension concern.
• Our Board was less than 66% independent – Our directors had many non-director links.
• We had 14 directors – Unwieldy board concern and CEO-dominance concern.
• 2004 CEO pay of $13 million. Plus $24 million in unexercised stock options. Source: http://www.aflcio.org/corporatewatch/paywatch/ceou/database.cfm
• Our newest directors lack private industry experience and might be more qualified as consultants: Mr. Ellis and Mr. Loy.
• Our Directors still had a $1 million donation program – Conflict of interest concern.
• Our Corporate Governance Committee had 2 insider-related members.
The above practices reinforce the reason to take one step forward to adopt simple majority vote.
Adopt Simple Majority Vote
Yes on 6
The Board unanimously recommends a vote AGAINST this Proposal for the following reasons:
The “simple majority” called for by this proposal would be based on the number of votes cast at a meeting of stockholders, either in person or by proxy. If the proposal was implemented, as little as 25.1 percent of the outstanding voting power of the corporation could approve equity compensation plans, incentive compensation performance goals and many of the other important matters that historically have been submitted to our stockholders for a vote. Your Board of Directors believes that more meaningful voting requirements are appropriate and consistent with the best practices in corporate governance.
Currently, all but a few of the proposals that may be submitted to our stockholders require the vote of a majority of the then-outstanding voting power. Some people refer to this as a “true majority,” because the approval of a majority of all outstanding shares (vs. a simple majority of those votes cast at a meeting) is required to prevail on such matters. Our charter and bylaws also currently contain a higher voting threshold for the removal of directors and certain other extraordinary corporate transactions (e.g., certain business combinations and the payment of “greenmail”).
In response to input received from Lockheed Martin stockholders, the Board has approved amendments to the Corporation’s charter and bylaws, and has recommended that stockholders approve the charter amendments described elsewhere in this proxy statement (see Proposal #4). With the proposed amendments, the Board believes that it has carefully considered and appropriately addressed the corporate governance aspects of the proposal in a manner that is responsive to, and in the best interests of, all stockholders. It has done so while at the same time continuing to hold both the Board and the stockholders to a “true majority” standard for proposals submitted to the stockholders for a vote.
For these reasons, the Board unanimously recommends a vote AGAINST the proposal.
STOCKHOLDER PROPOSAL
By The Sisters of St. Francis of Philadelphia and Other Groups
(Proposal #7 on Proxy Card)
The Sisters of St. Francis of Philadelphia, 609 South Convent Road, Aston, PA 19014-1207, the owner of at least $2,000 worth of Lockheed Martin Common Stock of the Corporation; the Dominican Sisters of Springfield Illinois, Sacred Heart Convent, 1237 West Monroe Street,

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Springfield, IL 62704, the owner of 50 shares of Common Stock of the Corporation; the Dominican Sisters, St. Mary of the Springs, 2320 Airport Drive, Columbus, Ohio 43219-2098, the owner of 9 shares of Common Stock of the Corporation; the Nuns of the Third Order of St. Dominic, Dominican Sisters, 3600 Broadway, Great Bend, KS 67530-3692, the owner of 60 shares of Common Stock of the Corporation have notified Lockheed Martin Corporation that they intend to present the following proposal at this year’s annual meeting:
Inclusion and Violence in the Workplace
Lockheed Martin 2006
Resolved: The shareholders request our company to prepare a report addressing certain equal employment matters, at reasonable cost and omitting confidential information, within four months of the annual meeting. We suggest posting the report on LM’s website and believe the report should include:
1.	A chart identifying employees according to sex and race in each of the nine major EEOC defined job categories for 2003, 2004 and 2005 listing either numbers or percentages in each category.
2.	A summary of any Affirmative Action policies and programs to improve performances, including job categories where women and minorities are underutilized.
3.	A description of any policies and programs oriented specifically toward increasing the number of managers who are qualified females and/or belong to ethnic minorities.
4.	A general description of how our company’s Affirmative Action policies and programs are publicized to merchandise suppliers and services providers.
5.	A description of any policies and programs supporting purchase of goods and services from minority – and/or female – business enterprises.
Statement of Support
Equal employment opportunity (EEO) is a fundamental matter for corporate shareholders, employees and management. The bipartisan 1995 Glass Ceiling Commission looked at advancement of women and minorities into upper management and the Board of Directors. It confirms that a positive diversity record has a positive impact on the financial bottom line. It recognizes that “public disclosure of diversity data” motivates companies “to develop and maintain innovative, effective programs to break the glass ceiling barriers.”
Resolution proponents agree with your Commitment to Diversity that, “There’s a difference between stating our commitment to diversity and living it.” We commend you for being “dedicated to a process that listens to the voices of our employees and partners to help shape our course.”
Workplace discrimination creates a significant burden for shareholders due to the high cost of litigation. Litigation damages corporate image. Furthermore, discrimination may escalate into a hostile and violent workplace. E.g., July 8, 2003 at LM’s plant in Meridian, MS, 14 employees were shot by a fellow worker. (MS Crime Lab Case: 03-009178) On May 12, 2005, ABC News investigation, “Primetime Live,” examined our company’s internal documents and numerous accounts of black and white workers at that DOD aircraft plant that told a story of open racism and violent threats for over a year prior to the killing spree. We believe the requested report should describe policies and programs, which implement Lockheed Martin’s strategy of “institutionalized inclusion” and correct and prevent allegations of discrimination and repeated incidents of violence in LM workplaces.
More than 200 major U.S. corporations disclose EEO-1 reports. Among these are Citigroup and General Motors and others, which have encountered large racial and gender discrimination lawsuits (e.g. Chevron-Texaco,

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Denny’s, Smith Barney and Coca-Cola). We believe the requested report will affirm your desire to “set goals and develop a strategy that will hold us accountable for making Lockheed Martin a place of “institutionalized inclusion.”
The faith-based proponents of this resolution urge Lockheed Martin to report the requested information.
The Board unanimously recommends a vote AGAINST this Proposal for the following reasons:
The Board agrees with the stockholder proponent that a positive diversity record is a fundamental matter for stockholders, employees and management. Lockheed Martin, however, already complies with federal regulations that require the submission of Equal Employment Opportunity (EEO) reports. These reports identify statistics according to sex and race in nine major defined job categories. The law does not require employers to publish this information in other venues, either internally or externally.
Lockheed Martin has an affirmative action policy which contributes to the Corporation’s diversity commitment. The policy prescribes that Lockheed Martin will participate in community and other programs intended to encourage and assist minorities, women, persons with disabilities and covered military veterans in becoming qualified for employment or advancement. Annually, Lockheed Martin develops and implements specific results-oriented affirmative action plans in accordance with applicable regulations. Lockheed Martin monitors workforce representation to ensure fairness and inclusion in the Corporation’s business practices. We believe that publishing specific policies and programs directed only at certain populations within the Lockheed Martin workforce could be counter-productive to the goals of acceptance and inclusion.
The Corporation has an Executive Diversity Council, led by Chairman, President and CEO Robert J. Stevens, which meets quarterly to focus on incorporating diversity and inclusion into the Lockheed Martin culture. Lockheed Martin also has a Supplier Diversity Program to promote subcontracting opportunities for small businesses, including minority and women-owned firms. The policy governing the program is on the Lockheed Martin website and is available to all employees. Lockheed Martin awarded more than 30 percent of its subcontracts to these businesses in 2005 (5.1 percent to minority and 6.1 percent to women-owned businesses).
Lockheed Martin’s efforts to achieve a diverse workforce have been recently recognized by Diversity Business.com. Lockheed Martin was named as the Top Corporation for Multicultural Business Opportunities by over 500,000 diversity business owners. This award reflects the Corporation’s substantial and ongoing commitment to diversity.
For these reasons, the Board unanimously recommends that stockholders vote AGAINST this proposal.
STOCKHOLDER PROPOSAL
By The Sisters of Mercy Regional Community of Detroit Charitable Trust and Other Groups
(Proposal #8 on Proxy Card)
The Sisters of Mercy of the Americas, Regional Community of Detroit, 29000 Eleven Mile Road, Farmington Hills, MI 48336-1405, the owner of 1,400 shares of Common Stock of the Corporation; the Congregation of Sisters of St. Agnes, 320 County Road K, Fond du Lac, WI 54935, the owner of 32 shares of Common Stock of the Corporation; the School Sisters of Notre Dame Cooperative Investment Fund, Social Responsibility Office, 336 East Ripa Avenue, St. Louis, MO 63125-2800, the owner of 108 shares of Common Stock of the Corporation; the Loretto Community, Sisters of Loretto, 590 East Lockwood, St. Louis, MO 63119-3279, the owner of 448 shares of Common Stock of the Corporation; the Sisters of St. Joseph, 3427 Gull Road, P. O. Box 34, Nazareth, MI 49074-0034, the owner of 100 shares of Common Stock of the Corporation; The Sisters of Charity of Saint

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Elizabeth, P. O. Box 476, Convent Station, NJ 07961-0476, the owner of 100 shares of Common Stock of the Corporation; the Sisters of Saint Joseph, Mount Saint Joseph Convent, 9701 Germantown Avenue, Philadelphia, PA 19118-2693, the owner of 50 shares of Common Stock of the Corporation; the Congregation of the Sisters of Charity of the Incarnate Word, P. O. Box 230969, 6510 Lawndale, Houston, TX 77223-0969, the owner of in excess of 200 shares of Common Stock of the Corporation have notified Lockheed Martin Corporation that they intend to present the following proposal at this year’s annual meeting:
DEPLETED URANIUM AND NWP FACILITIES MANAGEMENT
Lockheed Martin 2006
Whereas:
Managing nuclear waste and using nuclear materials, particularly depleted uranium-enhanced war materiel, are international problems. Depleted uranium (DU) – a long-lived radioactive and toxic waste – is a byproduct of enriched uranium. It is pyrophoric, burning spontaneously on impact. That, along with its extreme density, makes DU munitions the Pentagon’s ideal choice for penetrating an enemy’s tank armor or reinforced bunkers. When a DU shell hits its target, it burns, losing anywhere from 40% to 70% of its mass and dispersing a fine dust that can be carried long distances by winds or absorbed directly into the soil and groundwater.
Production, transport and storage of DU and application of DU in weapons manufacturing impacts health and safety of workers and residents of communities surrounding manufacturing facilities, as well as military personnel. We believe this could lead to increased healthcare costs, worker compensation claims, damage to the water table and property loss cases.
The Department of Defense in its 2001 base closings report has conceded DU ammunitions, missile components, warheads and air-launched projectiles tested at military bases in 36 U.S. states have caused contamination.
Lockheed Martin is the Number 1 Department of Defense contractor with $20.7 billion in contracts (100 Companies Receiving The Largest Dollar Volume of Prime Contract Awards – Fiscal Year 2004) and Department of Energy contractor for management of sites such as Sandia Laboratories, a key component of U.S. nuclear weapons evolution.
Resolved: the shareholders request the Board of Directors to make available to all shareholders within six months of the annual meeting, a written report on Lockheed Martin’s depleted uranium and other nuclear weapons related involvement, excluding confidential and proprietary information.
Statement of Support:
We believe corporations developing and producing weapons of mass destruction have a social and ethical responsibility to explain to shareholders and other stakeholders company policies and decision-making processes which justify production of DU and radiation-related weaponry especially when many other countries are replacing DU with tungsten.
The potential risk to human life as well as long-term costs of radiation contamination far out outweigh any benefit to our Company gained by continued production of DU weapons, components and associated delivery systems.
We suggest the report be posted on our Company’s website and that the report include:
1.	a brief history of Lockheed Martin’s involvement in management of nuclear weapons sites and production of DU weapons components e.g. dates of contract awards and renewals, criteria for bidding on contracts.
2.	human, workplace and environmental safety precautions e.g. safeguards for transportation, storage, impact on land and water and waste disposal situating and monitoring.
3.	health and safety record at facilities i.e. accidents/incidents involving production,

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storage or transport of weapons, DU weapon components or waste products.

4.	financial arrangements e.g. offsets from lobbying costs; liability in the event of an accident/incident; agreements with state/other local governments about storage in local communities.

5.	policies and procedures for cooperating fully with persons, organizations and government agencies planning and carrying out health/safety assessment studies, e.g. providing all necessary information.
The Board unanimously recommends a vote AGAINST this Proposal for the following reasons:
Lockheed Martin, in its national security support role for the United States government, handles uranium and depleted uranium in connection with various assembly, testing, and servicing activities in support of our government contracts. Lockheed Martin handles these materials in conformance with applicable regulations and safe work practices with particular regard for worker exposure, environmental impact, security, and transportation safety. Our programs are augmented by rigorous U.S. Government reviews.
The Corporation intends to continue to perform work in support of the national security interests of this country while assuring that appropriate measures are taken to protect the environment and the safety and health of all affected parties. The Board sees little value in a report to stockholders justifying our continued role in support of U.S. Government interests and strongly recommends the resolution not be adopted.
For these reasons, the Board unanimously recommends a vote AGAINST the proposal.

APPENDIX A
ADOPTION OF PERFORMANCE GOALS WITHIN THE
2006 MANAGEMENT INCENTIVE COMPENSATION PLAN
LOCKHEED MARTIN CORPORATION
2006 MANAGEMENT INCENTIVE COMPENSATION PLAN
(Performance-Based)
ARTICLE I
PURPOSE OF THE PLAN
This Plan is established to provide a further incentive to selected Employees to promote the success of Lockheed Martin Corporation by providing an opportunity to receive additional compensation for performance measured against individual and business unit goals. The Plan is intended to achieve the following:
1.	Improve cost effectiveness.

2.	Stimulate employees to work individually and as teams to meet objectives and goals consistent with enhancing shareholder values.

3.	Facilitate the Company’s ability to retain qualified employees and to attract top executive talent.

4.	Establish performance goals within the meaning of Section 162(m) of the Internal Revenue Code.
ARTICLE II
STANDARD OF CONDUCT AND PERFORMANCE EXPECTATION
1.	It is expected that the business and individual goals and objectives established for this Plan will be accomplished in accordance with the Company’s policy on ethical conduct in business with the U.S. Government and all other customers. It is a prerequisite before any award can be considered that a Participant will have acted in accordance with the Lockheed Martin Corporation Code of Ethics and Business Conduct and fostered an atmosphere to encourage all employees acting under the Participants’ supervision to perform their duties in accordance with the highest ethical standards. Ethical behavior is imperative. Thus, in achieving one’s goals, the Participant’s individual commitment and adherence to the Company’s ethical standards will be considered paramount in determining awards under this Plan.

2.	Plan Participants whose individual performance is determined to be less than acceptable are not eligible to receive Incentive Compensation awards.
ARTICLE III
DEFINITIONS
1.	ANNUAL SALARY – The regular base salary of a Participant during a fiscal year of the Company, determined by multiplying by 52 the Participant’s weekly base salary rate effective during the first full pay period in December preceding the year of payment, but excluding any Incentive Compensation, commissions, over-time payments, payments under work-week plan, indirect payments, retroactive payments not affecting the base salary or applicable to the current year, and any other payments of compensation of any kind.

2.	BOARD OF DIRECTORS – The Board of Directors of the Company.

3.	CODE – The Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated thereunder.

4.	COMMITTEE – The Management Development & Compensation Committee of the Board of Directors as from time to time appointed or constituted by the Board of Directors.

5.	COMPANY – Lockheed Martin Corporation and those subsidiaries of which it owns directly or indirectly 50% or more of the voting stock or other equity.

6.	ELECTED OFFICER- an Employee who has been elected as an officer by the Board of Directors.

7.	EMPLOYEE – Any person who is employed by the Company and who is paid a salary as distinguished from an hourly wage. The term “Employee” includes only those individuals that the Company classifies on its payroll records as Employees and does not include consultants, independent contractors, leased employees, co-op students, interns, temporary or casual employees, individuals paid by a third party or other individuals not classified as an Employee by the Company. Notwithstanding the foregoing, the term “Employee” shall not include any employee who, during any part of such year, was represented by a collective bargaining agent.

8.	INCENTIVE COMPENSATION – A payment made pursuant to this Plan.

9.	PARTICIPANT – Any Employee selected to participate in the Plan in accordance with its terms.

10.	PLAN – This 2006 Lockheed Martin Corporation Management Incentive Compensation Plan (Performance Based).

11.	PLAN YEAR – A calendar year.

12.	SUBCOMMITTEE – The Stock Option Subcommittee of the Committee, or such subcommittee composed solely of two or more outside directors of the Company (within the meaning of Code section 162(m)(4)(C)) or the entire subcommittee is all members of that subcommittee are outside directors.

13.	TARGET LEVEL – The target levels specified in Section B of Exhibit A.
ARTICLE IV
ELIGIBILITY FOR PARTICIPATION
Those Employees who through their efforts are able to contribute significantly to the success of the Company in any given Plan Year will be considered eligible for selection for participation in the Plan with respect to that Plan Year. Participants are selected each Plan Year based on recommendations by the Business Area Executive Vice Presidents or corporate function heads, subject to the approval of the Executive Office. Those eligible shall include all Employees considered by the Committee to be key Employees of the Company. No member of the Committee shall be eligible for participation in the Plan.
ARTICLE V
INCENTIVE COMPENSATION PAYMENTS
1.	CALCULATION OF PAYMENTS — Incentive Compensation payments to Participants shall be calculated in accordance with the formula and procedures set forth in Exhibits A and B hereto. All such payments shall be in cash.

2.	TARGETS — At the beginning of each Plan Year or in connection with an internal promotion or an employment offer made later in a Plan Year, the Executive Office shall identify the Employees eligible for participation in the Plan for that Plan Year and designate a Target Level for each Employee so designated.

3.	INDIVIDUAL PERFORMANCE FACTORS — Each Employee designated as eligible for participation for a particular Plan Year shall identify individual performance goals for that Plan Year on or before March 30 of that Plan Year (or within 30 days of designation as a Participant by the Executive Office, whichever is later). As soon as practicable following the end of the Plan Year, the Business Area Executive Vice President or corporate function head, as the case may be, shall evaluate the performance of each Participant in the respective Business Area or corporate functional area in light of the individual’s performance goals and assign an Individual Performance Factor as provided for in Exhibit A, subject to approval by the Executive Office. The Individual Performance Factors for elected corporate officers, other than the Chief Executive Officer and President, shall be determined by the Executive Office as provided in Exhibit A, subject to approval by the Committee. The Individual Performance Factor(s) of the Chief Executive Officer and President of Lockheed Martin Corporation shall be determined by the Committee. The Committee may, at the request of any member of the Committee, review the Individual Performance Factors of any other Participant or groups of Participants. The Committee may make adjustments to any such performance factors as it considers appropriate.

4.	ORGANIZATIONAL PERFORMANCE FACTORS — The Executive Office and each Business Area Executive Vice President shall identify organizational performance goals for the Company, each Business Area and each business unit for that Plan Year on or before March 30 of that Plan Year. The Executive Office shall review the Company and Business Area organizational performance goals with the Committee. As soon as practicable following the end of the Plan Year, the Executive Office shall evaluate the performance of the Company and each Business Area in light of their respective organizational performance goals and determine the Company’s and the Business Area Organizational Performance Factors, as provided for in Exhibit A, subject to the approval of the Committee. Each Business Area Executive Vice President shall evaluate the performance of each business unit within his or her business area in light of the business unit’s organizational performance goals and establish Organizational Performance Factors for the business units within the respective business area as provided for in Exhibit A, subject to the approval of the Executive Office. The Committee may make adjustments to any Organizational Performance Factor as it considers appropriate.

5.	APPROPRIATIONS TO THE PLAN.
A.	To the extent that the aggregate of all proposed payments of Incentive Compensation to all Participants as determined by the application of the formula set forth in Exhibit A (subject to any adjustments made by the Committee under Paragraph 2 or 3 above or pursuant to Exhibit B) exceeds the amount determined by the Committee to be available for payment, all proposed payments of Incentive Compensation to Participants shall be reduced on a pro rata basis.

B.	The Committee will recommend to the Board of Directors the authorization of the amount to be appropriated to the Plan by the Company for distribution to Participants and as computed pursuant to the provisions of this Paragraph 5. The Board of Directors may, notwithstanding any provision of the Plan, make adjustments to any proposed Incentive Compensation payment under the Plan, and subject to any such adjustments, the Board of Directors will appropriate to the Plan the amount as recommended by the Committee for distribution to the Participants; provided that, the Board of Directors may appropriate an amount which is less than the amount recommended by the Committee in which event all proposed payments of Incentive Compensation to Participants shall be reduced on a pro rata basis. Prior to the determination of the amount to be appropriated under the Plan for any Plan Year, the Board of Directors may authorize the Corporation to earmark funds or allocate funds to a separate account or trust, in either case for the purpose of making payments under the Plan.
6.	METHOD OF PAYMENT — The amount determined for each Participant with respect to each Plan Year shall be paid to such Participant in cash not later than March 15 following the Plan Year or deferred at the direction of the Committee, but only to the extent permitted under Code section 409A, until the Participant’s termination of employment. Notwithstanding the foregoing, Participants may also elect to defer payments to the extent provided in the Lockheed Martin Corporation Deferred Management Incentive Compensation Plan.
7.	RIGHTS OF PARTICIPANTS — All payments are subject to the discretion of the Board of Directors. No Participant shall have any right to require the Board of Directors to make any appropriation to the Plan for any Plan Year, nor shall any Participant have any vested interest or property right in any share in any amounts which may be appropriated to the Plan. Payments properly made under the Plan and distributed to Participants shall not be recoverable from the Participant by the Company.
ARTICLE VI
ADMINISTRATION
The Plan shall be administered under the direction of the Committee. The Committee shall have the right to construe the Plan, to interpret any provision thereof, to make rules and regulations relating to the Plan, and to determine any factual question arising in connection with the Plan’s operation after such investigation or hearing as the Committee may deem appropriate. Any decision made by the Committee under the provisions of this Article shall be conclusive and binding on all parties concerned. The Committee may delegate to the officers or employees of the Company the authority to execute and deliver those instruments and documents, to do all acts and things, and to take all other steps deemed necessary, advisable or convenient for the effective administration of this Plan in accordance with its terms and purpose. Notwithstanding the target levels noted on Exhibit A but subject to the limitations of Exhibit B, the Committee and the Board of Directors (as appropriate) may adopt a different target level for any elected officer, provided the target level is established prior to March 30 of the Plan Year to which it applies, or within 30 days after the Employee is designated to participate in the Plan, whichever is later. The rights and obligations of the Committee under this Article VI shall be assumed by the Subcommittee in the case of Participants subject to Exhibit B.
ARTICLE VII
AMENDMENT OR TERMINATION OF PLAN
The Board of Directors shall have the right to terminate or amend this Plan at any time and to discontinue further appropriations thereto, provided that such termination or amendment shall not be made in a manner that would cause a Participant to include Incentive Compensation in gross income pursuant to Code section 409A.
ARTICLE VIII
EFFECTIVE DATE
The Plan shall be effective with respect to the operations of the Company for the Plan Year beginning January 1, 2006, contingent upon approval of Exhibit B by the Company’s stockholders at its 2006 annual meeting. In the event the stockholders do not approve Exhibit B at that meeting, the Plan shall not be effective and no payments will be made under the Plan.

EXHIBIT A
CALCULATION OF MANAGEMENT INCENTIVE COMPENSATION PAYMENTS
A. AWARD FORMULA
1.	Incentive Compensation payments will be calculated by multiplying the Participant’s Annual Salary by the applicable Target Level of the Participant (determined in accordance with paragraph B below), and that result will then be multiplied by the Individual Performance Factor (as defined in C). The resulting award will be multiplied by the appropriate Organizational Performance Factor (as defined in D). Payments to Participants subject to Exhibit B shall be reduced to the extent required by Exhibit B.

2.	Partial awards for Participants who terminate employment during a Plan Year may be recommended for consideration based on the following:

Termination Method	Incentive Compensation Award

Voluntary	May be considered for a pro-rated award if on active status December 1 of the Plan Year with a minimum of six (6) full months as an active Plan Participant during the Plan Year.

Lay Off	May be pro-rated based on the conditions of the case at the discretion of the Business Area Executive Vice President (or major corporate function head) with a minimum of six (6) full months as an active Plan Participant during the Plan Year.

Retirement	May be considered for a pro-rated award with a minimum of six (6) full months as an active Participant during the Plan Year if Participant goes directly into retirement status upon termination.
3.	Pro-rated awards may be recommended for individuals who become Participants subsequent to the beginning of a Plan Year, and have a minimum of six (6) full months as active Participants during the Plan Year.

Any deviation from the six (6) month minimum requires Corporate Salary Board approval.

4.	Recommended awards for Participants whose Target Levels change during the Plan Year may be pro-rated (based on number of months at old versus new Target level), if the new target level is in effect for less than nine (9) months during the Plan Year.

Any deviation requires Business Area Executive Vice President or Executive Office review and approval as appropriate.

5.	Any calculation of Incentive Compensation under this Exhibit A shall be subject to the provisions of the Plan and Exhibit B. In the event of any conflict between the terms or application of this Exhibit A and the Plan, the Plan shall prevail. In the event of any conflict between the terms of Exhibit A and Exhibit B, Exhibit B shall prevail.

B.	TARGET LEVELS
Target Levels are based on the level of importance and responsibility of the position in the organization as determined by the Business Area Executive Vice President and/or major corporate function head subject to approval by the Executive Office.

Position	Target
Chief Executive Officer	125%
President	TBD*
Exec. VP	75%

Position	Target
Senior VP	55% - 65%
Other Elected Officers	40% - 55%

Other Eligible Positions	15% - 50%

*  To be determined by the Committee as needed. The offices of Chief Executive Officer and President have been held by the same person since August 2004.
C. INDIVIDUAL PERFORMANCE FACTORS
Individual performance factors are normally in increments of 0.05 and will have the following definitions:

Factor	Definition

1.20 – 1.30	Performance vastly superior to expectations and peers within the organization.

1.05 – 1.15	Consistently exceeds expected performance.

1.00	Consistently meets all requirements and expectations.

0.80 — 0.95	Performance meets most, but not all job requirements and expectations.

0.60 — 0.75	Performance meets some objectives, but overall performance below expected levels.

0.00	Performance fails to meet job requirements.
D. ORGANIZATIONAL PERFORMANCE FACTORS
l.	The Organizational Performance Factor will depend on the assessment of the quality of performance by each business unit, or the Corporation (in the case of corporate staff) in accomplishing the organizational performance objectives based on the following schedule:

Factor	Performance Standard

1.50	Far exceeded organizational objectives in all categories.

1.30	On balance, exceeded high performance expectations in most categories.

1.00	Achieved all objectives or on balance met high performance expectations.

0.75	Met most objectives. Overall performance was good, but not as high as possible or expected.

0.50	Met few objectives, but overall performance not as good as possible or expected.

0.00	Did not achieve sufficient overall performance level.
2.	Intermediate organizational ratings, as deemed appropriate by the Executive Office for results achieved, may be assigned normally in increments of 0.05.
3.	Weighting of organizational performance between business unit and corporate factors may be applied, as deemed appropriate by the Executive Office.

EXHIBIT B
PERFORMANCE BASED AWARDS
A. INCENTIVE COMPENSATION FOR ELECTED OFFICERS.
Notwithstanding any provision of the Plan to the contrary, Incentive Compensation awards made to an Elected Officers shall be subject to the terms of this Exhibit B. The terms of Exhibit B are contingent upon approval by the stockholders of Lockheed Martin Corporation. In the event the stockholders do not approve Exhibit B, the 2006 Lockheed Martin Corporation Management Incentive Compensation Plan (Performance-Based Plan) will not become effective and no Incentive Compensation will be paid under the Plan.
B. IDENTIFICATION OF THE ELECTED OFFICERS.
The eligible class of Participants subject to Exhibit B are those Participants who are Elected Officers on the last day of the Plan Year.
C. LIMITATION OF INCENTIVE COMPENSATION.
Notwithstanding any other provision of this Plan to the contrary, the Incentive Compensation payable under the Plan to (i) the Elected Officer who is the Chief Executive Officer shall not exceed 0.3% of Cash Flow for the Plan Year; and (ii) each of the Participants who are Elected Officers on the last day of the Plan Year, other than the Chief Executive Officer, shall not exceed 0.2% of Cash Flow for the Plan Year. The Subcommittee shall have discretion to determine the conditions, restrictions or other limitations, in accordance with and subject to the terms of this Plan and Code Section 162(m), on the payment of Incentive Compensation to the Elected Officers. The Subcommittee may reserve the right to reduce the amount payable under this paragraph C in accordance with any standards contained in this Plan (including Exhibit A) or on any other basis (including the Subcommittee’s discretion). Neither the Subcommittee, the Committee, nor the Board of Directors shall have the authority under this Plan to increase the amount payable under this paragraph C.
D. SUBCOMMITTEE CERTIFICATION.
Before authorizing any Incentive Compensation payment under this Plan to a Participant who is an Elected Officer, the Subcommittee must certify in writing (by resolution or otherwise) that the payments are consistent with paragraph C of this Exhibit B and that any other material terms under this Plan for payment of a bonus were satisfied.
E. DEFINITIONS.
For purposes of this Exhibit B,
(i) “Cash Flow” means net cash flow from operations as determined by the Subcommittee at the end of the Plan Year in accordance with generally accepted accounting principles in the United States. Cash Flow shall be determined by the Subcommittee based upon the comparable numbers reported on the Corporation’s audited consolidated financial statements or, if audited financial statements are not available for the period for which Cash Flow is being determined, the Subcommittee shall determine Cash Flow in a manner consistent with the historical practices used by the Corporation in determining net cash provided by operating activities as reported in its audited consolidated statement of cash flows. The Subcommittee shall have the right to specify any other adjustment that should be applied in determining Cash Flow that it deems necessary or appropriate to take into account any event recognized under any accounting policy or practice affecting the Corporation, provided the Subcommittee specifies the adjustment at or prior to the time the organizational performance goals for the Corporation are reviewed with the Subcommittee, but in no event later than March 30 of the Plan Year;
(ii) “Subcommittee” means the Stock Option Subcommittee of the Committee, or such other subcommittee composed solely of two or more outside directors of the Company (as defined in Code section 162(m)(4)(C)) or the entire subcommittee, if all members are outside directors.
F. ADMINSTRATION.
The provisions of Exhibit B shall be interpreted and administered by the Subcommittee in a manner consistent with the requirements for “performance-based compensation” under Code Section 162(m).

APPENDIX B
APPROVAL OF AMENDMENT AND
RESTATEMENT OF THE CHARTER
CHARTER OF LOCKHEED MARTIN CORPORATION
ARTICLE I
Name
The name of the Corporation is Lockheed Martin Corporation.
ARTICLE II
Period of Duration
The period of duration of the Corporation is perpetual.
ARTICLE III
Purpose and Powers
     The purpose for which the Corporation is formed is to engage in any lawful act, activity or business for which corporations may now or hereafter be organized under the Maryland General Corporation Law (the “GCL”). The Corporation shall have all the general powers granted by law to Maryland corporations and all other powers not inconsistent with law which are appropriate to promote and attain its purpose.
ARTICLE IV
Principal Office and Resident Agent
     The address of the principal office of the Corporation in the State of Maryland is 6801 Rockledge Drive, Bethesda, Maryland 20817. The Resident Agent of the Corporation is CSC-Lawyers Incorporating Service Company, whose address is 11 East Chase Street, Baltimore, MD 21202. The Resident Agent is a Maryland corporation.
ARTICLE V
Directors
     SECTION 1. The business and affairs of the Corporation shall be managed under the direction of the Board of Directors.
     SECTION 2. The number of directors of the Corporation is currently fifteen (15), which number may be increased or decreased from time to time pursuant to the Charter or the Bylaws of the Corporation, but which never shall be less than twelve (12). The names of the current directors who shall act until their successors are duly chosen and qualified, are:

Robert J. Stevens	Douglas H. McCorkindale
E.C. “Pete” Aldridge, Jr.	Eugene F. Murphy
Nolan D. Archibald	Joseph W. Ralston
Marcus C. Bennett	Frank Savage
James O. Ellis, Jr.	James M. Schneider
Gwendolyn S. King	Anne Stevens

James M. Loy	James R. Ukropina
Douglas C. Yearley
     SECTION 3. Subject to the terms of any shares of Series Preferred Stock that may be outstanding from time to time, any director or the entire Board of Directors may be removed from office as a director or directors at any time, but only for cause, by the affirmative vote at a duly called meeting of stockholders of a majority of the votes which all holders of the then outstanding shares of capital stock of the Corporation would be entitled to cast at an annual election of directors, voting together as a single class.
     SECTION 4. Subject to the terms of any shares of Series Preferred Stock that may be outstanding from time to time, vacancies in the Board of Directors, except for vacancies resulting from an increase in the number of directors, shall be filled only by a majority vote of the remaining directors then in office, even if less than a quorum, except that vacancies resulting from removal from office by a vote of the stockholders may be filled by the stockholders at the same meeting at which such removal occurs. Subject to the terms of any shares of Series Preferred Stock that may be outstanding from time to time, vacancies resulting from an increase in the number of directors shall be filled only by a majority vote of the entire Board of Directors. Except to the extent provided in the Charter, no decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.
     SECTION 5. Except to the extent prohibited by law or limited by the Charter, the Board of Directors shall have the power (which, to the extent exercised, shall be exclusive) to fix the number of directors and to establish the rules and procedures that govern the internal affairs of the Board of Directors and nominations for director, including, without limitation, the vote required for any action by the Board of Directors, and that from time to time shall affect the directors’ power to manage the business and affairs of the Corporation, and no Bylaw shall be adopted by stockholders which shall modify the foregoing.
ARTICLE VI
Authorized Shares of Stock
     The total number of shares of stock of all classes which the Corporation has authority to issue is [1,550,000,000] shares, divided into [50,000,000] shares of Series Preferred Stock, $1.00 par value per share, and [1,500,000,000] shares of Common Stock, $1.00 par value per share. The aggregate par value of all shares of all classes is $[1,550,000,000.00].
     A description of each class with the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualification and terms and conditions of redemption of each class, is as follows:
A. Series Preferred Stock
     The Board of Directors of the Corporation shall have the power from time to time (a) to classify or reclassify, in one or more series, any unissued shares of Series Preferred Stock and (b) to reclassify any unissued shares of any series of Series Preferred Stock, in the case of either (a) or (b) by setting or changing the number of shares constituting such series and the designation, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption of such shares, and, in such event, the Corporation shall file for record with the State Department of Assessments and Taxation of Maryland articles supplementary in substance and form as prescribed by the GCL.
     Without limiting any of the foregoing, the Board of Directors shall be entitled to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series of Series Preferred Stock subsequent to the issuance of shares of that series.
B. Common Stock
     Subject to the rights of holders of shares of any series of Series Preferred Stock established pursuant to Section A of this Article VI, each share of Common Stock shall entitle the holder to one vote per share on all matters upon which stockholders are entitled to vote, to receive dividends and other distributions authorized by Board of

Directors in accordance with the GCL and to all rights of a stockholder pursuant thereto. The Common Stock shall have no preferences or preemptive, conversion or exchange rights.
C. General
     In determining whether a distribution (other than upon voluntary or involuntary liquidation), by dividend, redemption or other acquisition of shares or otherwise, is permitted under the GCL, no effect shall be given to amounts that would be needed, if the Corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of stockholders whose preferential rights upon dissolution are superior to those receiving the distribution.
ARTICLE VII
Provisions Defining, Limiting and Regulating Powers
     The following provisions are hereby adopted for the purposes of defining, limiting and regulating the powers of the Corporation and the directors and stockholders, subject, however, to any provisions, conditions and restrictions hereafter authorized pursuant to Article VI hereof:
     SECTION 1. The Board of Directors of the Corporation is empowered to authorize the issuance from time to time of shares of its stock of any class, whether now or hereafter authorized, and securities convertible into shares of its stock of any class, whether now or hereafter authorized, for such consideration as the Board of Directors may deem advisable, subject to such limitations and restrictions, if any, as may be set forth in the Bylaws of the Corporation.
     SECTION 2. No holders of shares of stock of the Corporation of any class shall have any preemptive or other right to subscribe for or purchase any part of any new or additional issue of stock of any class or of securities convertible into stock of any class, whether now or hereafter authorized, and whether issued for money, for a consideration other than money or by way of dividend.
     SECTION 3. The Board of Directors shall have the power, from time to time, to determine whether any, and if any, what part, of the surplus of the Corporation shall be declared in dividends and paid to the stockholders, and to direct and determine the use and disposition of any such surplus. The Board of Directors may in its discretion use and apply any of such surplus in purchasing or acquiring any of the shares of the stock of the Corporation, or any of its bonds or other evidences of indebtedness, to such extent and in such manner and upon such lawful terms as the Board of Directors shall deem expedient.
     SECTION 4. The Corporation reserves the right to adopt, repeal, rescind, alter or amend in any respect any provision contained in this Charter, including but not restricted to, any amendments changing the terms of any class of its stock by classification, reclassification or otherwise, and all rights conferred on stockholders herein are granted subject to this reservation.
     SECTION 5. Notwithstanding any provision of law requiring any action to be taken or authorized by the affirmative vote of the holders of a designated proportion of the shares of stock of the Corporation, or to be otherwise taken or authorized by vote of the stockholders, such action shall be effective and valid, except as otherwise required by provisions of the Charter, if taken or authorized by the affirmative vote, at a meeting, of a majority of all votes entitled to be cast on the matter.
ARTICLE VIII
Bylaws
     The Board of Directors shall have the power, at any regular or special meeting of the Board of Directors (or by action taken pursuant to Article XII), to make and adopt, or to amend, rescind, alter or repeal, any Bylaws of the Corporation. The Bylaws may contain any provision for the regulation and management of the affairs of the Corporation not inconsistent with law or the provisions of the Charter.

ARTICLE IX
Inspection of Records by Stockholders
     The Board of Directors shall have power to determine from time to time whether and to what extent and at what times and places and under what conditions and regulations the books, records, accounts, and documents of the Corporation, or any of them, shall be open to inspection by stockholders, except as otherwise provided by law or by the Bylaws; and except as so provided no stockholders shall have any rights to inspect any book, record, account or document of the Corporation unless authorized to do so by resolution of the Board of Directors.
ARTICLE X
Compensation
     The Board of Directors in its discretion may allow, in and by the Bylaws of the Corporation or by resolution, the payment of expenses, if any, to directors for attendance at each regular or special meeting of the Board of Directors or of any committee thereof, and the payment of reasonable compensation to such directors for their services as members of the Board of Directors, or any committee thereof, and shall fix the basis and conditions upon which such expenses and compensation shall be paid. Any member of the Board of Directors or of a committee thereof, also may serve the Corporation in any other capacity and receive compensation therefor in any form.
ARTICLE XI
Indemnification and Limitation of Liability of Directors and Officers
     SECTION 1. The Board of Directors shall have the power to adopt Bylaws or resolutions for the indemnification of the Corporation’s directors, officers, employees and agents, provided that any such Bylaws or resolutions shall be consistent with applicable law.
     SECTION 2. To the maximum extent that Maryland law in effect from time to time permits limitation of the liability of directors and officers, no director or officer of the Corporation shall be liable to the Corporation or its stockholders for money damages. Neither the amendment nor repeal of this Article, nor the adoption or amendment of any provision of the Charter or Bylaws inconsistent with this Article, shall apply to or affect in any respect the applicability of the preceding sentence with respect to any act or failure to act which occurred prior to such amendment, repeal or adoption.
ARTICLE XII
Informal Action by Board of Directors
     Any action required or permitted to be taken at any meeting of the Board of Directors, or of any committee thereof, may be taken without a meeting, if a written consent to such action is signed by all members of the Board of Directors or of such committee, as the case may be, and such written consent is filed with the minutes of proceedings of the Board of Directors or such committee.
ARTICLE XIII
Approval of Certain Transactions and Other Matters
     SECTION 1. Any purchase by the Corporation of shares of Voting Stock (as hereinafter defined) from an Interested Stockholder (as hereinafter defined) who has beneficially owned such securities for less than two years prior to the date of such purchase or any agreement in respect thereof, other than pursuant to an offer to the holders of all of the outstanding shares of the same class as those so purchased, at a per share price in excess of the Market

Price (as hereinafter defined), at the time of such purchase, of the shares so purchased, shall require the affirmative vote of the holders of a majority of the voting power of the Voting Stock not beneficially owned by the Interested Stockholder, voting together as a single class.
SECTION 2. In addition to any affirmative vote required by law or the Charter:
     Clause 1. Any merger or consolidation of the Corporation or any Subsidiary (as hereinafter defined) with (i) any Interested Stockholder or (ii) any other corporation (whether or not itself an Interested Stockholder) which is, or after such merger or consolidation would be, an Affiliate (as hereinafter defined) of an Interested Stockholder;
     Clause 2. Any sale, lease, exchange, mortgage, pledge, transfer, or other disposition (in one transaction or a series of transactions) to or with any Interested Stockholder or any Affiliate of any Interested Stockholder of any assets of the Corporation or any Subsidiary having an aggregate Fair Market Value (as hereinafter defined) of $10,000,000 or more;
     Clause 3. The issuance or transfer by the Corporation or any Subsidiary (in one transaction or a series of transactions) of any equity securities of the Corporation or any Subsidiary having an aggregate Fair Market Value of $10,000,000 or more to any Interested Stockholder or any Affiliate of any Interested Stockholder in exchange for cash, securities, or other property (or combination thereof);
     Clause 4. The adoption of any plan or proposal for the liquidation or dissolution of the Corporation proposed by or on behalf of an Interested Stockholder or any Affiliate of any Interested Stockholder; or
     Clause 5. Any reclassification of securities (including any reverse stock split), or recapitalization of the Corporation, or any merger or consolidation of the Corporation with any of its Subsidiaries, or any other transaction (whether or not with or into or otherwise involving an Interested Stockholder) which has the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of any class of equity or convertible securities of the Corporation or any Subsidiary which is directly or indirectly owned by any Interested Stockholder or any Affiliate of any Interested Stockholder;
shall require the affirmative vote of the holders of a majority of the voting power of the Voting Stock not beneficially owned by any Interested Stockholder, voting together as a single class; provided, however, that no such vote shall be required for (i) the purchase by the Corporation of shares of Voting Stock from an Interested Stockholder unless such vote is required by Section 1 of this Article XIII, (ii) any transaction approved by a majority of the Disinterested Directors (as hereinafter defined), or (iii) any transaction with an Interested Stockholder who has beneficially owned his shares of Voting Stock for two years or more.
SECTION 3.
     Clause 1. In the event that there shall exist a Substantial Stockholder (as hereinafter defined) of the Corporation and such existence shall be known or made known to the Corporation in advance of a meeting of stockholders at which directors will be elected, each holder of Voting Stock shall be entitled, in connection with any vote taken for such election of directors, to as many votes as shall equal the number of votes which (except for this provision as to cumulative voting) such stockholder would be entitled to cast for the election of directors with respect to such stockholder’s shares of Voting Stock multiplied by the number of directors to be elected, and such stockholder may cast all of such votes for a single director or may distribute them among the number of directors to be voted for, or for any two or more of them as such stockholder may see fit.
     Clause 2. In connection with any election of directors in which stockholders are entitled to cumulative voting, one or more candidates may be nominated by a majority of the Disinterested Directors or by any person who is the beneficial owner of shares of Voting Stock having an aggregate Market Price of $250,000 or more.

     Clause 3. The Corporation’s proxy statement and other communications with respect to such an election shall contain on an equal basis and at the expense of the Corporation, descriptions and other statements of or with respect to all nominees for election which qualify under the procedures set forth in this Section 3.
SECTION 4. For the purpose of this Article XIII:
     Clause 1. A “person” shall mean any individual, firm, corporation, partnership, or other entity.
     Clause 2. “Voting Stock” shall mean all outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors and each reference to a proportion of shares of Voting Stock shall refer to such proportion of the votes entitled to be cast by such shares.
     Clause 3. “Interested Stockholder” shall mean any person (other than the Corporation or any Subsidiary or any employee benefit plan maintained by the Corporation or any Subsidiary) who or which:
     (a) is the beneficial owner, directly or indirectly, of 5% or more of the voting power of the outstanding Voting Stock;
     (b) is an Affiliate of the Corporation and at any time within the two-year period immediately prior to the date as of which a determination is being made was the beneficial owner, directly or indirectly, of 5% or more of the voting power of the then outstanding Voting Stock; or
     (c) is an assignee of or has otherwise succeeded to any shares of Voting Stock which were at any time within the two-year period immediately prior to the date as of which a determination is being made beneficially owned by any person described in Clauses 3(a) or 3(b) of this Section 4 if such assignment or succession shall have occurred in the course of a transaction or series of transactions not involving a public offering within the meaning of the Securities Act of 1933, as amended.
     Clause 4. The term “Substantial Stockholder” shall mean any person (other than the Corporation or any Subsidiary or any employee benefit plan maintained by the Corporation or any Subsidiary) who or which is the beneficial owner of Voting Stock representing 40% or more of the votes entitled to be cast by the holders of all the outstanding shares of Voting Stock.
     Clause 5. A person shall be a “beneficial owner” of any Voting Stock:
     (a) which such person or any of its Affiliates or Associates (as hereinafter defined) beneficially owns, directly or indirectly;
     (b) which such person or any of its Affiliates or Associates has (i) the right to acquire (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement, or understanding, or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, or (ii) the right to vote pursuant to any agreement, arrangement, or understanding; or
     (c) which are beneficially owned, directly or indirectly, by any other person with which such person or any of its Affiliates or Associates has any agreement, arrangement, or understanding for the purpose of acquiring, holding, voting, or disposing of any shares of Voting Stock.
     Clause 6.
     (a) For the purposes of determining whether a person is an Interested Stockholder pursuant to Clause 3 of this Section 4 or a Substantial Stockholder pursuant to Clause 4 of this Section 4, the number of shares of Voting Stock deemed to be outstanding shall include shares deemed owned through application of Clause 5 of this Section 4, but shall not include any other shares of Voting Stock which may be issuable pursuant to any agreement, arrangement, or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.
     (b) Notwithstanding anything to the contrary in Clause 3 or Clause 4 of this Section 4, none of the Subsidiaries of the Corporation, shall be an “Interested Stockholder” or a “Substantial Stockholder”.
     Clause 7. “Affiliate” and “Associate” shall have the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the Exchange Act.
     Clause 8. “Subsidiary” shall mean any corporation of which a majority of the voting stock thereof entitled to vote generally in the election of directors is owned, directly or indirectly, by the Corporation (or another corporation, if so indicated).
     Clause 9. “Market Price” shall mean: the last closing sale price immediately preceding the time in question of a share of the stock in question on the Composite Tape for New York Stock Exchange — Listed Stocks, or if such stock is not quoted on the Composite Tape, on the New York Stock Exchange, Inc., or if such stock is not listed on such Exchange, on the principal United States securities exchange registered under the Securities Exchange Act of 1934 on which such stock is listed, or if such stock is not listed on any such exchange, the last closing bid quotation with respect to a share of such stock immediately preceding the time in question on the National Association of Securities Dealers, Inc. Automated Quotations System or any system then in use (or any other system of reporting or ascertaining quotations then available), or if such stock is not so quoted, the Fair Market Value at the time in question of a share of such stock as determined by the Board of Directors in good faith.
     Clause 10. “Fair Market Value” shall mean:
     (a) in the case of stock, the Market Price, and
     (b) in the case of property other than cash or stock, the fair market value of such property on the date in question as determined by the Board of Directors in good faith.
     Clause 11. “Disinterested Director” shall mean any member of the Board of Directors of the Corporation who is unaffiliated with an Interested Stockholder and was a member of the Board of Directors prior to the time that the Interested Stockholder became an Interested Stockholder, and any successor of a Disinterested Director who is unaffiliated with an Interested Stockholder as is recommended to succeed a Disinterested Director by a majority of Disinterested Directors then on the Board of Directors.
     SECTION 5. A majority of the Disinterested Directors shall have the power and duty to determine for the purposes of this Article XIII, on the basis of information known to them after reasonable inquiry, whether (i) a person is an Interested Stockholder, (ii) a person is a Substantial Stockholder, or (iii) a transaction or series of transactions constitutes one of the transactions described in Section 2 of this Article XIII.
     SECTION 6. Notwithstanding any other provisions of the Charter (and notwithstanding the fact that a lesser percentage may be specified by law, the Charter, or the Bylaws of the Corporation), the affirmative vote of the holders of at least 80% of the votes entitled to be cast by holders of outstanding Voting Stock, voting together as a single class, shall be required to amend or repeal, or adopt any provisions inconsistent with, this Article XIII.

APPENDIX B
APPROVAL OF AMENDMENT AND
RESTATEMENT OF THE CHARTER
(AS PROPOSED TO BE AMENDED AND RESTATED)
CHARTER OF LOCKHEED MARTIN CORPORATION
ARTICLE I
Name
     The name of the Corporation is Lockheed Martin Corporation.
ARTICLE II
Period of Duration
     The period of duration of the Corporation is perpetual.
ARTICLE III
Purpose and Powers
     The purpose for which the Corporation is formed is to engage in any lawful act, activity or business for which corporations may now or hereafter be organized under the Maryland General Corporation Law (the ““GCL“”). The Corporation shall have all the general powers granted by law to Maryland corporations and all other powers not inconsistent with law which are appropriate to promote and attain its purpose.
ARTICLE IV
Principal Office and Resident Agent
     The address of the principal office of the Corporation in the State of Maryland is 6801 Rockledge Drive, Bethesda, Maryland 20817. The Resident Agent of the Corporation is ~~Frances J. Frizzell~~CSC-Lawyers Incorporating Service Company, whose address is ~~c/o Lockheed Martin Corporation, 6801 Rockledge Drive, Bethesda, Maryland 20817.~~11 East Chase Street, Baltimore, MD 21202. The Resident Agent is a  ~~citizen of the State of~~ Maryland ~~and actually resides therein~~corporation.
ARTICLE V
Directors
     SECTION 1. The business and affairs of the Corporation shall be managed under the direction of the Board of Directors.
     SECTION 2. The number of directors of the Corporation ~~shall be twenty-four (24~~is currently fifteen (15), which number may be increased or decreased from time to time pursuant to the Charter or the Bylaws of the Corporation, but which never shall be less than twelve (12). The names of the current directors who shall act until their successors are duly chosen and qualified, are:

 ~~Norman R. Augustine~~
~~Marcus C. Bennett~~
~~Lynne V. Cheney~~
~~A. James Clark~~
~~Edwin I. Colodny~~
~~Lodwrick M. Cook~~
~~James L. Everett, III~~
~~Houston I. Flournoy~~
~~James F. Gibbons~~
~~Edward L. Hennessy, Jr.~~
~~Edward E. Hood, Jr.~~
~~Caleb B. Hurtt~~
~~Gwendolyn S. King~~
~~Lawrence O. Kitchen~~
~~Gordon S. Macklin~~
~~Vincent Marafino~~
~~Eugene F. Murphy~~
~~Allen E. Murray~~
~~David S. Potter~~
~~Frank Savage~~
~~Daniel M. Tellep~~
~~Carlisle A. H. Trost~~
~~James R. Ukropina~~
~~Douglas C. Yearley~~
Robert J. Stevens
E. C. “Pete” Aldridge, Jr.
Nolan D. Archibald
Marcus C. Bennett
James O. Ellis, Jr.
Gwendolyn S. King
James M. Loy
Douglas H. McCorkindale
Eugene F. Murphy
Joseph W. Ralston
Frank Savage
James M. Schneider
Anne Stevens
James R. Ukropina
Douglas C. Yearley

     SECTION 3. ~~Any~~Subject to the terms of any shares of Series Preferred Stock that may be outstanding from time to time, any director or the entire Board of Directors may be removed from office as a director or directors at any time, but only for cause, by the affirmative vote at a duly called meeting of stockholders of ~~at least 80%~~a majority of the votes which all holders of the then outstanding shares of capital stock of the Corporation would be entitled to cast at an annual election of directors, voting together as a single class.
     SECTION 4. ~~Vacancies~~Subject to the terms of any shares of Series Preferred Stock that may be outstanding from time to time, vacancies in the Board of Directors, except for vacancies resulting from an increase in the number of directors, shall be filled only by a majority vote of the remaining directors then in office, even if less than a quorum, except that vacancies resulting from removal from office by a vote of the stockholders may be filled by the stockholders at the same meeting at which such removal occurs. ~~Vacancies~~Subject to the terms of any shares of Series Preferred Stock that may be outstanding from time to time, vacancies resulting from an increase in the number of directors shall be filled only by a majority vote of the entire Board of Directors. Except to the extent provided in the Charter, no decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.
     SECTION 5. Except to the extent prohibited by law or limited by the Charter, the Board of Directors shall have the power (which, to the extent exercised, shall be exclusive) to fix the number of directors and to establish the rules and procedures that govern the internal affairs of the Board of Directors and nominations for director, including, without limitation, the vote required for any action by the Board of Directors, and that from time to time shall affect the directors‘‘ power to manage the business and affairs of the Corporation, and no Bylaw shall be adopted by stockholders which shall modify the foregoing.
ARTICLE VI
Authorized Shares of Stock
      ~~SECTION 6. Notwithstanding any other provisions of law or the Charter or Bylaws of the Corporation, the affirmative vote of at least 80% of the votes which all holders of the then outstanding shares of capital stock of the Corporation would be entitled to cast at an annual election of directors, voting together as a single class, shall be required to amend, or repeal, or to adopt any provision inconsistent with Sections 3 or 5 of this Article V.~~
~~ARTICLE VI~~
     ~~Authorized Shares of Stock~~ The total number of shares of stock of all classes which the Corporation has authority to issue is ~~1,570,000,000~~ [1,550,000,000] shares, divided into ~~20,000,000 shares of Series A Preferred Stock, $1.00 par value per share,~~ [ 50,000,000 ] shares of Series Preferred Stock, $1.00 par value per share, and

[ 1,500,000,000 ] shares of Common Stock, $1.00 par value per share. The aggregate par value of all shares of all classes is ~~$1,570,000,000.00.~~[1,550,000,000.00].
     A description of each class with the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualification and terms and conditions of redemption of each class, is as follows:
A. ~~Series A Preferred Stock~~
     ~~SECTION 1. Designation, Amount and Rank.~~
      ~~The class of Preferred Stock shall be designated “Series A Preferred Stock” and the authorized number of shares constituting such class shall be 20,000,000. The Series A Preferred Stock shall rank on a parity as to dividends and as to distribution of assets upon liquidation, dissolution or winding up with any other class of Preferred Stock which the Corporation may in the future issue and which by its terms is not stated to rank junior to the Series A Preferred Stock and the Series A Preferred Stock shall rank senior, as to dividends and to distribution of assets upon liquidation, dissolution or winding up to all other classes or series of stock of the Corporation which are currently outstanding or which the Corporation may in the future issue.~~
     ~~SECTION 2. Dividends.~~
      ~~(a) The holders of outstanding shares of Series A Preferred Stock will be entitled to receive, subject to the rights of holders of any class of Preferred Stock which the Corporation may in the future issue which ranks on a parity with the Series A Preferred Stock in respect of dividends, and when, as and if declared by the Board of Directors out of funds legally available therefor, cumulative preferential cash dividends at the per share rate of $.75 for each of the quarters ending on the last day of March, June, September and December of each year and no more, payable in arrears on each succeeding April 1, July 1, October 1 and January 1, respectively (each such date being hereinafter referred to as a “Preferred Dividend Payment Date” ) commencing on that Preferred Dividend Payment Date which next follows the issuance of such shares. Dividends shall (i) commence to accrue (whether or not declared and whether or not funds are legally available for payment) and shall be cumulative on the Series A Preferred Stock from and after the last dividend payment date with respect to the Series A Preferred Stock of Martin Marietta Corporation provided that all dividends have been paid through such last dividend payment date and (ii) shall compound quarterly, to the extent they are unpaid, at the rate of 6% per annum computed on the basis of a 360-day year of twelve 30-day months. If any Preferred Dividend Payment Date shall not be a Business Day, then the Preferred Dividend Payment Date shall be on the next succeeding Business Day. Each such dividend will be payable to holders of record as they appear on the stock books of the Corporation on the record dates, not less than 10 nor more than 50 days preceding the payment dates thereof, as shall be fixed by the Board of Directors. As used herein, the term “Business Day” shall mean any day other than a Saturday, Sunday, or a day on which banking institutions in the State of New York are authorized or obligated by law or executive order to close or a day which is or is declared a national or New York State holiday.~~
      ~~(b) Holders of the shares of Series A Preferred Stock shall not be entitled to any dividends on such shares, whether payable in cash, property or stock, in excess of full cumulative dividends, as herein provided.~~
      ~~(c) (i) So long as any share of Series A Preferred Stock shall remain outstanding, no dividend or distribution whatsoever shall be declared or paid upon or set apart for any class of stock or series thereof ranking junior to the Series A Preferred Stock in payment of dividends nor shall any shares of any class of stock or series thereof ranking junior to or on a parity with the Series A Preferred Stock in payment of dividends be redeemed or purchased by the Corporation or any subsidiary thereof nor shall any moneys be paid to or made available for a sinking fund for redemption or purchase of any shares of any class of stock or series thereof ranking junior to or on a parity with the Series A Preferred Stock in payment of dividends, unless, in each such instance, full dividends on all outstanding             shares of Series A Preferred Stock for all past dividend periods shall have been paid at the rate fixed therefor, the dividends on all outstanding shares of Series A Preferred Stock for the then current quarterly dividend period shall have been paid or declared and sufficient funds set aside for payment thereof and all redemption payments with respect to the Series A Preferred Stock which the Corporation shall have become obligated to make shall have been made. Notwithstanding the immediately preceding sentence, the Corporation shall be permitted~~

~~to purchase or acquire any preferred or common stock purchase rights of the Corporation (“Rights”) distributed pursuant to any rights agreements to which it may be a party (the “Rights Agreement”).~~
      ~~(ii) No dividend shall be paid upon or declared or set apart for any share of Series A Preferred Stock for any dividend period unless at the same time (a) a like proportionate dividend for the same dividend period shall be paid upon or declared or set apart for all             shares of Series A Preferred Stock then outstanding and entitled to receive such dividend and (b) there shall have been paid upon or declared or set aside for all shares of any other class of stock or series thereof, if any, then outstanding and ranking on a parity with the Series A Preferred Stock in payment of dividends, for the same dividend period of the Series A Preferred Stock, dividends ratably in proportion to the respective dividend rates fixed for the Series A Preferred Stock and said parity stock. No dividend shall be paid upon or declared or set apart for any shares of any other class of stock or series thereof, if any, then outstanding and ranking on a parity with Series A Preferred Stock in payment of dividends for any dividend period, unless there shall have been paid upon or declared or set apart for all shares then outstanding of Series A Preferred Stock, for the same dividend period, dividends ratably in proportion to the respective dividend rates fixed for the Series A Preferred Stock and said parity stock.~~
     ~~SECTION 3. Redemption.~~
      ~~(a) On or after the fifth anniversary of April 2, 1993 (the “Initial Issuance Date”), the Corporation, at its option, may redeem any or all shares of Series A Preferred Stock, at a redemption price of $50 per share, plus an amount equal to accrued and unpaid dividends thereon (whether or not declared and whether or not funds are legally available for payment) to and including the date of redemption (the “Redemption Price”), but only if the Average Closing Price (as defined in Section 4(e)(vii) below) of the Common Stock (calculated as of the record date fixed in accordance with Section 3(c) for notifying holders of such redemption) equals or exceeds the applicable percentage of the Conversion Price (as defined in Section 4(a)) set forth below opposite the anniversary of the Initial Issuance Date that occurs on or that immediately preceded such record date:~~

~~Anniversary of~~
~~Initial~~	~~Percentage of~~
~~Issuance Date~~	~~Conversion Price~~
~~5~~ 	~~130%~~
~~6~~ 	~~122.5%~~
~~7~~	~~115.0%~~
~~8~~	~~107.5%~~
~~9 and thereafter~~	~~100%~~
      ~~Immediately prior to authorizing or making any such redemption with respect to the Series A Preferred Stock, the Corporation, by resolution of its Board of Directors, shall, to the extent of any funds legally available therefor, declare a dividend on the Series A Preferred Stock payable on the redemption date in an amount equal to any accrued and unpaid dividends on the Series A Preferred Stock as of such date and, if the Corporation does not have sufficient funds legally available therefor to declare and pay all dividends accrued at the time of such redemption, then (i) the dividend shall be paid pro rata as among the Series A Preferred Stock and any other Preferred Stock ranking on a parity as to dividends with the Series A Preferred Stock in accordance with Section 2(c)(ii), and (ii) an amount equal to any remaining accrued and unpaid dividends shall be added to the redemption price of the Series A Preferred Stock.~~
      ~~(b) If less than all the outstanding shares of Series A Preferred Stock are to be redeemed, the shares to be redeemed shall be selected pro rata (subject to rounding to avoid fractional shares) as nearly as practicable or by lot, or by such other method as the Board of Directors may determine to be equitable.~~
      ~~(c) Notice of any redemption shall be given by first class mail, postage prepaid, mailed not less than 30 nor more than 60 days prior to the date fixed for redemption to the holders of record of the shares of Series A Preferred Stock to be redeemed at their respective addresses appearing on the stock books of the Corporation. The Board of Directors of the Corporation shall fix a record date for determining holders of record who are entitled to receive notice of any redemption, not more than 10 days prior to the~~

~~mailing of such notice. Notice so mailed shall be conclusively presumed to have been duly given whether or not actually received. Such notice shall state: (i) the date fixed for redemption; (ii) the Redemption Price; (iii) whether the Redemption Price will be paid in cash or, pursuant to Section 3(d) below, in Common Stock; (iv) that the holder has the right to convert such shares into Common Stock until the close of business on the second Business Day immediately preceding the related redemption date, together with a statement of the then effective Conversion Price and the place where certificates for such shares may be surrendered for conversion; (v) the number of shares of Series A Preferred Stock to be redeemed and if less than all the shares held by such holder are to be redeemed, the number of such shares to be so redeemed from such holder; (vi) the place where certificates for such shares are to be surrendered for payment of the Redemption Price; (vii) that after the close of business on such date fixed for redemption the shares to be redeemed shall not accrue dividends; and (viii) if the Redemption Price will be paid in Common Stock, that the holder has the right to cause a Backstop Registration of such Common Stock as described below. Upon surrender in accordance with the aforesaid notice of the certificate for any             shares of Series A Preferred Stock so redeemed (duly endorsed or accompanied by appropriate instruments of transfer, if so required by the Corporation in such notice), the holders of records of such shares shall be entitled to receive the Redemption Price, without interest. In case fewer than all the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares without cost to the holder thereof.~~
      ~~(d) At the option of the Corporation, if notice of redemption is mailed as aforesaid, and if prior to the date fixed for redemption funds or shares of Common Stock sufficient to pay in full the Redemption Price are deposited in trust, for the account of the holders of the shares to be redeemed, with a bank or trust company named in such notice doing business in the Borough of Manhattan, The City of New York, State of New York and having capital surplus and undivided profits of at least $500 million (which bank or trust company also may be the transfer agent and/or paying agent for the Series A Preferred Stock), notwithstanding the fact that any certificate(s) for shares called for redemption shall not have been surrendered for cancellation, on and after such date of deposit the shares represented thereby so called for redemption shall be deemed to be no longer outstanding, and all rights of the holders of such shares as stockholders of the Corporation shall cease, except the right of the holders thereof to convert such shares in accordance with the provisions of Section 4 at any time prior to the close of business on the second Business Day immediately preceding the related redemption date and the right of the holders thereof to receive out of the funds or shares of Common Stock so deposited in trust the Redemption Price, without interest, upon surrender of the certificate(s) representing such shares. Any funds or shares of Common Stock so deposited with such bank or trust company in respect of shares of Series A Preferred Stock converted before the close of business on the second Business Day immediately preceding the related redemption date shall be returned to the Corporation upon such conversion. Any funds or shares of Common Stock so deposited with such bank or trust company which shall remain unclaimed by the holders of shares called for redemption at the end of two years after the related redemption date shall be repaid to the Corporation, on demand, and thereafter the holder of any such shares shall look only to the Corporation for the payment, without interest thereon, of the Redemption Price.~~
      ~~(e) (i) In lieu of paying the Redemption Price in cash, the Corporation may, at its sole option, pay such Redemption Price in shares of Common Stock.~~
      ~~(ii) The number of shares of Common Stock issuable in lieu of a cash payment of the Redemption Price shall be the number of fully paid and nonassessable shares (calculated to the nearest 1/100th of a share) of Common Stock (which shares of Common Stock shall consist of authorized but unissued shares) as shall have an aggregate Specified Value (as defined below) as of the redemption date equal to the aggregate liquidation preference of the shares of Series A Preferred Stock being redeemed. The shares to be redeemed shall be selected pro rata from each holder; provided that, if the number of shares of Series A Preferred Stock held by a holder which are subject to redemption as aforesaid is not a whole number, the number of shares of Series A Preferred Stock held by such holder to be redeemed as aforesaid shall be rounded upward to the nearest whole number. The shares of Common Stock issuable on any redemption to be paid in Common Stock will be delivered to the Corporation for the account of such holders. By their acceptance of shares of Series A Preferred Stock, each holder thereof shall be deemed (i) to have accepted the appointment of the Corporation to act as such referred to below and (ii) to have appointed the Corporation as its attorney-in-fact for purposes of making any endorsements on certificates for shares of Common Stock received by such holder upon redemption of shares of Series A Preferred~~

~~`Stock to the extent any such endorsement is necessary or appropriate for purposes of effecting the sale of such shares of Common Stock in a Backstop Registration, as described below. No fractional shares of Common Stock will be issued upon redemption. A holder of             shares of Series A Preferred Stock who would otherwise be entitled to receive such a fractional share shall, in lieu thereof, receive cash in an amount equal to the same fraction of the Specified Value.~~
     ~~(iii) For purposes hereof, “Specified Value” means the Average Closing Price (as defined in Section 4(e) (vii)) per share of Common Stock as of the applicable redemption date.~~
     ~~(iv) Before any holder of shares of Series A Preferred Stock shall receive certificates for shares of Common Stock in respect of the redemption of shares of Series A Preferred Stock (or cash representing fractional share settlements in respect thereof) such holder shall surrender the certificate or certificates of shares of Series A Preferred Stock duly endorsed if required by the Corporation, at the office of the Corporation and, if certificates for shares of Common Stock are to be received by such holder, shall state in writing the name or names and the denominations in which such holder wishes the certificate or certificates for the Common Stock to be issued. The Corporation will, as soon as practicable after receipt thereof, issue and deliver to such holder, or such holder’s designee or designees, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid, together with a certificate or certificates representing any shares of Series A Preferred Stock which are not to be redeemed, but which shall have constituted part of the shares of Series A Preferred Stock represented by the certificate or certificate so surrendered.~~
     ~~(v) Each redemption of shares of Series A Preferred Stock paid in Common Stock shall be deemed to have been made as of the close of business on the applicable redemption date, so that the rights of the holder of such shares of Series A Preferred Stock shall, to the extent of such redemption, cease at such time and the person or persons entitled to receive             shares of the Common Stock upon redemption of such shares (including the person or persons to whom any shares of Common Stock shall have been sold pursuant to a Backstop Registration (as defined in Section 3(f)) shall be treated for all purposes as having become the record holder or holders of the Common Stock at such time, provided, however, that in the event a dividend, distribution, subdivision, combination, reclassification, merger or similar event is declared or occurs with respect to the shares of Common Stock, and the record date for any such action is on or after the close of business on the record date for such redemption, but prior to the close of business on the date of such redemption, then the person or persons entitled to receive shares of the Common Stock upon redemption of shares of Series A Preferred Stock (including the person or persons to whom any shares of Common Stock shall have been sold pursuant to a Backstop Registration) shall be treated for purposes of such action as having become the record holder or holders of the Common Stock at the close of business on the Trading Day (as defined in Section 4(e)(vii)) next preceding the record date of such redemption. From and after the redemption, dividends on the shares of Series A Preferred Stock redeemed with shares of Common Stock as a result of such redemption shall cease to accrue, and said shares of Series A Preferred Stock shall no longer be deemed to be outstanding.~~
     ~~(vi) The Corporation will pay any and all taxes that may be payable in respect of the issuance or delivery of shares of Common Stock upon redemption of shares of Series A Preferred Stock pursuant hereto. The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the delivery of shares of Common Stock pursuant to a Backstop Registration registered in a name other than the name (x) in which such shares of Series A Preferred Stock were formerly registered or (y) of any underwriter participating in such Backstop Registration, and no such issue or delivery shall be made unless and until the person requesting such issue or delivery has paid to the Corporation the amount of any such tax, or has established, to the satisfaction of the Corporation, that such tax has been paid.~~
     ~~(f) (i) Within 15 days of its receipt of notice pursuant to Section 3(c) above of a redemption payable in shares of Common Stock, each holder of Series A Preferred Stock shall have the right to elect not to retain such Common Stock and to request a backstop registration (a “Backstop Registration”) of the shares of Common Stock received in the redemption by delivering to the Corporation a written request specifying the amount of Common Stock that the holder proposes not to retain and to sell pursuant to the Backstop Registration. A holder’s failure to timely deliver such notice shall be deemed to be an election by the holder thereof to retain such Common Stock.~~

      ~~(ii) The Corporation shall use its best efforts to cause such shares to be registered under the Securities Act of 1933, as amended (the “Securities Act”) as soon as reasonably practicable so as to permit the sale thereof promptly. In connection therewith, the Corporation shall prepare, and within 120 days of the receipt of the request file, on Form S-3 if permitted or otherwise on the appropriate form, a registration statement under the Securities Act to effect such registration. Each holder requesting a Backstop Registration shall thereby be deemed to agree to provide all such information and materials and to take all such action as may be reasonably required in order to permit the Corporation to comply with all applicable requirements of the Securities Act and the Securities and Exchange Commission (the “Commission”) and to obtain any desired acceleration of the effective date of such registration statement. If the offering to be registered is to be underwritten, the managing underwriter shall be selected by the Corporation, and the Corporation and each requesting holder shall enter into an underwriting agreement containing customary terms and conditions. For purposes hereof the Common Stock required to be registered is referred to herein as the “Subject Stock.” The Corporation shall not be required to include Subject Stock of any requesting holder therein if the requesting holder does not agree to offer its stock by or through the underwriters selected by the Corporation for the registration of the shares of Subject Stock and execute an underwriting agreement in customary form. If a requesting holder has been permitted to participate in a proposed offering pursuant to this Section 3(f), the Corporation thereafter may determine in its sole discretion either not to file a registration statement, or otherwise not to consummate such offering, in whole or in part, without any liability hereunder, except as provided herein.~~
     ~~(iii) In connection with any Backstop Registration of shares of Subject Stock registered pursuant hereto, the Corporation shall (A) furnish to the requesting holders such number of copies of any prospectus (including preliminary and summary prospectuses) and conformed copies of the registration statement (including amendments or supplements thereto and, in each case, all exhibits) and such other documents as they may reasonably request, but only while the Corporation shall cause the registration statement to remain current; (B) (1) use its best efforts to register or qualify the Subject Stock covered by such registration statement under such blue sky or other state securities laws for offer and sale and (2) keep such registration or qualification in effect for so long as the registration statement remains in effect; (C) use its best efforts to cause all shares of Subject Stock covered by such registration statement to be registered with or approved by such other federal or state government agencies or authorities as may be necessary in the opinion of counsel to the Corporation to enable the requesting holders to consummate the disposition of such shares of Subject Stock; (D) notify the requesting holders any time when a prospectus relating thereto is required to be delivered under the Securities Act upon discovery that, or upon the happening of any event as a result of which, the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading, in the light of the circumstances under which they were made, and at the request of the requesting holders promptly prepare and furnish to them a reasonable number of copies of a supplement to or an amendment of such prospectus as may be necessary so that, as thereafter delivered to the purchasers of such securities, such prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statement therein not misleading, in the light of the circumstances under which they were made; (E) otherwise use its best efforts to comply with all applicable rules and regulations of the Commission; (F) use its best efforts to list the Subject Stock covered by such registration statement on the New York Stock Exchange or on any other securities exchange on which Subject Stock is then listed; and (G) before filing any registration statement or any amendment or supplement thereto, and as far in advance as is reasonably practicable, furnish to the requesting holders copies of such documents. In connection with any offering of Subject Stock registered pursuant to this Section 3(f), the Corporation shall (x) furnish to the underwriter unlegended certificates representing ownership of the Common Stock being sold in such denominations as requested and (y) instruct any transfer agent and registrar of the Subject Stock to release any stop transfer orders with respect to such Subject Stock. Upon any registration becoming effective pursuant to this Section 3(f), the Corporation shall use its best efforts to keep such registration statement current for a period of 60 days (or 90 days, if the Corporation is eligible to use a Form S3, or successor form) or such shorter period as shall be necessary to effect the distribution of the Subject Stock.~~
     ~~(iv) By requesting Backstop Registration, each requesting holder shall be deemed to agree that upon receipt or any notice from the Corporation of the happening of any event of the kind described in subdivision (iii) (D) of this Section 3(f), it will forthwith discontinue its disposition of Subject Stock pursuant to the registration statement relating to such Subject Stock until its receipt of the copies of the~~

~~supplemented or amended prospectus contemplated by subdivision (iii)(D) of this Section 3(f) and, if so directed by the Corporation, will deliver to the Corporation all copies then in its possession of the prospectus relating to such Subject Stock current at the time of receipt of such notice.~~
     ~~(v) The Corporation shall pay all agent fees and commissions underwriting discounts and commissions related to shares of Subject Stock being sold by the requesting holders, the fees and disbursements of one counsel for the requesting holders which shall be selected by a majority in interest of the requesting holders and all other fees and expenses in connection with any registration statement hereunder, including, without limitation, all registration and filing fees, all printing costs, all fees and expenses of complying with securities or blue sky laws and fees and disbursements of the Corporation’s counsel and accountants.~~
     ~~(vi) In the case of any offering registered pursuant hereto, the Corporation agrees to indemnify and hold the requesting holders, each underwriter of the Subject Stock under such registration and each person who controls any of the foregoing within the meaning of Section 15 of the Securities Act, and any officer, employee or partner of the foregoing, harmless against any and all losses, claims, damages, or liabilities (including reasonable legal fees and other reasonable expenses incurred in the investigation and defense thereof) to which they or any of them may become subject under the Securities Act or otherwise (collectively “Losses”), insofar as any such Losses shall arise out of or shall be based upon (i) any untrue statement or alleged untrue statement of a material fact contained in the registration statement relating to the sale of such Subject Stock (as amended if the Corporation shall have filed with the Commission any amendment thereof), or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading or (ii) any untrue statement or alleged untrue statement of a material fact contained in the prospectus relating to the sale of such Subject Stock (as amended or supplemented if the Corporation shall have filed with the Commission any amendment thereof or supplement thereto), or the omission or alleged omission to state therein a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that the indemnification contained in this Section 3(f)(vi) shall not apply to such Losses which shall arise out of or shall be based upon any such untrue statement or alleged untrue statement, or any such omission or alleged omission, which shall have been made in reliance upon and in conformity with information furnished in writing to the Corporation by a requesting holder or any such underwriter, as the case may be, specifically for use in connection with the preparation of the registration statement or prospectus contained in the registration statement or any such amendment thereof or supplement thereto.~~
     ~~In the case of each Backstop Registration pursuant to this Section 3(f), each requesting holder and each underwriter participating therein shall agree, substantially in the same manner and to the same extent as set forth in the preceding paragraph, severally to indemnify and hold harmless the Corporation and each person, if any, who controls the Corporation within the meaning of Section 15 of the Securities Act, and the directors and officers of the Corporation, with respect to any statement in or omission from such registration statement or prospectus contained in such registration statement (as amended or as supplemented, if amended or supplemented as aforesaid) if such statement or omission shall have been made in reliance upon and in conformity with information furnished in writing to the Corporation by a requesting holder or such underwriter, as the case may be, specifically for use in connection with the preparation of such registration statement or prospectus contained in such registration statement or any such amendment thereof or supplement thereto.~~
     ~~If the indemnification provided for in this Section 3(f) is unavailable to an indemnified party or is insufficient to hold such indemnified party harmless from any Losses in respect of which this Section 3(f) would otherwise apply by its terms (other than by reason of exceptions provided herein), then each applicable indemnifying party, in lieu of indemnifying such indemnified party, shall have a joint and several obligation to contribute to the amount paid or payable by such indemnified party as a result of such Losses, in such proportion as is appropriate to reflect the relative benefits received by and fault of the indemnifying party, on the one hand, and such indemnified party, on the other hand, in connection with the offering to which such contribution relates as well as any other relevant equitable considerations. The relative benefit shall be determined by reference to, among other things, the amount of proceeds received by each party from the offering to which such contribution relates. The relative fault shall be determined by reference to, among other things, each party’s relative knowledge and access to information concerning~~

~~the matter with respect to which the claim was asserted, and the opportunity to correct and prevent any statement or omission. The amount paid or payable by a party as a result of any Losses shall be deemed to include any legal or other fees or expenses incurred by such party in connection with any investigation or proceeding, to the extent such party would have been indemnified for such expenses if the indemnification provided for in this Section 3(f) was available to such party.~~
     ~~(g) When the offering contemplated by Section 3(f) above has been completed, the net proceeds thereof shall be distributed to the requesting holders pro rata in respect of their interests in the Subject Stock. Any such offering not consummated within six months of delivery of the notice to the Corporation pursuant to Section 3(f)(i) shall be deemed to have been abandoned. To the extent the net proceeds per share to each requesting holder from such offering (treating the net proceeds as zero if such offering has been abandoned) are less than the sum of the Redemption Price and the Interest Amount (as defined below) in respect of such requesting holder’s shares of Series A Preferred Stock redeemed pursuant to this Section, the Corporation shall pay to each requesting holder an amount in cash equal to the applicable difference. “Interest Amount” means, with respect to the Redemption Price payable to any holder for such holder’s shares of Series A Preferred Stock redeemed pursuant to this Section, interest on such Redemption Price for each day, from the applicable redemption date to and including the date of payment pursuant to this Section 3(g) at a rate per annum equal to the rate per annum, as published by the Board of Governors of the Federal Reserve System as reported by the U.S. Department of Treasury, for such day on U.S. Treasury Bonds maturing on the date that is the tenth anniversary of such redemption date (or if no U.S. Treasury Bonds mature on such date, then on the date nearest to such date for which such a maturity exists).~~
~~SECTION 4. Conversion Rights.~~
~~The holders of shares of Series A Preferred Stock shall have the right at their option, to convert such shares into shares of Common Stock~~
~~on the following terms and conditions:~~
     ~~(a) Each share of Series A Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share and prior to the close of business of the Corporation on the second Business Day immediately preceding any date set for the redemption thereof (provided that consideration sufficient to redeem all shares to be redeemed on such date has been paid or made available for payment on or prior to such date), at the office of the Corporation or any transfer agent for the Series A Preferred Stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing $50 by the Conversion Price, determined as hereinafter provided, in effect at the time of conversion. The price at which shares of Common Stock shall be deliverable upon conversion (the “Conversion Price”) shall initially be $34.5525 per share of Common Stock. The Conversion Price shall be subject to adjustment from time to time as hereinafter provided. No payment or adjustment shall be made on account of any dividend on the shares of Common Stock issued upon conversion of shares of Series A Preferred Stock if the record date for such dividend occurs prior to the date of such conversion. If any shares of Series A Preferred Stock shall be called for redemption, the right to convert the             shares designated for redemption shall terminate after the close of business on the second Business Day immediately preceding the date fixed for redemption unless default is made in the payment of the Redemption Price. In the event of default in the payment of the Redemption Price, the right to convert the shares designated for redemption shall terminate at the close of business on the Business Day immediately preceding the date that such default is cured.~~
     ~~(b) In order to convert shares of Series A Preferred Stock into Common Stock, the holder thereof shall surrender the certificates therefor, duly endorsed if the Corporation shall so require, or accompanied by appropriate instruments of transfer satisfactory to the Corporation, at the office of the transfer agent for the Series A Preferred Stock, or at such other office as may be designated by the Corporation, together with written notice that such holder irrevocably elects to convert such shares of Series A Preferred Stock. Such notice shall also state the name and address in which such holder wishes the certificate for the shares of Common Stock issuable upon conversion to be issued. As soon as practicable after receipt of the certificates representing the shares of Series A Preferred Stock to be converted and the notice of election to convert the same, the Corporation shall issue and deliver at said office a certificate for the number of whole shares of Common Stock issuable upon conversion of the shares of Series A Preferred Stock surrendered for conversion, together with a cash payment in lieu of any~~

~~fraction of a share, as hereinafter provided, to the person entitled to receive the same. If more than one stock certificate for Series A Preferred Stock shall be surrendered for conversion at one time by the same holder, the number of full shares of Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares represented by all the certificates so surrendered. Shares of Series A Preferred Stock shall be deemed to have been converted immediately prior to the close of business on the date such shares are surrendered for conversion and notice of election to convert the same is received by the Corporation in accordance with the foregoing provision, and the person entitled to receive the Common Stock issuable upon such conversion shall be deemed for all purposes as the record holder of such Common Stock as of such date.~~
     ~~(c) Dividends shall cease to accrue on shares of Series A Preferred Stock surrendered for conversion into Common Stock from and after the date of conversion; provided, however, that any accrued but unpaid dividends (whether or not declared and whether or not funds are legally available for payment) upon such shares to and including the conversion date shall be paid in cash upon such conversion or as soon thereafter as permitted by law.~~
     ~~(d) No fractional shares of Common Stock shall be issued upon conversion of any shares of Series A Preferred Stock. If more than one share of Series A Preferred Stock is surrendered at one time by the same holder, the number of full shares issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares so surrendered. If the conversion of any shares of Series A Preferred Stock results in a fractional share of Common Stock, the Corporation shall pay cash in lieu thereof in an amount equal to such fraction multiplied by the Average Closing Price, determined as provided in subsection (vii) of Section 4(e) below, on the date on which the shares of Series A Preferred Stock were duly surrendered for conversion, or if such date is not a Trading Date, on the next succeeding Trading Date.~~
     ~~(e) The Conversion Price shall be adjusted from time to time as follows:~~
     ~~(i) In case the Corporation shall pay or make a dividend or other distribution on shares of Common Stock or any other class of capital stock of the Corporation in Common Stock, the Conversion Price in effect at the opening of business on the date following the date fixed for the determination of stockholders entitled to receive such dividend or other distribution shall be reduced by multiplying such Conversion Price by a fraction of which the numerator shall be the number of shares of Common Stock outstanding at the close of business on the date fixed for such determination and the denominator shall be the sum of such number of shares and the total number of shares constituting such dividend or other distribution, such reduction to become effective immediately after the opening of business on the date following the date fixed for such determination. For purposes of this subsection, the number of shares of Common Stock at any time outstanding shall not include shares held in the treasury of the Corporation. The Corporation will not pay any dividend or make any distribution on shares of Common Stock held in the treasury of the Corporation.~~
     ~~(ii) In case the Corporation shall issue shares of Common Stock or rights or warrants or other securities convertible into or exchangeable or exercisable for shares of Common Stock to any person (other than pursuant to (A) a dividend reinvestment plan, (B) the exercise of stock options granted with the approval of the Corporation’s Board of Directors where the exercise price is not less than the Average Closing Price on the date the option was granted, (C) a restricted stock plan where the issuance is consistent with the past practices of Martin Marietta Corporation, Martin Marietta Technologies, Inc. or Lockheed Corporation, as determined by the Board of Directors, (D) a stock option or other stock incentive plan where the issuance is required in accordance with any obligation of Martin Marietta Corporation to provide benefits similar to those provided under certain plans of General Electric Company in effect prior to April 2, 1993 as determined by the Board of Directors, or (E) any option or other security of the Corporation issued in exchange for, or upon exercise or conversion of, any option or other security outstanding as of the Merger Date (as defined in the Agreement and Plan of Reorganization dated August 29, 1994 among the Corporation, Martin Marietta Corporation and Lockheed Corporation) and theretofore issued by (X) Martin Marietta Corporation (provided that the exercise of any option or other security issued by Martin Marietta Corporation after April 2, 1993 with an exercise price less than the “Average Closing Price” (as defined in Section 4 of Article V of Martin Marietta Corporation’s~~

~~Charter) on the date of grant shall result in an adjustment under this clause (ii) to the same extent it would have resulted in an adjustment under Section 4 of Martin Marietta Corporation’s Charter) or (Y) Lockheed Corporation), entitling such person to subscribe for or purchase shares of Common Stock at a price per share (or having a conversion, exercise or exchange price per share) in any case, less than the Average Closing Price per share (determined as provided in subsection (vii) below) of the Common Stock on the date of issuance (or in the case of any issuance of Common Stock, rights, warrants or such other securities to all holders of Common Stock, on the date fixed for the determination of the holders entitled to receive such Common Stock, rights, warrants or other securities), the Conversion Price in effect at the opening of business on the day following the date of such issuance or the date fixed for such determination, as the case may be, shall be reduced by multiplying such Conversion Price by a fraction of which the numerator shall be the number of shares of Common Stock outstanding at the close of business on the date of such issuance or the date fixed for such determination, as the case may be, plus the number of shares of Common Stock which the aggregate consideration receivable by the Corporation for the total number of shares of Common Stock so offered for subscription or purchase (or into or for which such rights, warrants or other securities are convertible, exchangeable or exercisable) would purchase at such Average Closing Price and the denominator shall be the number of shares of Common Stock outstanding at the close of business on the date of such issuance or the date fixed for such determination, as the case may be, plus the number of shares of Common Stock so offered for subscription or purchase (or into or for which such rights, warrants or other securities are convertible, exchangeable or exercisable), such reduction to become effective immediately after the opening of business on the date following the date of such issuance or the date fixed for such determination, as the case may be. For the purposes of this subsection (ii), the number of shares of Common Stock at any time outstanding shall not include shares held in the treasury of the Corporation. The Corporation will not issue any rights, warrants or other securities convertible into or exchangeable or exercisable for shares of Common Stock held in the treasury of the Corporation. If the Corporation adopts a shareholder rights plan ( a “Rights Plan”), and after any Distribution Date (as defined in such Rights Plan) thereunder, holders converting shares of Series A Preferred Stock are not entitled to receive the Rights (as defined in such Rights Plan) which would otherwise be attributable (but for the date of conversion) to the shares of Common Stock received upon such conversion, then adjustment of the Conversion Price shall be made under this subsection (ii) as if the Rights were then being issued to holders of the Common Stock. If such an adjustment is made and the Rights are later redeemed, invalidated or terminated, then a corresponding reversing adjustment shall be made to the Conversion Price, on an equitable basis, to take account of such event. However, the Corporation may elect to provide that each share of Common Stock issuable upon conversion of the Series A Preferred Stock, whether or not issued after the Distribution Date for such Rights, will be accompanied by the Rights which would otherwise be attributable (but for the date of conversion) to such shares of Common Stock, in which event the preceding two sentences will not apply.~~
     ~~(iii) In case outstanding shares of Common Stock shall be subdivided into a greater number of shares of Common Stock, the Conversion Price in effect at the opening of business on the day following the day upon which such subdivision becomes effective shall be proportionately reduced, and, conversely, in case outstanding shares of Common Stock shall be combined into a smaller number of shares of Common Stock, the Conversion Price in effect at the opening of business on the day following the day upon which such combination becomes effective shall be proportionately increased, such reduction or increase, as the case may be, to become effective immediately after the opening of business on the day following the day upon which such subdivision or combination becomes effective.~~
     ~~(iv) In case the Corporation shall, by dividend or otherwise, distribute to all holders of its Common Stock or any other class of capital stock of the Corporation evidences of its indebtedness or assets (including securities, but excluding (x) any rights, warrants or other securities referred to in subsection (ii) above, (y) any regular quarterly dividend of the Corporation paid in cash out of the consolidated earnings or consolidated retained earnings of the Corporation in an amount not exceeding 125% of the average of the four regular quarterly dividends paid by the Corporation for the immediately preceding four quarters (including for this purpose dividends paid by Martin Marietta Corporation prior to the Merger Date), and (z) any dividend or~~

~~distribution referred to in subsection (i) above), the Conversion Price shall be reduced so that the same shall equal the price determined by multiplying the Conversion Price in effect immediately prior to the close of business on the date fixed for the determination of stockholders entitled to receive such distribution by a fraction of which the numerator shall be the Average Closing Price (determined as provided in subsection (vii) below) of the Common Stock on the date fixed for such determination less the then fair market value (as reasonably determined by the Board of Directors, whose determination shall be conclusive and shall be described in a statement filed with the transfer agent for the Series A Preferred Stock) of the portion of the evidences of indebtedness or assets so distributed applicable to one share of Common Stock and the denominator shall be such Average Closing Price per share of the Common Stock, such adjustment to become effective immediately prior to the opening of business on the day following the date fixed for the determination of stockholders entitled to receive such distribution.~~
     ~~(v) The reclassification of Common Stock into securities including securities other than Common Stock (other than any reclassification upon a consolidation or merger to which Section 4(g) below applies) shall be deemed to involve (A) a distribution of such securities other than Common Stock to all holders of Common Stock (and the effective date of such reclassification shall be deemed to be “the date fixed for the determination of stockholders entitled to receive such distribution” and the “date fixed for such determination” within the meaning of subsection (iv) above), and (B) a subdivision or combination, as the case may be, of the number of shares of Common Stock outstanding immediately prior to such reclassification into the number of shares of Common Stock outstanding immediately thereafter (and the effective date of such reclassification shall be deemed to be “the day upon which such subdivision becomes effective” or “the day upon which such combination becomes effective” as the case may be, and “the day upon which such subdivision or combination becomes effective” within the meaning of subsection (iii) above).~~
     ~~(vi) In case at any time the Corporation or any subsidiary thereof shall repurchase, by self tender offer or otherwise, any shares of Common Stock of the Corporation at a weighted average purchase price in excess of the Average Closing Price (as defined in subsection (vii) below) on the Business Day immediately prior to the earliest of the date of such repurchase, the commencement of an offer to repurchase or the public announcement of either (such date being referred to as the “Determination Date”), the Conversion Price in effect as of such Determination Date shall be reduced by multiplying such Conversion Price by a fraction, the numerator of which shall be ( I ) the product of (x) the number of shares of Common Stock outstanding on such Determination Date and (y) the Average Closing Price of the Common Stock on such Determination Date minus (II) the aggregate purchase price of such repurchase and the denominator of which shall be the product of (x) the number of shares of Common Stock outstanding on such Determination Date minus the number of shares of Common Stock repurchased by the Company or any subsidiary thereof in such repurchase and (y) the Average Closing Price of the Common Stock on such Determination Date. An adjustment made pursuant to this subsection (vi) shall become effective immediately after the effective date of such repurchase.~~
     ~~(vii) For the purposes of any computation under these provisions of the Corporation’s Charter, the Average Closing Price per share of Common Stock on any day shall be deemed to be the average of the closing prices for the Common Stock for the 20 consecutive Trading Days commencing 30 Trading Days before the day in question, with each day’s closing sale price being the reported last sale price regular way or, in case no such reported sale takes place on such day, the average of the reported closing bid and asked prices, in either case on the New York Stock Exchange or, if the Common Stock is no longer listed or admitted to trading on such Exchange, on the principal national securities exchange on which the Common Stock is listed or admitted to trading or, if not listed or admitted to trading on any national securities exchange, on the National Association of Securities Dealers Automated Quotations National Market System or, if the Common Stock is not listed or admitted to trading on any national securities exchange or quoted on such National Market System, the average of the closing bid and asked prices in the over-the-counter market as furnished by any New York Stock Exchange member firm selected from time to time by the Board of Directors for that purpose. As used herein, the term “Trading~~

~~Day” shall mean a date on which the New York Stock Exchange (or any successor to such Exchange) is open for the transaction of business.~~
     ~~(viii) No adjustment in the Conversion Price for the Series A Preferred Stock shall be required unless such adjustment would require an increase or decrease of at least 1% in such price; provided, however, that any adjustments which by reason of this subsection (viii) are not required to be made shall be carried forward and taken into account in any subsequent adjustment. All calculations under this Section shall be made to the nearest cent or to the nearest one-hundredth of a share, as the case may be.~~
     ~~(f) Whenever the Conversion Price shall be adjusted as herein provided (i) the Corporation shall forthwith make available at the office of the transfer agent for the Series A Preferred Stock a statement describing in reasonable detail the adjustment, the facts requiring such adjustment and the method of calculation used; and (ii) the Corporation shall cause to be mailed by first class mail, postage prepaid, as soon as practicable to each holder of record of shares of Series A Preferred Stock a notice stating that the Conversion Price has been adjusted and setting forth the adjusted Conversion Price.~~
     ~~(g) In the event that the Corporation shall be a party to any transaction constituting a recapitalization, reclassification, consolidation, merger, share exchange, or a sale, lease or conveyance of all or substantially all of its assets, the holder of each share of Series A Preferred Stock shall have the right, after such consolidation, merger, sale or exchange to convert such share into the number and kind of shares of stock or other securities, and the amount of cash or other property receivable upon such consolidation, merger, sale or exchange by a holder of the number of shares of Common Stock issuable upon conversion of such share of Series A Preferred Stock immediately prior to such consolidation, merger, sale or exchange. No provision shall be made for adjustments in the Conversion Price. The provisions of this Section 4(g) shall similarly apply to any such successive event.~~
     ~~(h) The Corporation shall not be required to pay any taxes which may be payable in respect of any transfer involved in the issuance of shares of Common Stock in the name other than that in which the shares of Series A Preferred Stock so converted are registered, and the Corporation shall not be required to issue or deliver any such shares unless and until the person requesting such issuance in another name shall have paid to the Corporation the amount of any such taxes, or shall have established to the satisfaction of the Corporation that such taxes have been paid.~~
     ~~(i) The Corporation may make such reductions in the Conversion Price, in addition to those required by subsections (i) through (vi) of Section 4(e) above, as it considers to be advisable in order that any event treated for federal income tax purposes as a dividend of stock or stock rights shall not be taxable to the recipients.~~
     ~~(j) Except as provided in this Section 4, the Corporation will not, by amendment of its Charter or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 4 and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of the Series A Preferred Stock against impairment.~~
     ~~(k) The Corporation shall at all times reserve and keep available out of its authorized but unissued Common Stock the full number of shares of Common Stock issuable upon the conversion of all shares of Series A Preferred Stock then outstanding.~~
     ~~(1) In the event that:~~
     ~~(i) the Corporation shall declare a dividend or any other distribution on its Common Stock (other than any regular quarterly dividend described in Section 4(e) (iv) above) payable otherwise than in cash out of consolidated earnings or consolidated retained earnings;~~

     ~~(ii) the Corporation shall authorize the granting to the holders of its Common Stock of rights to subscribe for or purchase any shares of capital stock of any class or of any other rights;~~
     ~~(iii) any capital reorganization of the Corporation, reclassification of the capital stock of the Corporation, consolidation or merger of the Corporation with or into another corporation, or sale, lease or conveyance of all or substantially all of the assets of the Corporation occurs;~~
     ~~(iv) the voluntary or involuntary dissolution, liquidation or winding up of the Corporation occurs; or~~
     ~~(v) any other event for which an adjustment would be required pursuant to subsections (i) through (vi) of Section 4(e) or pursuant to Section 4(g) occurs;~~
~~the Corporation shall cause to be mailed to the holders of record of Series A Preferred Stock at least 20 days prior to the applicable date hereinafter specified a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution or rights or, if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such dividend, distribution or rights are to be determined or (y) the date on which such reorganization, reclassification, consolidation, merger, sale, lease, conveyance, dissolution, liquidation or winding up or other event specified in subsections (i) through (v) of this Section 4(1) is expected to take place, and the date, if any is to be fixed, as of which holders of Common Stock of record shall be entitled to exchange their shares of Common Stock for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, sale, lease, conveyance, dissolution, liquidation or winding up or other such event. Failure to give such notice, or any defect therein, shall not affect the legality or validity of such dividend, distribution, reorganization, reclassification, consolidation, merger, sale, lease, conveyance, dissolution, liquidation or winding up or other such event.~~
~~SECTION 5. Voting Rights.~~
     ~~(a) Except as otherwise provided by paragraphs (b), (c), (d) and (e) of this Section 5 or as required by law, the holders of shares of Series A Preferred Stock shall not be entitled to vote on any matter on which the holders of any voting securities of the Corporation shall be entitled to vote.~~
     ~~(b) Upon a default with respect to the Corporation’s senior bank facility or any successor thereto or replacement thereof (as amended from time to time, the “Senior Bank Facility”) that is not substantially cured within six months from the declaration thereof pursuant to the Senior Bank Facility (but without regard to any waivers granted by the lenders under such Senior Bank Facility) (a “Bank Debt Default”), the holders of the Series A Preferred Stock, voting as a separate class, shall be entitled to elect the smallest number of directors of the Corporation’s Board of Directors that shall constitute no less than 25% of the authorized number of directors of the Corporation’s Board of Directors until such right is terminated as provided herein. The voting rights provided by this Section 5(b) shall terminate immediately upon the initial holder of all outstanding shares of Series A Preferred Stock being no longer entitled to designate any director pursuant to Section 3.02 of the Standstill Agreement dated April 2, 1993 between the Corporation (as successor to Martin Marietta Corporation pursuant to, and as such Standstill Agreement is modified by, the Reconfiguration Agreement dated August, 1993 among the Corporation, Martin Marietta Corporation and General Electric Company), as so amended, and the holders of the Series A Preferred Stock, following such termination, shall have only the voting rights provided by Sections 5(c), (d) and (e) below or as otherwise required by law.~~
     ~~(c) In the event that dividends payable on the Series A Preferred Stock shall be in arrears for six quarters (whether or not consecutive) (a “Preferred Dividend Default”) and the holders of the Series A Preferred Stock are not then represented on the Corporation’s Board of Directors by directors elected as a result of a Bank Debt Default, a majority in interest of the holders of Series A Preferred Stock, voting separately as a class with holders of shares of any other class of Preferred Stock upon which like voting rights have been conferred and are exercisable, shall be entitled to elect two directors of the Corporation until such right is terminated as provided herein.~~

      ~~(d) (i) Upon the occurrence of a Bank Debt Default or a Preferred Dividend Default, the Board of Directors of the Company shall promptly call a special meeting of the holders of shares of Series A Preferred Stock (and, in the case of a Preferred Dividend Default, any holders of shares of any other class of Preferred Stock who are then entitled to participate in the election of such directors) for the purpose of electing the directors provided by the foregoing provisions; provided that, in lieu of holding such meeting, the holders of record of Series A Preferred Stock (and, in the case of a Preferred Dividend Default, the holders of any such other Preferred Stock) may, by action taken by written consent as permitted by law and the Charter and Bylaws of the Corporation, elect such directors. At elections for such directors, each holder of Series A Preferred Stock shall be entitled to one vote for each share held. Upon the vesting of voting rights in the holders of Series A Preferred Stock as a result of a Preferred Dividend Default or a Bank Debt Default, the maximum authorized number of members of the Board of Directors shall automatically be increased by two (or such greater number as may be required in respect of a Bank Debt Default). The two vacancies (or greater number) so created shall be filled by vote of the holders of Series A Preferred Stock (and, in the case of a Preferred Dividend Default, the holders of any such other Preferred Stock). The right of the holders of Series A Preferred Stock, voting separately as a class (except as aforesaid), to elect members of the Board of Directors of the Corporation in the manner described above shall continue until such time as any Bank Debt Default shall have ceased (other than as a result of any waiver, amendment or accommodation granted by the lenders under such Senior Bank Facility), or all dividends accumulated on Series A Preferred Stock shall have been paid in full, as the case may be, at which time such right shall terminate, except as required by law, subject to vesting in the event of each and every subsequent Bank Debt Default and Preferred Dividend Default.~~
     ~~(ii) Upon any termination of the right of the holders of Series A Preferred Stock (and, in the case of a Preferred Dividend Default, the holders of shares of any other class of Preferred Stock who are then entitled to vote on the election of directors) to vote as a class for directors as herein provided, the term of office of all directors then in office elected by holders of Series A Preferred Stock (or such other holders, as the case may be) voting as a class (hereunder referred to as a “Preferred Stock Director”) shall terminate immediately. Any Preferred Stock Director may be removed by, and shall not be removed otherwise than by, the vote of the holders of record of Series A Preferred Stock (or, in the case of any Preferred Stock Director elected as a result of a Preferred Dividend Default, the holders of Series A Preferred Stock together with holders of any other Preferred Stock that participated in the election of such Preferred Stock Director) voting as a separate class, at a meeting called for such purpose or by written consent as permitted by law and the Charter and Bylaws of the Corporation. If the office of any Preferred Stock Director becomes vacant by reason of death, resignation, retirement, disqualification, removal from office, or otherwise, the remaining Preferred Stock Director or Directors may choose a successor who shall hold office for the unexpired term in respect of which such vacancy occurred or, if none remains in office, by vote of the holders of record of Series A Preferred Stock (or, in the case of any Preferred Stock Director elected as a result of a Preferred Dividend Default, the holders of Series A Preferred Stock together with holders of any other Preferred Stock that participated in the election of such Preferred Stock Director). Holders of Series A Preferred Stock shall not, as such stockholders, be entitled to vote on the election or removal of directors other than Preferred Stock Directors. Whenever the special voting powers vested in the holders of Series A Preferred Stock as provided herein shall have expired, the number of directors shall become such number as may be provided for in the Bylaws, irrespective of any increase made pursuant to the provisions hereof.~~
     ~~(iii) So long as any shares of the Series A Preferred Stock remain outstanding, the consent of the holders of at least 66-2/3% of the shares of Series A Preferred Stock then outstanding (voting separately as a class) given in person or by proxy, at any special or annual meeting called for such purpose, or by written consent as permitted by law and the Charter and Bylaws of the Corporation, shall be necessary to amend, alter or repeal any of the provisions of the Charter of the Corporation which would adversely affect any right, preference, privilege or voting power of Series A Preferred Stock or of the holders thereof; provided, however, that any such amendment, alteration or repeal, that would authorize, create or issue any additional shares of Preferred Stock or any other shares of stock (whether or not already authorized) ranking on a parity with or junior to the Series A Preferred Stock as to dividends and on the distribution of assets upon liquidation, dissolution or winding up, shall be deemed not to materially and adversely affect such rights, preferences, privileges or voting powers.~~

      ~~(e) The holder of each share of Series A Preferred Stock shall be entitled to vote together with the holders of shares of Common Stock and to cast the number of votes equal to the number of shares of Common Stock into which such shares of Series A Preferred Stock are then convertible in the event of any merger, consolidation or business combination or share exchange involving the Corporation or any sale, lease or conveyance of all or substantially all of the assets of the Corporation upon which the holders of Common Stock shall be entitled to vote, provided, however, that the holders of the Series A Preferred Stock shall not be entitled to vote upon acquisitions which, within any 12-month period, do not (i) involve greater than an aggregate of Twenty-Five Million Dollars ($25,000,000) of transaction value (including assumed liabilities, whether contingent or not) or (ii) adversely affect the economic or legal position of the Series A Preferred Stock or its rights, preferences, privileges or voting powers.~~
     ~~(f) The foregoing voting provisions shall not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of the Series A Preferred Stock shall have been redeemed for cash or converted for Common Stock and funds, if any, necessary for such redemption or conversion shall have been deposited in trust to effect such redemption.~~
~~SECTION 6. Liquidation Rights.~~
     ~~(a) Subject to the rights of holders of any class of Preferred Stock which the Corporation may in the future issue which ranks on a parity with the Series A Preferred Stock upon any dissolution, liquidation or winding up of the affairs of the Corporation, whether voluntary or involuntary (collectively, a “Liquidation”), the holders of shares of Series A Preferred Stock shall be entitled to receive out of the assets of the Corporation available for distribution to stockholders, whether from capital, surplus or earnings, before any distribution or payment is made to holders of Common Stock of the Corporation or on any other class of stock of the Corporation ranking junior as to assets distributable upon Liquidation to the shares of Series A Preferred Stock upon a Liquidation, liquidating distributions in the amount of $50 per share, plus the amount equal to all dividends accrued and unpaid thereon (including dividends accumulated and unpaid) to the date of Liquidation, and no more.~~
     ~~(b) Written notice of any Liquidation, stating the payment date or dates when and the place or places where the amounts distributable in such circumstances shall be payable, shall be given by first class mail postage prepaid, not less than 30 days prior to any payment date stated therein, to the holders of record of the Series A Preferred Stock at their respective addresses as the same shall appear on the books of the Corporation or any transfer agent for the Series A Preferred Stock.~~
     ~~(c) Neither the merger or consolidation of the Corporation into or with any other corporation, nor the merger or consolidation of any other corporation into or with the Corporation, nor a sale, transfer or lease of all or any part of the assets of the Corporation, shall, without further corporate action, be deemed to be a liquidation, dissolution or winding up of the affairs of the Corporation within the meaning of this Section 6.~~
~~SECTION 7. Tax Provisions.~~
     ~~(a) The Corporation will treat the Series A Preferred Stock as equity (not debt) for all federal, state, local and other tax purposes.~~
     ~~(b) The Corporation will use its reasonable best efforts to ensure that it has adequate earnings and profits, within the meaning of Section 312 of the Internal Revenue Code of 1986, as amended (the “Code ), or any successor provision, to ensure that all dividend distributions on the Series A Preferred Stock and all distributions in redemption of the Series A Preferred Stock that are treated as distributions with respect to stock under Section 302(d) of the Code (or any successor provision) will be treated as dividends within the meaning of Section 316 of the Code (or any successor provision); provided that such reasonable best efforts shall not require the Corporation to incur any material out-of-pocket costs unless such costs are reimbursed by the initial holder of the Series A Preferred StockB.~~ Series Preferred Stock
     The Board of Directors of the Corporation shall have the power from time to time (a) to classify or reclassify, in one or more series, any unissued shares of Series Preferred Stock and (b) to reclassify any unissued shares of any series of Series Preferred Stock, in the case of either (a) or (b) by setting or changing the number of shares constituting such series and the designation, ~~preference~~preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption of such shares, and, in such event, the Corporation shall file for record with the State Department of Assessments and Taxation of Maryland articles supplementary in substance and form as prescribed by the GCL.
     Without limiting any of the foregoing, the Board of Directors shall be entitled to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series ~~or~~of Series Preferred Stock subsequent to the issuance of shares of that series.
~~C~~B. Common Stock
     Subject to the rights of holders of shares of ~~Series A Preferred Stock and~~ any series of Series Preferred Stock established pursuant to Section ~~B~~A of this Article VI, each share of Common Stock shall entitle the holder to one vote per share on all matters upon which stockholders are entitled to vote, to receive dividends and other distributions authorized by Board of Directors in accordance with the GCL and to all rights of a stockholder pursuant thereto. The Common Stock shall have no preferences or preemptive, conversion or exchange rights.
~~D~~C. General
     In determining whether a distribution (other than upon voluntary or involuntary liquidation), by dividend, redemption or other acquisition of shares or otherwise, is permitted under the GCL, no effect shall be given to amounts that would be needed, if the Corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of stockholders whose preferential rights upon dissolution are superior to those receiving the distribution.
ARTICLE VII
Provisions Defining, Limiting ~~And~~and Regulating Powers
     The following provisions are hereby adopted for the purposes of defining, limiting and regulating the powers of the Corporation and the directors and stockholders, subject, however, to any provisions, conditions and restrictions hereafter authorized pursuant to Article VI hereof:
     SECTION 1. The Board of Directors of the Corporation is empowered to authorize the issuance from time to time of shares of its stock of any class, whether now or hereafter authorized, and securities convertible into shares of its stock of any class, whether now or hereafter authorized, for such consideration as the Board of Directors may deem advisable, subject to such limitations and restrictions, if any, as may be set forth in the Bylaws of the Corporation.
     SECTION 2. No holders of shares of stock of the Corporation of any class shall have any preemptive or other right to subscribe for or purchase any part of any new or additional issue of stock of any class or of securities convertible into stock of any class, whether now or hereafter authorized, and whether issued for money, for a consideration other than money or by way of dividend.
     SECTION 3. The Board of Directors shall have the power, from time to time, to determine whether any, and if any, what part, of the surplus of the Corporation shall be declared in dividends and paid to the stockholders, and to direct and determine the use and disposition of any such surplus. The Board of Directors may in its discretion use and apply any of such surplus in purchasing or acquiring any of the shares of the stock of the Corporation, or any of its bonds or other evidences of indebtedness, to such extent and in such manner and upon such lawful terms as the Board of Directors shall deem expedient.
     SECTION 4. The Corporation reserves the right to adopt, repeal, rescind, alter or amend in any respect any provision contained in this Charter, including but not restricted to, any amendments changing the terms of any class of its stock by classification~~.~~, reclassification or otherwise, and all rights conferred on stockholders herein are granted subject to this reservation.

     SECTION 5. Notwithstanding any provision of law requiring any action to be taken or authorized by the affirmative vote of the holders of a designated proportion of the shares of stock of the Corporation, or to be otherwise taken or authorized by vote of the stockholders, such action shall be effective and valid, except as otherwise required by provisions of the Charter, if taken or authorized by the affirmative vote, at a meeting, of a majority of all votes entitled to be cast on the matter.
ARTICLE VIII
Bylaws
~~ByLaws~~
     The Board of Directors shall have the power, at any regular or special meeting of the Board of Directors (or by action taken pursuant to Article XII), to make and adopt, or to amend, rescind, alter or repeal, any Bylaws of the Corporation. The Bylaws may contain any provision for the regulation and management of the affairs of the Corporation not inconsistent with law or the provisions of the Charter.
ARTICLE IX
Inspection of Records by Stockholders
     The Board of Directors shall have power to determine from time to time whether and to what extent and at what times and places and under what conditions and regulations the books, records, accounts, and documents of the Corporation, or any of them, shall be open to inspection by stockholders, except as otherwise provided by law or by the Bylaws; and except as so provided no stockholders shall have any rights to inspect any book, record, account or document of the Corporation unless authorized to do so by resolution of the Board of Directors.
ARTICLE X
Compensation
     The Board of Directors in its discretion may allow, in and by the Bylaws of the Corporation or by resolution, the payment of expenses, if any, to directors for attendance at each regular or special meeting of the Board of Directors or of any committee thereof, and the payment of reasonable compensation to such directors for their services as members of the Board of Directors, or any committee thereof, and shall fix the basis and conditions upon which such expenses and compensation shall be paid. Any member of the Board of Directors or of a committee thereof, also may serve the Corporation in any other capacity and receive compensation therefor in any form.
ARTICLE XI
Indemnification ~~And~~and Limitation ~~Of~~of Liability ~~Of~~of Directors ~~And~~and Officers
     SECTION 1. The Board of Directors shall have the power to adopt Bylaws or resolutions for the indemnification of the Corporation~~'~~’s directors, officers, employees and agents, provided that any such Bylaws or resolutions shall be consistent with applicable law.
     SECTION 2. To the maximum extent that Maryland law in effect from time to time permits limitation of the liability of directors and officers, no director or officer of the Corporation shall be liable to the Corporation or its stockholders for money damages. Neither the amendment nor repeal of this Article, nor the adoption or amendment of any provision of the Charter or Bylaws inconsistent with this Article, shall apply to or affect in any respect the applicability of the preceding sentence with respect to any act or failure to act which occurred prior to such amendment, repeal or adoption.

ARTICLE XII
Informal Action ~~By~~by Board ~~Of~~of Directors
     Any action required or permitted to be taken at any meeting of the Board of Directors, or of any committee thereof, may be taken without a meeting, if a written consent to such action is signed by all members of the Board of Directors or of such committee, as the case may be, and such written consent is filed with the minutes of proceedings of the Board of Directors or such committee.
~~ARTICLE XIII~~ARTICLE XIII
Approval of Certain Transactions and Other Matters

 ~~Business Combinations~~
     ~~SECTION 1. The affirmative vote of the holders of not less than (i) 80% of the outstanding shares of “Voting Stock” (as hereinafter defined) of the Corporation and (ii) not less than 67% of the outstanding shares of Voting Stock of the Corporation held by stockholders other than a “Related Person” (as hereinafter defined) shall be required for the approval or authorization of any “Business Combination” (as hereinafter defined) involving a Related Person; provided, however, that the foregoing voting requirements shall not be applicable and the other applicable provisions of the Charter related to the percentage of stockholder approval required, if any, shall apply to any such Business Combination if:~~
     ~~Clause 1. The “Continuing Directors” of the Corporation (as hereinafter defined) by a two-thirds vote have expressly approved the Business Combination either in advance of or subsequent to the acquisition of outstanding shares of Voting Stock of the Corporation that caused the Related Person to become a Related Person; or~~
     ~~Clause 2. The following conditions are satisfied:~~
     ~~(a) The aggregate amount of the cash and fair market value of the property, securities, or other consideration to be received per share of Voting Stock of the Corporation in the Business Combination by holders of Voting Stock of the Corporation, other than the Related Person involved in the Business Combination, is not less than the “Highest Per Share Price” or the “Highest Equivalent Price” (as these terms are hereinafter defined) paid after the Merger Date by the Related Person in acquiring any of its holdings of the Corporation’s Voting Stock; and~~
     ~~(b) A proxy statement complying with the requirements of the Securities Exchange Act of 1934, as amended, shall have been mailed to all stockholders of the Corporation for the purpose of soliciting stockholder approval of the Business Combination. The proxy statement shall contain at the front thereof, in a prominent place, the position of the Continuing Directors as to the advisability (or inadvisability) of the Business Combination and, if deemed advisable by a majority of the Continuing Directors, the opinion of an investment banking firm selected by the Continuing Directors as to the fairness of the terms of the Business Combination, from the point of view of the holders of the outstanding shares of Voting Stock of the Corporation other than any Related Person.~~
     ~~SECTION 2. For purposes of this Article XIII:~~
     ~~Clause 1. The term “Business Combination” shall mean:~~
     ~~(a) any merger, consolidation or share exchange of the Corporation or any of its subsidiaries into or with a Related Person, in each case irrespective of which corporation or company is the surviving entity in the merger or consolidation;~~
     ~~(b) any sale, lease, exchange, mortgage, pledge, transfer or other disposition to or with a Related Person (in a single transaction or a series of related transactions) of all or a~~

~~Substantial Part (as hereinafter defined) of the assets of the Corporation (including without limitation any securities of a subsidiary) or a Substantial Part of the assets of any of its subsidiaries;~~
     ~~(c) any sale, lease, exchange, mortgage, pledge, transfer, or other disposition to or with the Corporation or to or with any of its subsidiaries (in a single transaction or series of related transactions) of all or a Substantial Part of the assets of a Related Person;~~
     ~~(d) the issuance or transfer of any equity securities of the Corporation or any of its subsidiaries by the Corporation or such subsidiary (in a single transaction or a series of related transactions) to a Related Person (other than an issuance or transfer of securities which is effected on a pro rata basis to all stockholders of the Corporation);~~
     ~~(e) the acquisition by the Corporation or any of its subsidiaries of any equity securities of a Related Person;~~
     ~~(f) any reclassification of securities or recapitalization that would have the effect of increasing the voting power of a Related Person; or~~
     ~~(g) any agreement, contract, or other arrangement providing for any of the transactions described in this definition of Business Combination.~~
     ~~Clause 2. The term “Related Person” shall mean any individual, corporation, partnership, or other person or entity which, as of the record date for the determination of stockholders entitled to notice of and to vote on any Business Combination or, immediately prior to the consummation of such transaction, together with their “Affiliates” and “Associates” (as defined in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934 as in effect at the Merger Date (collectively and as so in effect, the “Exchange Act”) ), which on or after the Merger Date became and then are “Beneficial Owners” (as defined in Rule 13d-3 of the Exchange Act) in the aggregate of 10% or more of the outstanding shares of any class or series of Voting Stock of the Corporation, and any Affiliate or Associate of any such individual, corporation, partnership, or other person or entity. Notwithstanding the foregoing, neither Martin Marietta Corporation nor Lockheed Corporation, nor any of their Subsidiaries (as hereinafter defined), shall be a “Related Person.”~~
     ~~Clause 3. The term “Substantial Part” shall mean more than 20% of the fair market value, as determined by two-thirds of the Continuing Directors, of the total consolidated assets of the Corporation and its subsidiaries taken as a whole as of the end of its most recent fiscal year ending prior to the time the determination is being made, subject to adjustments made by the Continuing Directors to take into account transactions made subsequent to year end.~~
     ~~Clause 4. For the purposes of Clause 2(a) of Section 1 of this Article XIII, the term “other consideration to be received” shall include, without limitation, any shares of any class or series of capital stock of the Corporation retained by stockholders of the Corporation other than Related Persons or parties to such Business Combination in the event of a Business Combination in which the Corporation is the surviving corporation.~~
~~Clause 5. The term “Subsidiary” shall mean any corporation of which a majority of the Voting Stock thereof entitled to vote generally in the election of directors is owned, directly or indirectly, by the Corporation (or another corporation, if so indicated).~~
~~Clause 6. The term “Voting Stock” shall mean all outstanding shares of capital stock of the Corporation or another corporation entitled to vote generally in the election of directors, and each reference to a proportion of shares of Voting Stock shall refer to such proportion of the votes entitled to be cast by such shares.~~
~~Clause 7. The term “Continuing Director” shall mean a director who either:~~

     ~~(a) was a member of the Board of Directors of the Corporation immediately prior to the time that the Related Person involved in a Business Combination became the Beneficial Owner of 10% of any class or series of Voting Stock of the Corporation; or~~
     ~~(b) was designated (before his or her initial election as director) as a Continuing Director by a majority of the then Continuing Directors.~~
     ~~Clause 8. A “Related Person” shall be deemed to have acquired a share of the Voting Stock of the Corporation at the time when such Related Person became the Beneficial Owner thereof. With respect to the shares owned by Affiliates, Associates, or other persons whose ownership is attributed to a Related Person under the foregoing definition of Related Person, if the price paid by such Related Person for such shares is not determinable by the Continuing Directors, the price so paid shall be deemed to be the higher of:~~
     ~~(a) the price paid upon the acquisition thereof by the Affiliate, Associate, or other person; or~~
     ~~(b) the market price of the shares in question at the time when the Related Person became the Beneficial owner thereof.~~
     ~~Clause 9. The terms “Highest Per Share Price” and “Highest Equivalent Price” as used in this Article XIII shall mean the following. If there is only one class of Voting Stock of the Corporation issued and outstanding, the Highest Per Share Price shall mean the highest price that can be determined to have been paid at any time on or after the Merger Date by the Related Person for any share or shares of that class of Voting Stock. If there is more than one class of Voting Stock of the Corporation issued and outstanding, the Highest Equivalent Price shall mean, with respect to each class and series of Voting Stock of the Corporation, the amount determined by two-thirds of the Continuing Directors, on whatever basis they believe is appropriate, to be the highest per share price equivalent to the highest price that can be determined to have been paid at any time by the Related Person for any share or shares of any class or series of Voting Stock of the Corporation. In determining the Highest Per Share Price and Highest Equivalent Price, all purchases after the Merger Date by the Related Person shall be taken into account regardless of whether the shares were purchased before or after the Related Person became a Related Person. Also, the Highest Per Share Price and the Highest Equivalent Price shall include any brokerage commissions, transfer taxes, and soliciting dealers’ fees paid by the Related Person with respect to the shares of Voting Stock of the Corporation acquired by the Related Person. In the case of any Business Combination with a Related Person, the Highest Equivalent Price for each class and series of the Voting Stock of the Corporation shall be determined by the Continuing Directors.~~
     ~~SECTION 3. Any amendment, change, or repeal of this Article XIII, or any other amendment of this Charter which will have the effect of modifying or permitting circumvention of this Article XIII, shall require the favorable vote, at a meeting of the stockholders of the Corporation, of the holders of at least (i) 80% of the then outstanding shares of the Voting Stock of the Corporation and (ii) 67% of the outstanding shares of Voting Stock of the Corporation held by stockholders other than a Related Person; provided, however, that this Section 3 shall not apply to and such vote shall not be required for any such amendment, change, or repeal recommended to stockholders by the affirmative vote of not less than two-thirds of the Continuing Directors and such amendment, change, or repeal so recommended shall require only the vote, if any, required under the applicable provision of the Charter. For the purposes of this Section 3 only, if at the time when any such amendment, change, or repeal is under consideration there is no proposed Business Combination (in which event, the definition of Continuing Director in Clause 7 of Section 2 of this Article XIII would be inapplicable), the “Continuing Directors” shall be deemed to be those persons who are members of the Board of Directors of the Corporation at the Merger Date, plus those persons who are Continuing Directors under Clause 7(b) of Section 2 of this Article XIII.~~
~~ARTICLE XIV~~
~~Regulation Of Transactions Involving The Purchase of Stock At A Premium~~
~~Over Market~~

     SECTION 1. Any purchase by the Corporation of shares of Voting Stock (as hereinafter defined) from an Interested Stockholder (as hereinafter defined) who has beneficially owned such securities for less than two years prior to the date of such purchase or any agreement in respect thereof, other than pursuant to an offer to the holders of all of the outstanding shares of the same class as those so purchased, at a per share price in excess of the Market Price (as hereinafter defined), at the time of such purchase, of the shares so purchased, shall require the affirmative vote of the holders of a majority of the voting power of the Voting Stock not beneficially owned by the Interested Stockholder, voting together as a single class.
     SECTION 2. In addition to any affirmative vote required by law or the Charter:
     Clause 1. Any merger or consolidation of the Corporation or any Subsidiary (as hereinafter defined) with (i) any Interested Stockholder or (ii) any other corporation (whether or not itself an Interested Stockholder) which is, or after such merger or consolidation would be, an Affiliate (as hereinafter defined) of an Interested Stockholder;
     Clause 2. Any sale, lease, exchange, mortgage, pledge, transfer, or other disposition (in one transaction or a series of transactions) to or with any Interested Stockholder or any Affiliate of any Interested Stockholder of any assets of the Corporation or any Subsidiary having an aggregate Fair Market Value (as hereinafter defined) of $10,000,000 or more;
     Clause 3. The issuance or transfer by the Corporation or any Subsidiary (in one transaction or a series of transactions) of any equity securities of the Corporation or any Subsidiary having an aggregate Fair Market Value of $10,000,000 or more to any Interested Stockholder or any Affiliate of any Interested Stockholder in exchange for cash, securities, or other property (or combination thereof);
     Clause 4. The adoption of any plan or proposal for the liquidation or dissolution of the Corporation proposed by or on behalf of an Interested Stockholder or any Affiliate of any Interested Stockholder; or
     Clause 5. Any reclassification of securities (including any reverse stock split), or recapitalization of the Corporation, or any merger or consolidation of the Corporation with any of its Subsidiaries, or any other transaction (whether or not with or into or otherwise involving an Interested Stockholder) which has the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of any class of equity or convertible securities of the Corporation or any Subsidiary which is directly or indirectly owned by any Interested Stockholder or any Affiliate of any Interested Stockholder;
shall require the affirmative vote of the holders of a majority of the voting power of the Voting Stock not beneficially owned by any Interested Stockholder, voting together as a single class; provided, however, that no such vote shall be required for (i) the purchase by the Corporation of shares of Voting Stock from an Interested Stockholder unless such vote is required by Section 1 of this Article ~~XIV~~XIII, (ii) any transaction approved by a majority of the Disinterested Directors (as hereinafter defined), or (iii) ~~any transaction with an Interested Stockholder who shall also be a Related Person as defined under Article XIII and to which the provisions of Article XIII apply, or (iv)~~ any transaction with an Interested Stockholder who has beneficially owned his shares of Voting Stock for two years or more.
     SECTION 3.
     Clause 1. In the event that there shall exist a Substantial Stockholder (as hereinafter defined) of the Corporation and such existence shall be known or made known to the Corporation in advance of a meeting of stockholders at which directors will be elected, each holder of Voting Stock shall be entitled, in connection with any vote taken for such election of directors, to as many votes as shall equal the number of votes which (except for this provision as to cumulative voting) such stockholder would be entitled to cast for the election of directors with respect to such stockholder~~'~~’s shares of Voting Stock multiplied by the number of directors to be elected, and such stockholder may cast all of such votes for a single director or may distribute them among the number of directors to be voted for, or for any two or more of them as such stockholder may see fit.

     Clause 2. In connection with any election of directors in which stockholders are entitled to cumulative voting, one or more candidates may be nominated by a majority of the Disinterested Directors or by any person who is the beneficial owner of shares of Voting Stock having an aggregate Market Price of $250,000 or more.
     Clause 3. The Corporation‘‘s proxy statement and other communications with respect to such an election shall contain on an equal basis and at the expense of the Corporation, descriptions and other statements of or with respect to all nominees for election which qualify under the procedures set forth in this Section 3.
SECTION 4. For the purpose of this Article ~~XIV~~XIII:
     Clause 1. A ~~"~~“person~~"~~” shall mean any individual, firm, corporation, partnership, or other entity.
     Clause 2. ~~"~~“Voting Stock~~"~~” shall mean all outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors and each reference to a proportion of shares of Voting Stock shall refer to such proportion of the votes entitled to be cast by such shares.
     Clause 3. ~~"~~“Interested Stockholder~~"~~” shall mean any person (other than the Corporation or any Subsidiary or any employee benefit plan maintained by the Corporation or any Subsidiary) who or which:
     (a) is the beneficial owner, directly or indirectly, of 5% or more of the voting power of the outstanding Voting Stock;
     (b) is an Affiliate of the Corporation and at any time within the two-year period immediately prior to the date as of which a determination is being made was the beneficial owner, directly or indirectly, of 5% or more of the voting power of the then outstanding Voting Stock; or
     (c) is an assignee of or has otherwise succeeded to any shares of Voting Stock which were at any time within the two-year period immediately prior to the date as of which a determination is being made beneficially owned by any person described in Clauses 3(a) or 3(b) of this Section 4 if such assignment or succession shall have occurred in the course of a transaction or series of transactions not involving a public offering within the meaning of the Securities Act of 1933, as amended.
     Clause 4. The term ~~"~~“Substantial Stockholder~~"~~” shall mean any person (other than the Corporation or any Subsidiary or any employee benefit plan maintained by the Corporation or any Subsidiary) who or which is the beneficial owner of Voting Stock representing 40% or more of the votes entitled to be cast by the holders of all the outstanding shares of Voting Stock.
     Clause 5. A person shall be a ~~"~~“beneficial owner~~"~~” of any Voting Stock:
     (a) which such person or any of its Affiliates or Associates (as hereinafter defined) beneficially owns, directly or indirectly;
     (b) which such person or any of its Affiliates or Associates has (i) the right to acquire (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement, or understanding, or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, or (ii) the right to vote pursuant to any agreement, arrangement, or understanding; or
     (c) which are beneficially owned, directly or indirectly, by any other person with which such person or any of its Affiliates or Associates has any agreement, arrangement, or understanding for the purpose of acquiring, holding, voting, or disposing of any shares of Voting Stock.

     Clause 6.
     (a) For the purposes of determining whether a person is an Interested Stockholder pursuant to Clause 3 of this Section 4 or a Substantial Stockholder pursuant to Clause 4 of this Section 4, the number of shares of Voting Stock deemed to be outstanding shall include shares deemed owned through application of Clause 5 of this Section 4, but shall not include any other shares of Voting Stock which may be issuable pursuant to any agreement, arrangement, or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.
     (b) Notwithstanding anything to the contrary in Clause 3 or Clause 4 of this Section 4, ~~neither Martin Marietta Corporation or Lockheed Corporation, nor any of their~~ none of the Subsidiaries of the Corporation, shall be an ~~"~~“Interested Stockholder~~"~~” or a ~~"~~“Substantial Stockholder~~"~~”.
     Clause 7. ~~"~~“Affiliate~~"~~” and ~~"~~“Associate~~"~~” shall have the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the Exchange Act.
     Clause 8. ~~"~~“Subsidiary~~"~~” shall mean any corporation of which a majority of the voting stock thereof entitled to vote generally in the election of directors is owned, directly or indirectly, by the Corporation (or another corporation, if so indicated).
     Clause 9. ~~"~~“Market Price~~"~~” shall mean: the last closing sale price immediately preceding the time in question of a share of the stock in question on the Composite Tape for New York Stock Exchange — Listed Stocks, or if such stock is not quoted on the Composite Tape, on the New York Stock Exchange, Inc., or if such stock is not listed on such Exchange, on the principal United States securities exchange registered under the Securities Exchange Act of 1934 on which such stock is listed, or if such stock is not listed on any such exchange, the last closing bid quotation with respect to a share of such stock immediately preceding the time in question on the National Association of Securities Dealers, Inc. Automated Quotations System or any system then in use (or any other system of reporting or ascertaining quotations then available), or if such stock is not so quoted, the Fair Market Value at the time in question of a share of such stock as determined by the Board of Directors in good faith.
     Clause 10. ~~"~~“Fair Market Value~~"~~” shall mean:
     (a) in the case of stock, the Market Price, and
     (b) in the case of property other than cash or stock, the fair market value of such property on the date in question as determined by the Board of Directors in good faith.
     Clause 11. ~~"~~“Disinterested Director~~"~~” shall mean any member of the Board of Directors of the Corporation who is unaffiliated with an Interested Stockholder and was a member of the Board of Directors prior to the time that the Interested Stockholder became an Interested Stockholder, and any successor of a Disinterested Director who is unaffiliated with an Interested Stockholder as is recommended to succeed a Disinterested Director by a majority of Disinterested Directors then on the Board of Directors.
     SECTION 5. A majority of the Disinterested Directors shall have the power and duty to determine for the purposes of this Article ~~XIV~~XIII, on the basis of information known to them after reasonable inquiry, whether (i) a person is an Interested Stockholder, (ii) a person is a Substantial Stockholder, or (iii) a transaction or series of transactions constitutes one of the transactions described in Section 2 of this Article ~~XIV~~XIII.
     SECTION 6. Notwithstanding any other provisions of the Charter (and notwithstanding the fact that a lesser percentage may be specified by law, the Charter, or the Bylaws of the Corporation), the affirmative vote of the holders of at least 80% of the votes entitled to be cast by holders of outstanding Voting Stock, voting together as a single class, shall be required to amend or repeal, or adopt any provisions inconsistent with, this Article ~~XIV~~XIII.

APPENDIX C
DIRECTIONS TO ANNUAL MEETING LOCATION
Norfolk Marriott Waterside Hotel
235 East Main Street
Norfolk, Virginia 23510
Telephone: (757) 627.4200
North (From Washington, DC)
Take I-95 South to I-64 East. To bypass Richmond, you can also take I-295 towards Norfolk and then take I-64 East. From I-64 East, take exit #284A onto I-264 West/Norfolk. Take exit #9/Waterside Dr. (a left hand exit). Turn right at 2nd light onto Atlantic and make the 1st left onto Main Street. Hotel is directly on your left.
South (From North Carolina)
Take I-95 North to Emporia exit. Then go east on Highway 58 to I-264 East. Take exit #9/Waterside Drive. Turn right at 2nd light onto Atlantic and make the 1st left onto Main Street. Hotel is directly on your left.
East (From Virginia Beach)
Take I-264 West/Norfolk. Take exit #9/Waterside Drive (a left hand exit). Turn right at 2nd light onto Atlantic and make the 1st left onto Main Street. Hotel is directly on your left.
West (From Richmond and Hampton)
Take I-64 East. Then take exit #284A onto I-264 West/Norfolk. Take exit #9/Waterside Drive (a left hand exit). Turn right at 2nd light onto Atlantic and make the 1st left onto Main Street. Hotel is directly on your left.
Eastern Shore
Take Highway 13 South to the Chesapeake Bay Bridge Tunnel. At end of bridge follow signs for Norfolk. This will put you onto Northampton Blvd. Look for I-64East/Norfolk. Take exit #284A/Norfolk, this will put you on I-264/West. Take exit #9/Waterside Drive (a left hand exit). Turn right at 2nd light onto Atlantic and make the 1st left onto Main Street. Hotel is directly on your left.
Norfolk International Airport
As you exit airport, follow Norview Avenue until you see the signs for I-64 East/Norfolk. Take I-64 East, then take exit #284A onto I-264 West/Norfolk. Take exit #9/Waterside Drive (a left hand exit). Turn right at 2nd light onto Atlantic and make the 1st left onto Main Street. Hotel is directly on your left.

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Annual Meeting Admission Ticket

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MR A SAMPLE	000000000.000 ext
DESIGNATION (IF ANY)	000000000.000 ext
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PLEASE REFER TO THE REVERSE SIDE FOR TELEPHONE AND INTERNET VOTING INSTRUCTIONS.

Annual Meeting Proxy Card	C0123456789	12345

☐	I will attend the Meeting.	MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS)
☐	Mark box if address change is on reverse side.
☐	Mark box if comments are on reverse side.
     A Election of Directors (see below): The Board of Directors recommends a vote FOR the listed nominees.

		For	Withhold		For	Withhold		For	Withhold
1.	Nominees:

	01 - E.C. “Pete” Aldridge, Jr.	☐	☐	06 - James M. Loy	☐	☐	11 - James M. Schneider	☐	☐

	02 - Nolan D. Archibald	☐	☐	07 - Douglas H. McCorkindale	☐	☐	12 - Anne Stevens	☐	☐

	03 - Marcus C. Bennett	☐	☐	08 - Eugene F. Murphy	☐	☐	13 - Robert J. Stevens	☐	☐

	04 - James O. Ellis, Jr.	☐	☐	09 - Joseph W. Ralston	☐	☐	14 - James R. Ukropina	☐	☐

	05 - Gwendolyn S. King	☐	☐	10 - Frank Savage	☐	☐	15 - Douglas C. Yearley	☐	☐
      B Proposals: The Board of Directors recommends a vote FOR Proposals 2, 3 and 4, and a vote AGAINST Proposals 5, 6, 7 and 8.

		For	Against	Abstain
2.	Ratification of Appointment of Independent Auditors	☐	☐	☐

3.	Management Proposal	☐	☐	☐
Adoption of Performance Goals Within the 2006 Management Incentive Compensation Plan

		For	Against	Abstain
4.	Management Proposal Approval of Amendment and Restatement of The Charter	☐	☐	☐

5.	Stockholder Proposal	☐	☐	☐
By Evelyn Y. Davis

6.	Stockholder Proposal By John Chevedden	☐	☐	☐

		For	Against	Abstain
7.	Stockholder Proposal	☐	☐	☐
By The Sisters of St. Francis of Philadelphia And Other Groups

		For	Against	Abstain
8.	Stockholder Proposal
	By The Sisters of Mercy And Other Groups	☐	☐	☐

      C Authorized Signatures - Sign Here - This section must be completed for your instructions to be executed.
      The signer hereby revokes all previous proxies given by the signer to vote at the Annual Meeting or any adjournments thereof.

Signature 1 - Please keep signature within the box	Signature 2 - Please keep signature within the box	Date (mm/dd/yyyy)
/ /
If returning by mail, please fold and return card in the envelope provided.

0 0 7 6 7 6 1	8 U P X	C O Y

ADMISSION TICKET
(Please bring this ticket and a form of personal identification, including photo, with you to the registration desk if you are attending the Annual Meeting).
Annual Meeting of Stockholders
Thursday, April 27, 2006, 10:30 a.m. (Eastern time)
Norfolk Marriott Waterside Hotel
(Marriott Ballroom)
235 East Main Street
Norfolk, Virginia 23510
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LOCKHEED MARTIN CORPORATION Annual Meeting Proxy Card For Annual Meeting of Stockholders
The undersigned hereby appoints Nolan D. Archibald, James R. Ukropina and Douglas C. Yearley, each of them proxies of the undersigned with respect to common stock of Lockheed Martin Corporation (the “Corporation”) owned by the undersigned, with full power of substitution, to vote and act for the undersigned at the Annual Meeting of Stockholders (the “Annual Meeting”) of the Corporation to be held at 10:30 a.m., Eastern time, on April 27, 2006, at the Norfolk Marriott Waterside Hotel, 235 East Main Street, Norfolk, Virginia 23510, and at any adjournment or postponement thereof. If the undersigned is a participant in one or more of the Corporation’s 401(k) or other profit sharing plans and has stock allocated to his or her account(s), the undersigned hereby instructs the Trustee of the plan(s) to vote such shares of stock in accordance with the instructions on the reverse side of this card at the Annual Meeting and any adjournment thereof in accordance with its discretion on such other matters as may properly come before the Annual Meeting. Plan shares for which no card is received will be voted by the Trustee at its discretion. Stockholders and plan participants are requested to mark, date and sign this card on the reverse side and to return it promptly in the enclosed envelope, or to vote by telephone or Internet (see the instructions below).
To vote in accordance with the Board of Directors’ recommendations, please sign and date on the reverse side; no boxes need to be checked.

ADDRESS CHANGE: If address change has been made below, mark the appropriate box on the reverse side of this card.	COMMENTS: If comments have been made below, mark the appropriate box on the reverse side of this card.

Telephone and Internet Voting Instructions
Available 24 hours a day 7 days a week!
You may choose one of the two voting methods outlined below to vote your proxy.
If you vote by telephone or the Internet please DO NOT mail back this proxy card.

•	Call toll free 1-800-652-VOTE (8683) in the United States or Canada any time on a touch tone telephone. There is NO CHARGE to you for the call. For outside the United States, call 1-781-575-2300.	•	Go to the following web site: WWW.COMPUTERSHARE.COM/EXPRESSVOTE

•	Follow the simple instructions provided by the recorded message.	•	Enter the information requested on your computer screen and follow the simple instructions.
Proxies submitted by telephone or the Internet must be received by 11:59 p.m., Eastern Time on April 26, 2006.
Your vote is IMPORTANT. PLEASE VOTE IMMEDIATELY!

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